                                                     FILED PURSUANT TO
                                                     RULE NO. 424(b)(4)
                                                     REGISTRATION NO. 333-53393


PROSPECTUS
                               21,000,000 SHARES

                [LOGO OF GLOBAL CROSSING LTD. APPEARS HERE]

                                 COMMON STOCK

                                  -----------

  Of the 21,000,000 shares of Common Stock, par value $.01 per share, offered hereby (the "Shares"), 16,800,000 Shares are being offered by the U.S. Underwriters (as defined herein) in the United States and Canada (the "U.S. Offering") and 4,200,000 Shares are being offered by the International Underwriters (as defined herein) in a concurrent international offering outside the United States and Canada (the "International Offering" and, collectively with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Underwriters (collectively, the "Underwriters"). The Price to Public and Underwriting Discount per Share will be identical for the U.S. Offering and the International Offering. See "Underwriting." The closings of the U.S. Offering and the International Offering are conditioned upon each other.

  Of the 21,000,000 Shares offered hereby, 19,060,000 Shares are being sold by Global Crossing Ltd., a Bermuda company ("GCL" or the "Issuer" and, together with its subsidiaries, "Global Crossing" or the "Company"), and 1,940,000 Shares are being sold by certain selling shareholders (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

  Prior to the Offerings, there has been no public market for the Common Stock of the Issuer. See "Underwriting" for information relating to the factors considered in determining the Price to Public. Upon completion of the Offerings, purchasers of Shares in the Offerings will own approximately 10.40% (11.78% if the Underwriters' over-allotment options are exercised in full) and existing shareholders will own 89.60% (88.22% if the over-allotment options are exercised in full) of the outstanding Common Stock. See "Principal and Selling Shareholders."

  The Issuer's Common Stock has been approved for listing on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "GBLX" and will be listed supplementally on the Bermuda Stock Exchange.

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                                  -----------
 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE   SECURITIES
      COMMISSION   PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS
        PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY  IS A CRIMINAL
          OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         UNDERWRITING
            PRICE TO    DISCOUNTS AND  PROCEEDS TO  PROCEEDS TO SELLING
              PUBLIC    COMMISSIONS(1) COMPANY (2)     SHAREHOLDERS
-----------------------------------------------------------------------
Per Share     $19.00        $1.14         $17.86          $17.86
-----------------------------------------------------------------------
Total(3)   $399,000,000  $23,940,000   $340,411,600     $34,648,400

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 (1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."
 (2) Before deducting expenses estimated at $2,900,000 payable by the Company.
 (3) The Company has granted to the U.S. Underwriters and the International Underwriters 30-day options to purchase up to an aggregate of 3,150,000 additional shares of Common Stock at the Price to Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise such options in full, the total
     Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $458,850,000, $27,531,000 and $396,670,600, respectively.
     See "Underwriting."

                                  -----------
  The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to such Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the offices of Smith Barney Inc. at 333 West 34th Street, New York, New York 10001 or through the facilities of The Depository Trust Company (the "Depository") on or about August 19, 1998.

                                  -----------

                          Joint Book-Running Managers

SALOMON SMITH BARNEY                                        MERRILL LYNCH & CO.

                                  -----------
CIBC OPPENHEIMER
                 DEUTSCHE BANK SECURITIES
                                 GOLDMAN, SACHS & CO.
                                                     MORGAN STANLEY DEAN WITTER

The date of this Prospectus is August 13, 1998.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK, EFFECTING SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  THIS PROSPECTUS HAS BEEN FILED WITH THE REGISTRAR OF COMPANIES IN BERMUDA PURSUANT TO PART III OF THE COMPANIES ACT, 1981 OF BERMUDA AND THE BERMUDA MONETARY AUTHORITY ("BMA") HAS GIVEN ITS CONSENT TO THE ISSUE AND TRANSFER OF UP TO 24,150,000 SHARES OF COMMON STOCK. IN ACCEPTING THE PROSPECTUS FOR FILING, THE REGISTRAR OF COMPANIES ACCEPTS NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSALS OR FOR THE CORRECTNESS OF ANY STATEMENTS MADE OR OPINIONS EXPRESSED WITH REGARD TO THEM. APPROVALS OR PERMISSIONS RECEIVED FROM THE BMA DO NOT CONSTITUTE A GUARANTEE BY THE BMA AS TO THE PERFORMANCE OF THE COMPANY OR ITS CREDIT WORTHINESS. ACCORDINGLY, IN GIVING SUCH APPROVALS OR PERMISSIONS, THE BMA SHALL NOT BE LIABLE FOR THE PERFORMANCE OR THE DEFAULT OF THE COMPANY OR FOR THE CORRECTNESS OF ANY OPINIONS OR STATEMENTS EXPRESSED IN THIS PROSPECTUS.

  THE BERMUDA STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATIONS AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON ANY PART OF THE CONTENTS OF THIS DOCUMENT.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

  The Issuer is organized pursuant to the laws of Bermuda. In addition, certain of the directors and officers of the Issuer reside outside the United States and a substantial portion of the assets of the Issuer are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them in courts of the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. The Company has been advised by its legal counsel in Bermuda, Appleby, Spurling & Kempe, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters subject to certain conditions and exceptions.

                               ----------------

  In this Prospectus, references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

               INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements that include, among others, statements concerning the Company's plans to effect the design, construction, and operations of, and sales of capacity on, its planned telecommunications systems, expectations as to funding its future capital requirements and other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. Management cautions the reader that these forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent the Company from achieving its goals include, but are not limited to, failure by the Company to: (i) complete its systems within currently estimated time frames and budgets, (ii) sell capacity on its systems, (iii) make a successful transition from a system development to an operating company and (iv) effectively compete in the context of a rapidly evolving market characterized by intense price competition and unpredictable levels of demand for telecommunication capacity. See "Risk Factors."

                                    SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial information appearing elsewhere in this Prospectus. For a discussion of certain factors to be considered in connection with an investment in the Shares, see "Risk Factors." Unless the context otherwise requires, the term "Company" means GCL and all of its direct and indirect subsidiaries. A glossary of relevant terms used in the telecommunications business is included at the end of this Prospectus.

                                  THE COMPANY

  Global Crossing is the world's first independent provider of global Internet and long distance telecommunications facilities and services utilizing a network of undersea digital fiber optic cable systems and associated terrestrial backhaul capacity. As such, the Company believes it is the first to offer "one-stop shopping" for its customers to multiple destinations worldwide. The Company operates as a "carriers' carrier", providing tiered pricing and segmented products to licensed providers of international Internet and telecommunications services. Capacity on the Company's network is offered to all customers on an open, equal access basis. The first four cable systems under development by the Company, together with associated terrestrial backhaul capacity, will form a state-of-the-art interconnected worldwide high capacity undersea fiber optic network (the "Global Crossing Network"): Atlantic Crossing ("AC-1"), a system connecting the United States and Europe; Pacific Crossing ("PC-1"), a system connecting the United States and Asia; Mid-Atlantic Crossing ("MAC"), a system connecting the eastern United States and the Caribbean; and Pan American Crossing ("PAC"), a system connecting the western United States, Central America and the Caribbean. The undersea component of the Global Crossing Network initially totals 51,300 km. The Company is in the process of developing several new cable systems and evaluating other business development opportunities which will complement the Global Crossing Network.

  Global Crossing's business is designed to meet the varying needs of the global carrier market. The Company offers customers the ability to purchase capacity on demand, thereby (i) eliminating their need to commit the substantial capital which would otherwise be required to build undersea cable capacity and (ii) decreasing the risks associated with forecasting their future capacity requirements. Compared with traditional undersea cable systems, the Company offers more comprehensive, flexible and low-cost purchasing alternatives designed to meet current market requirements of international carriers, including direct international city-to-city connectivity, the ability to purchase capacity annually and discounts based upon aggregate volume purchased on the Global Crossing Network.

  The Global Crossing Network is being engineered and constructed to allow multiple upgrades to its initial circuit capacity at a fraction of the original network cost. The Company is focusing on expanding the products and services it offers to customers in order to increase revenues and profits. The Company anticipates that its future revenues, beyond the sale of the initial capacity of its first four cable systems, will derive from several sources, including system upgrades, additional undersea cable projects, the development or purchase of additional terrestrial fiber capacity and the introduction of new services.

  In addition to the undersea segments of the Global Crossing Network, the Company has made and expects to continue to make acquisitions of terrestrial fiber capacity which complement its core undersea cable business and which address customer demands for global city-to-city connectivity. Global Crossing intends to pursue such connectivity in approximately 50 of the largest metropolitan communications markets worldwide. Once completed, the undersea segments of the Global Crossing Network, in combination with the Company's investments in terrestrial fiber capacity, will form an integrated worldwide network with multiple access points offering low-cost wholesale capacity.

                                  RISK FACTORS

  PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES. These risk factors include (i) the Company's limited operating history, (ii) its leverage and substantial future capital requirements, (iii) risks relating to the completion of the Company's planned cable systems and the achievement of its sales and marketing objectives and
(iv) the highly competitive nature of the international telecommunications industry. See "Risk Factors."

                               MARKET OPPORTUNITY

  The Global Crossing Network is being developed to capitalize on certain trends in the international telecommunications industry:

  Rapid Growth of International Internet and Telecommunications Traffic. While international voice traffic from 1996-2000 is expected to grow at a rate of 13% annually, international data traffic growth is expected to significantly outpace voice traffic growth. The key factors that are expected to drive the tremendous growth in telecommunications traffic are the (i) increasing use of broadband applications such as the Internet, video conferencing and corporate intranets, (ii) globalization of commerce and (iii) general decline in international tariffs. In addition, improvements in "last mile" technology, such as xDSL and cable modems, are contributing to the significant increase in the number of subscribers using such bandwidth-intensive applications.

  Impact of Global Deregulation. The continued deregulation of the global telecommunications industry has significantly increased the number of competitors, including traditional carriers, wireless operators, ISPs and new local exchange service providers, due in large part to: (i) privatization activity globally and (ii) the ability of new entrants to effectively compete. This change in the global competitive landscape is generating significant demand for broadband telecommunications capacity as carriers seek to secure sufficient capacity for their expansion plans.

  Shortage of Available Capacity. The Company believes that while there has been a significant increase in the demand for global telecommunications capacity, there has not been a corresponding growth in the number of new international transport facilities. Furthermore, the construction of competing undersea cable systems will be limited in the near future due to barriers to entry, including (i) extensive construction lead times, (ii) the limited number of major undersea cable supply and construction companies, (iii) the limited number of qualified and experienced undersea cable personnel and (iv) significant capital requirements.

  Increasing Challenges for Consortia Systems. Historically, the planning and ownership of undersea cable systems was conducted through large consortia typically led by the monopoly telecommunications providers. Global Crossing believes that the consortium approach is becoming less effective as (i) carriers increasingly view capital investments in capacity to be a suboptimal utilization of resources, (ii) international deregulation leads to direct competition among consortia members, (iii) new entrant competition makes capacity requirements increasingly difficult to predict and (iv) rapid technological change creates difficulties in the ability of carriers to accurately forecast telecommunications traffic growth.

  Acceptance of Privately Sponsored Cable Systems. Carriers have responded positively to the Company's ability to offer (i) capacity as and when needed without incurring significant initial capital investments, (ii) a wide range of purchasing options, (iii) state-of-the-art system quality combined with cost-effective high quality operations, administration and maintenance support and
(iv) the absence of direct competition with its customers.

                               BUSINESS STRATEGY

  Global Crossing's mission is to create the world's first independent global fiber optic network designed to offer the highest quality city-to-city communications connectivity among approximately 50 of the largest metropolitan markets worldwide. The principal elements of the Company's business strategy include:

  Create a Worldwide Network. Upon completion, the currently announced undersea segments of the Global Crossing Network will directly connect Asia, North America, Europe, Central America and the Caribbean through the major transoceanic routes utilizing state-of-the-art technology. To increase the attractiveness of the Global Crossing Network, the Company is making selective wholesale acquisitions of terrestrial fiber capacity, thereby providing customers low cost global city-to-city connectivity. The Company also intends to actively pursue additional opportunities for the expansion of the Global Crossing Network, including complementary businesses and facilities.

  Maintain Position as a Leading Wholesale Service Provider. Global Crossing is the world's first independent provider of global Internet and long distance telecommunications facilities and services utilizing a network of undersea digital fiber optic cable systems and associated terrestrial backhaul capacity. The Company's products are segmented to meet the varying needs of the global carrier market, with shore-to-shore capacity, city-to-city capacity and network purchasing options. Global Crossing also offers a combination of volume-based purchasing flexibility.

  Utilize State-of-the-Art Technology. The Global Crossing Network is being engineered and constructed using the latest undersea cable technology which the Company believes will (i) provide a cost advantage over existing alternatives,
(ii) make it more reliable than competing systems, (iii) allow the Company to offer substantially more capacity than existing cable systems and (iv) enable the capacity of each of the Company's cable systems to be upgraded rapidly at a fraction of the initial system cost.

  Maintain Position as Low-Cost Provider. Global Crossing believes that its low-cost position results from a combination of (i) low sales and marketing and general and administrative costs, (ii) ownership of state-of-the-art facilities, resulting in lower operating and maintenance costs, and (iii) leveraging the Company's strong position in the undersea fiber optic facilities market to obtain low-cost terrestrial connectivity between cable landing stations and major telecommunications sites.

  Provide "One-Stop" Sales and Service. Global Crossing plans to offer one-stop sales and service to customers worldwide. The Company's 18 marketing professionals located in its headquarters in Bermuda and in major cities throughout the world facilitate the sales of its telecommunications capacity and increase market awareness and name recognition. In addition, Global Crossing is developing a centralized operations, administration and maintenance support system to serve the entire Global Crossing Network. Through such integrated customer support, the Company will enable customers to have a single point of contact regarding capacity sales and service on the Global Crossing Network.

  Leverage Extensive Management Experience. Global Crossing has assembled and will continue to build a strong management team comprised of executives with extensive operating experience in the telecommunications industry and the undersea cable sector. Prior to joining the Company, Jack Scanlon, the Company's Chief Executive Officer with over 30 years experience in the telecommunications industry, including 24 years with AT&T and Bell Laboratories, was President and General Manager of the Cellular Networks and Space Sector of Motorola, Inc. In addition, William Carter, the Company's senior executive in charge of system development with over 30 years experience at AT&T, was formerly the President and Chief Executive Officer of AT&T Submarine Systems, Inc. ("SSI"), overseeing the research and development, engineering, implementation and integration of AT&T's international cable and satellite facilities. Dan J. Cohrs, the Company's Chief Financial Officer, was formerly Vice President and Chief Planning and Development Officer at GTE Corporation ("GTE"), where he was responsible for corporate development activities, including mergers and acquisitions and strategic transactions, as well as strategic planning and competitive analysis. See "Management."

                          THE GLOBAL CROSSING NETWORK

  As part of Global Crossing's mission to create an integrated global, high capacity undersea fiber optic cable network, the initial Global Crossing Network is being engineered and constructed to connect the two most heavily trafficked international corridors in the world via AC-1 (United States to Europe) and PC-1 (United States to Asia). Global Crossing plans to interconnect these systems with two north-south systems (MAC and PAC), directly connecting Bermuda, the Caribbean, Central America and, through unaffiliated cable systems, South America. Of the four undersea fiber optic cable systems currently being constructed by Global Crossing, AC-1, MAC and PAC are wholly-owned projects, while PC-1 is being constructed through a joint venture with one or more partners, including Marubeni Corp. of Japan ("Marubeni"). Global Crossing will initially have approximately a 58% interest in PC-1 and, in conjunction with Marubeni, will manage its development, sales and operation.

ATLANTIC CROSSING

  The Company commenced operations in March 1997, when it contracted for the construction of AC-1, a 14,000 km digital fiber optic cable system that will link the United States, the United Kingdom, The Netherlands and Germany. AC-1 commenced service on its United States-United Kingdom segment on May 26, 1998 and the full system, encompassing a self-healing ring, is scheduled for completion by February 1999.

  AC-1 is equipped with state-of-the-art DWDM and the full ring will initially offer 40 Gbps of service capacity, significantly increasing the existing fiber optic cable capacity on this transatlantic route. Capacity on AC-1 is upgradeable to a minimum of 80 Gbps using DWDM technology. The aggregate costs of AC-1, which are estimated to be approximately $750 million (excluding potential future upgrades), have been fully financed prior to the Offerings.

  The Company has successfully marketed capacity on AC-1 to licensed telecommunications providers, including PTTs, Internet service providers and established and emerging telecommunications companies. As of June 30, 1998, the Company had entered into capacity purchase agreements and other binding commitments (collectively, "CPAs") with customers providing for payments to the Company of $556 million. The Company's AC-1 customers now total more than 22 international telecommunications carriers, including Deutsche Telekom, GTE, Qwest, Teleglobe, Swisscom, PTT Telecom BV, Telia AB and a number of emerging telecommunications companies. The timing of payments by purchasers under CPAs generally depends on when service commences on the segment or segments of AC-1 on which capacity is acquired. All of the foregoing payment amounts assume the completion of the related segment prior to specified dates falling after the scheduled ready-for-service ("RFS") date for that segment.

  Based upon its current expectations regarding sales of capacity on AC-1, the Company believes that it will develop and eventually construct Atlantic Crossing-2 ("AC-2"), an additional four fiber pair cable connecting the United States to Europe. When combined with AC-1, AC-2 would double the capacity that Global Crossing would be able to offer customers on the transatlantic route.

PACIFIC CROSSING

  PC-1, the Company's first undersea fiber optic cable in the Pacific region, is being developed as a 21,000 km four fiber pair self-healing ring that, upon completion, will connect California, Washington and two landing sites in Japan, providing connectivity to other points in Asia through interconnection with third party cable systems. PC-1 is designed to operate initially at 80 Gbps of service capacity and to be upgradeable to a minimum of 160 Gbps, using DWDM technology.

  In April 1998, the Company executed a contract with TSSL for the construction of PC-1 (the "PC-1 Contract"), which provides for a system completion date of Summer 2000 at an aggregate cost of approximately

$1.2 billion (excluding potential future upgrades). Equity investments in PC-1 by Global Crossing and its partners are currently estimated at $400 million (of which $231 million will be provided by the Company), with the remaining $800 million financed through incurrence of non-recourse indebtedness at the PC-1 level. The credit agreement for the financing of such indebtedness was executed on July 30, 1998. On July 6, 1998, the Company executed a memorandum of understanding with DDI Corporation, the second largest telephone company in Japan, to purchase capacity on PC-1 which, if successfully converted to a CPA, would represent its first sale to an Asian customer of capacity on this system.

MID-ATLANTIC CROSSING

  MAC is being developed as a 9,300 km two fiber pair self-healing ring that, upon completion, will connect New York, Bermuda, the Caribbean and Florida. Global Crossing intends that MAC will be connected to AC-1 via its cable station in Brookhaven, New York, providing connectivity between Europe, the eastern United States, Bermuda, and the Caribbean and, through interconnection with third party cable systems, South America. MAC is being designed to operate initially at 20 Gbps of service capacity and to be upgradeable to a minimum of 40 Gbps using DWDM technology.

  In June 1998, the Company executed a contract with Alcatel Submarine Networks ("Alcatel") for the construction of MAC, which provides for a system completion date of December 1999 at an aggregate cost of approximately $350 million (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants (as defined herein)), of which approximately $110 million will consist of equity contributions by the Company and $240 million is to be financed through non-recourse indebtedness at the MAC level. The contractual commitment for the financing of such indebtedness was obtained on June 26, 1998.

PAN AMERICAN CROSSING

  PAC is being developed as a 7,000 km two fiber pair cable that, upon completion, will connect California, Mexico, Panama and the Caribbean. PAC is being designed to interconnect with PC-1 and with MAC. It is anticipated that PAC will transverse Panama via an existing terrestrial right-of-way. PAC is being designed to operate initially at 20 Gbps of service capacity and to be upgradeable to a minimum of 40 Gbps using DWDM technology.

  In July 1998, the Company executed a contract with TSSL for the construction of this system, which provides for a completion date of February 2000 at a cost of approximately $475 million (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants). Approximately $165 million will be financed through equity contributions from the Company and $310 million is to be financed through non-recourse indebtedness at the PAC level. The contractual commitment for the financing of such indebtedness was obtained on July 22, 1998.

TERRESTRIAL BACKHAUL SERVICES

  In addition to the undersea segments of the Global Crossing Network, the Company has made and expects to continue to make acquisitions of terrestrial fiber capacity which complement its core undersea cable business and which address customer demands for global city-to-city connectivity. The Company has already entered into contractual arrangements to provide terrestrial backhaul service between its landing stations in the United States and the United Kingdom and New York City and London, respectively, as well as other arrangements to provide backhaul service in Germany and The Netherlands. In addition, the Company recently entered into an agreement with Qwest Communications International Inc. ("Qwest") whereby Global Crossing will receive access to over 25 U.S. metropolitan communications markets on Qwest's terrestrial network. Through Global Access Limited ("Global Access"), a Japanese telecommunications carrier owned by Marubeni, the Company will offer backhaul services to PC-1 customers from the Company's Japanese landing stations directly to Tokyo at prices substantially lower than existing alternatives. The Company is also currently negotiating with Marubeni to acquire a minority investment in Global Access, which is constructing a domestic terrestrial fiber optic cable network connecting the PC-1 cable station with Tokyo, Nagoya and Osaka.

ADDITIONAL NETWORK EXPANSION OPPORTUNITIES

  The Company is in the process of developing several new cable systems and evaluating other business development opportunities which will complement the Global Crossing Network. There can be no assurance that the Company will ultimately elect to proceed with such opportunities or, if it elects to do so, that such opportunities will help the Company achieve and sustain operating profitability.

                          ORGANIZATION OF THE COMPANY

                                                    Global Crossing Ltd.

                                                Global Crossing Holdings Ltd.

Global Telesystems      Pacific Crossing           Mid-Atlantic Crossing           Pan America Crossing         Development
   Holdings Ltd.          Holdings Ltd.                Holdings Ltd.                   Holdings Ltd.           and Marketing
                                                                                                                Activities

     AC-1                     PC-1                         MAC                             PAC
(Wholly-Owned)          (Joint Venture*)              (Wholly Owned)                 (Wholly Owned)


* Approximately 58% interest. All other subsidiaries of the Issuer are wholly-owned.

  The Company's executive offices are located at Wessex House, 45 Reid Street, Hamilton, Bermuda and its telephone number is (441) 296-8600. The Company's home page on the Internet is http://www.globalcrossing.bm.

                                 FINANCING PLAN

  Of the $750 million in total estimated costs for AC-1 (excluding potential future upgrades), approximately $660 million has been incurred as of June 30, 1998. All future costs with respect to AC-1 are fully financed with the remaining availability under the existing $482 million credit facility (the "AC-1 Credit Facility") of Atlantic Crossing Ltd. ("ACL").

  Global Crossing estimates that the total cost of developing and deploying its other fiber optic cable systems currently under active development is approximately $2,025 million (excluding potential future upgrades and the amounts capitalized with respect to the PCG Warrants), which is comprised of $1,200 million for PC-1, $350 million for MAC and $475 million for PAC. Equity investments in PC-1 by Global Crossing and its partners will be $400 million (of which $231 million will be provided by the Company), with the remaining $800 million of estimated costs to be financed initially through the incurrence of non-recourse indebtedness at the PC-1 level. With respect to MAC and PAC, based upon executed debt financing commitments, the Company currently anticipates making investments of approximately $110 million and $165 million, respectively, with the remaining $240 million and $310 million, respectively, of estimated costs expected to be financed through the incurrence of non-recourse indebtedness at the system level. With respect to AC-2 and other network expansion opportunities currently under evaluation by the Company, it is anticipated that additional financing will be required. Global Crossing has historically been able to secure non-recourse indebtedness for its systems for at least 65% of system costs and intends to finance its future expansion opportunities in a similar fashion. The actual amounts of the Company's future capital requirements will depend on certain factors including the cost of developing its cable systems, the speed of developing its systems and the pricing of the Company's services. There can be no assurance that financing for such systems will be available to the Company or, if available, that such financing can be obtained on a timely basis and on acceptable terms. See "Risk Factors--Substantial Future Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  On May 18, 1998, Global Crossing Holdings Ltd. ("GCH"), the direct wholly-owned subsidiary of GCL, consummated an $800 million private offering (the "Note Offering") of 9 5/8% Senior Notes Due 2008 (the "GCH Senior Notes"). GCH utilized approximately $295 million of the net proceeds of the Note Offering to refinance certain obligations incurred as part of the initial financing of AC-
1. The balance will be utilized to make equity investments in certain of the Company's systems and for general corporate purposes.

                                 THE OFFERINGS

Common Stock offered by the Company:

  U.S. Offering ............
                              15,248,000 shares

  International Offering....  3,812,000 shares

  Total (1).................  19,060,000 shares

Common Stock offered by the Selling Shareholders:

  U.S. Offering ............
                              1,552,000 shares

  International Offering....  388,000 shares

  Total ....................  1,940,000 shares

Common Stock to be
 outstanding after the        201,892,900 shares
 Offerings (1)(2) ..........

Net Proceeds to the
Company.....................  Approximately $337.5 million (approximately
                              $393.8 million if the Underwriters' over-allotment options are exercised in full).

Nasdaq National Market        GBLX
symbol......................

Use of Proceeds.............  The Company intends to use the net proceeds of the Offerings as follows: (i) approximately $220 million to make investments in the Global Crossing Network, (ii) up to $50 million to make minority investments in telecommunications companies and Internet service providers, (iii) up to $25 million to fund the Company's proposed investment in Global Access Limited and (iv) the balance for general corporate purposes. The Company will receive no proceeds from the sale of Shares by the Selling Shareholders. See "Use of Proceeds."
--------
(1) Does not include up to an aggregate of 3,150,000 shares of Common Stock subject to over-allotment options granted to the U.S. Underwriters and International Underwriters (see "Underwriting").

(2) After giving effect to the Offerings and the transactions associated therewith, including the exchange by substantially all of the shareholders of Global Crossing Ltd., LDC, a Cayman Island limited duration company ("Old GCL"), of equity interests in Old GCL for Common Stock at a rate of
    1.5 shares of Common Stock per share of common stock of Old GCL (the "Old GCL Exchange"), the PCG Warrant Conversion (as defined herein), the Advisory Services Agreement Termination (as defined herein) and the TDC Exchange (as defined herein). See "Certain Transactions" and "Description of Capital Stock." Based on shares outstanding as of August 10, 1998. Does not include: (i) 16,607,865 shares of Common Stock reserved for issuance under the Stock Incentive Plan (see "Management--Stock Incentive Plan");
    (ii) 2,554,183 shares of Common Stock reserved for issuance under the GCL Warrants (see "Description of Capital Stock--Old GCL Exchange"); and
    (iii) 6,250,006 shares of Common Stock reserved for issuance under the New PCG Warrants (see "Certain Transactions"). Unless otherwise disclosed herein, share amounts indicated have been adjusted to give effect to the Old GCL Exchange.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The summary data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of December 31, 1997 and for the period from March 19, 1997 (date of inception) through December 31, 1997 are derived from the Consolidated Financial Statements of the Company included herein, which financial statements are prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") and have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report thereon included elsewhere in this Prospectus. The financial data as of and for the three and six months ended June 30, 1998 are derived from the Company's unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, that management considers necessary for fair presentation of the financial position as of June 30, 1998 and results of operations for the interim periods presented. Results of operations for the interim periods are not necessarily indicative of the results of operations for a full year. The operating data presented below are derived from the Company's records. The financial data presented herein and elsewhere in this Prospectus is not necessarily indicative of the financial position or results of operations of the Company in the future. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                                                               FOR THE PERIOD
                                                               MARCH 19, 1997
                             THREE MONTHS                    (DATE OF INCEPTION)
                                ENDED       SIX MONTHS ENDED   TO DECEMBER 31,
                            JUNE 30, 1998    JUNE 30, 1998          1997
                            --------------  ---------------- -------------------
STATEMENT OF OPERATIONS
 DATA:
Sales and Operating
 Revenues.................  $  101,255,867   $  101,255,867     $        --
                            --------------   --------------     ------------
Expenses:
 Cost of Capacity Sold....      41,200,229       41,200,229              --
 Operating,
  Administrative and
  Other (1)...............     183,705,088      187,748,840        3,101,708
                            --------------   --------------     ------------
                               224,905,317      228,949,069        3,101,708
                            --------------   --------------     ------------
Operating Loss............    (123,649,450)    (127,693,202)      (3,101,708)
Other Income (Expense)
 Interest Income..........       4,327,602        4,673,436        2,941,352
 Interest Expense.........      (7,403,037)      (7,426,271)             --
Provision for Income Taxes
 (2)......................      (9,000,000)      (9,000,000)             --
Extraordinary Loss on
 Retirement of GTH Senior
 Notes (3)................     (19,709,471)     (19,709,471)             --
                            --------------   --------------     ------------
Net Loss..................    (155,434,356)    (159,155,508)        (160,356)
GTH Preference Share Non-
 Cash Dividends (4).......      (3,898,203)      (8,306,433)     (12,689,923)
Redemption of GTH
 Preference Shares (5)....     (34,140,067)     (34,140,067)             --
                            --------------   --------------     ------------
Net Loss Applicable to
 Common Shareholders......  $ (193,472,626)  $ (201,602,008)    $(12,850,279)
                            ==============   ==============     ============
Basic and Diluted Net Loss
 per Common Share before    $        (1.05)  $        (1.10)    $      (0.08)
 Extraordinary Item.......  ==============   ==============     ============
Net Loss per Common Share   $        (0.12)  $        (0.12)    $        --
 on Extraordinary Item....  ==============   ==============     ============
Basic and Diluted Net Loss  $        (1.17)  $        (1.22)    $      (0.08)
 per Common Share.........  ==============   ==============     ============
Shares used in Computing
 Basic and Diluted Net         166,194,035      166,062,697      165,441,150
 Loss per Common Share....  ==============   ==============     ============
                                                                    AS OF
                                  AS OF JUNE 30, 1998         DECEMBER 31, 1997
                            -------------------------------- -------------------
                                                   AS
                              HISTORICAL      ADJUSTED(6)        HISTORICAL
                            --------------  ---------------- -------------------
BALANCE SHEET DATA:
Cash and Restricted Cash
 (7)......................  $  541,610,392   $  879,121,992     $ 26,727,880
Accounts Receivable, Net
 of Allowance for Doubtful
 Accounts.................      41,854,617       41,854,617              --
Construction in Progress
 and Capacity Available
 for Sale (8).............     779,646,579      804,861,302      518,518,509
Investment in Pacific
 Crossing Ltd. (9)........     126,456,345      163,132,306              --
Deferred Finance and
 Organizational Costs, Net
 of Accumulated
 Amortization.............      44,338,405       44,338,405       25,934,021
Other Assets..............      30,326,686       30,326,686        1,015,958
                            --------------   --------------     ------------
Total Assets..............  $1,564,233,024   $1,963,635,308     $572,196,368
                            ==============   ==============     ============
Long Term Debt and Other
 Obligations..............  $1,185,431,817   $1,185,431,817     $315,334,000
GTH Preference Shares.....             --               --        90,643,919
Shareholders' Equity:
  Common Stock............             110        2,018,929              110
  Treasury Stock..........             --      (209,414,620)             --
  Other Shareholders'
   Equity.................     397,095,005    1,003,893,090       74,280,922
  Accumulated Deficit.....    (159,315,864)    (159,315,864)        (160,356)
                            --------------   --------------     ------------
Total Shareholders'
 Equity...................     237,779,251      637,181,535       74,120,676
                            --------------   --------------     ------------
Total Capitalization......  $1,423,211,068   $1,822,613,352     $480,098,595
                            ==============   ==============     ============

                                                                    AS OF
                                                                JUNE 30, 1998
                                                                --------------
   OPERATING DATA:
   Executed CPAs...............................................  $556 million
                                                                ESTIMATED(10)
                                                                --------------
   Route Kilometers............................................     51,300
   Fiber Kilometers............................................    345,200
   Estimated System Costs (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants)
     AC-1 .....................................................  $750 million
     Other Systems Under Development........................... $2,025 million
   Landing Stations............................................       14

-------
 (1) Includes a charge for the Advisory Services Agreement Termination on June 30, 1998. See "Certain Transactions." The Company acquired the rights of those entitled to fees payable under the Advisory Services Agreements in consideration for the issuance of Common Stock in the Company having an aggregate value of $135 million and the cancellation of approximately $2.7 million owed to the Company under a related advance agreement. As a result of this transaction, the Company has recorded a non-recurring charge in the approximate amount of $137.7 million. Also, during each of the three and six months ended June 30, 1998, the Company recognized $21.1 million, due in part to certain options which vested immediately upon grant, from a total of $67.1 million of stock-related expense relating to stock options issued during such period. The remaining $46.0 million will be recognized as follows: $4.8 million in each of the third and fourth quarters of 1998, $19.2 million in 1999, $13.5 million in 2000 and $3.7 million in 2001.
 (2) Reflects income taxes on profits earned during the three months ended June 30, 1998 attributable to both United States and other foreign jurisdictions. A significant portion of the Company's operating losses have been incurred in non-taxable jurisdictions and therefore these operating losses cannot be applied to offset future taxable earnings of the Company.
 (3) On May 18, 1998, a portion of the proceeds from the issuance of the GCH Senior Notes was used to repurchase the 12% Senior Notes Due 2004 ("GTH Senior Notes") of Global Telesystems Holdings Ltd., an indirect subsidiary of the Company ("GTH"). The Company recognized an extraordinary loss of $19.7 million on this repurchase, comprising a repurchase premium of approximately $9.8 million and a write-off of approximately $9.9 million of unamortized deferred financing costs.
 (4) The holders of the 14% senior increasing rate redeemable exchangeable preference shares of GTH (the "GTH Preference Shares") were entitled to receive cumulative, compounding dividends at an initial annual rate of 14%. Preference share dividends include cumulative 14% dividends and amortization of the discount and issuance costs. Effective June 17, 1998, the Company used proceeds from the GCH Senior Notes to redeem all outstanding GTH Preference Shares. All dividends prior to the redemption had been paid through the issuance of additional preference shares and charged against additional paid-in capital.
 (5) As a result of the redemption of the GTH Preference Shares, the Company incurred a one time $34.1 million charge against Additional Paid-in Capital. The charge was comprised of: (i) a $15.9 million charge for the redemption premium and (ii) a write-off of $18.2 million of unamortized discount and unamortized deferred financing costs.
 (6) See the pro forma financial information and the notes thereto on pages 11-14 for a full description of the adjustments.
 (7) The majority of Cash and Restricted Cash is comprised of proceeds from the issuance of the GCH Senior Notes and funds which have been reserved for the purpose of funding future interest payable on the GCH Senior Notes.
 (8) Construction in Progress and Capacity Available for Sale includes direct and indirect expenditures for construction of AC-1 and other systems and is stated at cost. Includes costs incurred under (i) the construction contracts; (ii) advisory, consulting and legal fees; (iii) interest (including amortization of debt issuance costs incurred during the construction phase); and (iv) other costs necessary for developing AC-1 and other systems. This amount also includes backhaul capacity available for sale. Additionally, the Company granted the PCG Warrants to Pacific Capital Group, Inc. ("PCG"), a shareholder, for the PC-1, MAC and PAC systems and related rights. The $213.3 million estimated value of the Common Stock to be issued under the PCG Warrants has been allocated to Construction in Progress in the amount of $86.8 million and as Investment in Pacific Crossing Ltd. in the amount of $126.5 million. Such estimated values will be adjusted to reflect the Price per Share to Public in the Offerings in the Company's consolidated financial statements for the three months ending September 30, 1998. Such adjustment is not expected to be material.
 (9) Includes $126.5 million as of June 30, 1998, as described above, representing the estimated value of the PCG Warrants applicable to Pacific Crossing Ltd.
(10) Assumes full completion of AC-1, PC-1, MAC and PAC based upon current Company estimates, including anticipated financing costs. See "Risk Factors--Risks Related to Completing the Company's Cable Systems" and "Risk of Error in Forward-Looking Statements."

                        PRO FORMA FINANCIAL INFORMATION

  The impact of the Offerings, the PCG Warrant Conversion, the Advisory Services Agreement Termination, the TDC Exchange and the Old GCL Exchange have all been reflected in the pro forma balance sheet as of June 30, 1998. The pro forma statement of operations data give effect to recurring items only. Accordingly, the one time charge resulting from the redemption of the GTH Preference Shares, the one time extraordinary loss resulting from the repurchase of the GTH Senior Notes and any impact from the Advisory Services Agreement (including the Termination) have not been reflected in the pro forma statement of operations data. These transactions are described in the footnotes to the pro forma data. The "As Adjusted For the Six Months Ended June 30, 1998" column gives effect to the pro forma adjustments for the period from January 1, 1998 to June 30, 1998 as if all of the foregoing transactions had occurred on March 19, 1997. The "As Adjusted For the Period March 19, 1997 (Date of Inception) to December 31, 1997" column gives effect to the pro forma adjustments for the period from March 19, 1997 (Date of Inception) to December 31, 1997 as if such transactions had occurred on March 19, 1997. The "As Adjusted For the Period March 19, 1997 (Date of Inception) to June 30, 1998" column gives effect to the pro forma adjustments for the period from March 19, 1997 (Date of Inception) to June 30, 1998 as if such transactions had occurred on March 19, 1997.

  PRO FORMA BALANCE SHEET DATA:

                                                                                                 ADJUSTED
                                                       ADVISORY                                   AS OF
                                           PCG         SERVICES                      OLD      JUNE 30, 1998
                     HISTORICAL AS OF    WARRANT      AGREEMENT        TDC           GCL         PRIOR TO
                      JUNE 30, 1998   CONVERSION(1) TERMINATION(2) EXCHANGE(3)   EXCHANGE(4)    OFFERINGS     OFFERINGS(5)
                     ---------------- ------------- -------------- ------------  -----------  --------------  ------------
Cash and restricted
 cash..............   $  541,610,392   $       --      $   --      $        --   $      --    $  541,610,392  $337,511,600
Other current
 assets............       64,281,303           --          --               --          --        64,281,303           --
Long term accounts
 receivable........        7,900,000           --          --               --          --         7,900,000           --
Backhaul capacity
 available for
 sale..............       54,738,560           --          --               --          --        54,738,560           --
Undersea capacity
 available for
 sale..............      206,271,310           --          --               --          --       206,271,310           --
Construction in
 progress..........      518,636,709    25,214,723         --               --          --       543,851,432           --
Investment in
 Pacific Crossing
 Ltd...............      126,456,345    36,675,961         --               --          --       163,132,306           --
Deferred finance
 and organizational
 costs, net of
 accumulated
 amortization......       44,338,405           --          --               --          --        44,338,405           --
                      --------------   -----------     -------     ------------  ----------   --------------  ------------
Total Assets.......   $1,564,233,024   $61,890,684     $   --      $        --   $      --    $1,626,123,708  $337,511,600
                      ==============   ===========     =======     ============  ==========   ==============  ============
Deferred revenue...   $   42,747,611   $       --      $   --      $        --   $      --    $   42,747,611  $        --
Other current
 liabilities.......       98,274,345           --          --               --          --        98,274,345           --
Long term debt.....      367,048,000           --          --               --          --       367,048,000           --
Senior notes.......      796,277,203           --          --               --          --       796,277,203           --
Long term deferred
 revenue...........        6,916,667           --          --               --          --         6,916,667           --
Obligations under
 inland service
 agreements and
 capital leases....       15,189,947           --          --               --          --        15,189,947           --
                      --------------   -----------     -------     ------------  ----------   --------------  ------------
Total Liabilities..    1,326,453,773           --          --               --          --     1,326,453,773           --
                      --------------   -----------     -------     ------------  ----------   --------------  ------------
Commitments(6).....
Shareholders'
 Equity:...........
   Common Stock(7).              110       122,032      71,053          108,669   1,526,465        1,828,329       190,600
   Treasury Stock..              --            --          --      (209,414,620)        --      (209,414,620)
   Other
    shareholders'
    equity.........      397,095,005    61,768,652     (71,053)     209,305,951  (1,526,465)     666,572,090   337,321,000
   Accumulated
    Deficit........     (159,315,864)          --          --               --          --      (159,315,864)          --
                      --------------   -----------     -------     ------------  ----------   --------------  ------------
Total Shareholders'
 Equity............      237,779,251    61,890,684         --               --          --       299,669,935   337,511,600
                      --------------   -----------     -------     ------------  ----------   --------------  ------------
Total Liabilities
 and Shareholders'
 Equity............   $1,564,233,024   $61,890,684     $   --      $        --   $      --    $1,626,123,708  $337,511,600
                      ==============   ===========     =======     ============  ==========   ==============  ============
                     ADJUSTED AS OF
                     JUNE 30, 1998
                     ---------------
Cash and restricted
 cash..............  $  879,121,992
Other current
 assets............      64,281,303
Long term accounts
 receivable........       7,900,000
Backhaul capacity
 available for
 sale..............      54,738,560
Undersea capacity
 available for
 sale..............     206,271,310
Construction in
 progress..........     543,851,432
Investment in
 Pacific Crossing
 Ltd...............     163,132,306
Deferred finance
 and organizational
 costs, net of
 accumulated
 amortization......      44,338,405
                     ---------------
Total Assets.......  $1,963,635,308
                     ===============
Deferred revenue...  $   42,747,611
Other current
 liabilities.......      98,274,345
Long term debt.....     367,048,000
Senior notes.......     796,277,203
Long term deferred
 revenue...........       6,916,667
Obligations under
 inland service
 agreements and
 capital leases....      15,189,947
                     ---------------
Total Liabilities..   1,326,453,773
                     ---------------
Commitments(6).....
Shareholders'
 Equity:...........
   Common Stock(7).       2,018,929
   Treasury Stock..    (209,414,620)
   Other
    shareholders'
    equity.........   1,003,893,090
   Accumulated
    Deficit........    (159,315,864)
                     ---------------
Total Shareholders'
 Equity............     637,181,535
                     ---------------
Total Liabilities
 and Shareholders'
 Equity............  $1,963,635,308
                     ===============

PRO FORMA STATEMENT OF OPERATIONS DATA:

                    HISTORICAL    AS ADJUSTED       HISTORICAL          AS ADJUSTED
                      FOR THE       FOR THE       FOR THE PERIOD      FOR THE PERIOD        HISTORICAL          AS ADJUSTED
                    SIX MONTHS     SIX MONTHS     MARCH 19, 1997      MARCH 19, 1997      FOR THE PERIOD      FOR THE PERIOD
                       ENDED         ENDED      (DATE OF INCEPTION) (DATE OF INCEPTION)   MARCH 19, 1997      MARCH 19, 1997
                     JUNE 30,       JUNE 30,      TO DECEMBER 31,     TO DECEMBER 31,   (DATE OF INCEPTION) (DATE OF INCEPTION)
                       1998         1998(8)            1997               1997(8)        TO JUNE 30, 1998   TO JUNE 30, 1998(8)
                   -------------  ------------  ------------------- ------------------- ------------------- -------------------
Sales and Operat-
 ing Revenues....  $ 101,255,867  $101,255,867     $        --         $        --         $ 101,255,867       $101,255,867
Expenses(2)(11)..    228,949,069    89,279,729        3,101,708           3,101,708          232,050,777         92,381,437
                   -------------  ------------     ------------        ------------        -------------       ------------
Operating Loss...   (127,693,202)   11,976,138       (3,101,708)         (3,101,708)        (130,794,910)         8,874,430
Other Income (Ex-
 pense):
 Interest In-
  come(9)........      4,673,436     4,673,436        2,941,352           2,941,352            7,614,788          7,614,788
 Interest Ex-
  pense(10)......     (7,426,271)  (22,692,831)             --          (42,030,654)          (7,426,271)       (64,723,485)
Provision for In-
 come Taxes......     (9,000,000)   (9,000,000)             --                  --            (9,000,000)        (9,000,000)
                   -------------  ------------     ------------        ------------        -------------       ------------
Net Loss before
 Non-Recurring
 Charges.........   (139,446,037)  (15,043,257)        (160,356)        (42,191,010)        (139,606,393)       (57,234,267)
Preference Share
 Dividends.......     (8,306,433)          --       (12,689,923)                --           (20,996,356)               --
                   -------------  ------------     ------------        ------------        -------------       ------------
Net Loss Applica-
 ble to Common
 Shareholders be-
 fore Non-Recur-
 ring Charges....  $(147,752,470) $(15,043,257)    $(12,850,279)       $(42,191,010)       $(160,602,749)      $(57,234,267)
                   =============  ============     ============        ============        =============       ============
Basic and Diluted
 Net Loss per
 Common Share
 before Non-
 Recurring
 Charges.........  $       (0.89) $      (0.07)    $      (0.08)       $      (0.21)       $       (0.97)      $      (0.28)
                   =============  ============     ============        ============        =============       ============
Shares Used in
 Computing Basic
 and Diluted net
 loss per common
 share...........    166,062,697   201,782,265      165,441,150         201,317,900          165,642,489        201,502,126
                   =============  ============     ============        ============        =============       ============

 (1) Adjustment for the PCG Warrant Conversion which is to occur immediately preceding the Offerings. Effective January 21, 1998, Old GCL entered into a warrant agreement with PCG in connection with Old GCL's acquisition from PCG of the PC-1, MAC and PAC systems (then under development) and related rights. The warrants issued under the warrant agreement (the "PCG Warrants") provided PCG with the right to purchase a total of 18,453,185 Class B shares of Old GCL conditioned on an initial public offering of shares of Old GCL (or any successor of Old GCL) and the achievement of certain financial performance levels from cable systems other than AC-1. In June 1998, the Board of Directors of Old GCL amended the terms of the PCG Warrants so that the PCG Warrants will become exercisable upon the successful completion of an initial public offering and eliminated their financial performance conditions. The Board of Directors of Old GCL has determined that upon completion of the Offerings, the conditions to the exercise of the PCG Warrants will have been met. In connection with the Offerings, Old GCL has amended the terms of these warrants to convert them into Class B shares and new warrants (the "New PCG Warrants") based upon the price per share of Common Stock in the Offerings (the "PCG Warrant Conversion"). The Company has agreed to assume the obligations of Old GCL under the New PCG Warrants. See "Certain Transactions--Transactions with Pacific Capital Group ("PCG") and its Affiliates--PCG Warrants."

   The total estimated value of the PCG Warrant Conversion is approximately $275.3 million based upon the $19.00 Price per Share to Public in the Offerings, which is comprised of approximately $231.9 million relating to the conversion of the PCG Warrants into 12,203,170 Class B shares of Old GCL and approximately $43.4 million relating to the value of the New PCG Warrants. Since the PCG Warrants were assumed to be converted to Class B shares of Old GCL on June 30, 1998, the estimated value of the PCG Warrants as of June 30, 1998, $213.3 million, was recorded in the Company's consolidated financial statements at that date. The adjustment for the PCG Warrant conversion, based upon the $19.00 Price per Share to Public in the Offerings, results in an increase of $18.6 million over the $213.3 million already recorded in the Company's consolidated financial statements. The New PCG Warrants granted to purchase the remaining Class B shares of Old GCL are also reflected in this adjustment at the estimated value of $6.95 per warrant for a total value of $43.4 million, which has been allocated to each of the projects for which the rights were obtained. The portion of the adjustments of $18.6 million and the $43.4 million related to MAC and PAC ($10.7 million and $14.5 million, respectively) has been capitalized as construction in progress and the portion of the cost related to PC-1 ($36.8 million) has been capitalized and included as part of the Company's investment in Pacific Crossing Ltd. since Pacific Crossing Ltd. is not consolidated. Also included in this adjustment is a $122,032 reclassification from additional paid-in capital to common stock to reflect the actual issuance of shares of Common Stock at a $.01 par value under the PCG Warrant Conversion. The $18.6 million increase will be recorded in the Company's consolidated financial statements for the three months ending September 30, 1998.

 (2) Adjustment for the issuance of Common Stock under the Advisory Services Agreement Termination, pursuant to which the Advisory Services Agreements have been terminated. The Advisory Service Agreements had terms of 25 years subject to earlier termination by either party in the event of a material breach and by PCG Telecom in certain other events. The Advisory Services Agreements did not contain provisions regarding cancellation fees or liquidated damages in the event of early termination or breach. The Advisory Services Agreement Termination was recorded as an increase in additional paid-in capital and a charge against the statement of operations in the amount of $137.7 million. Of this amount, $135 million was determined by applying the 2% advisory fee to projected revenues for the Company's systems. The present value of the aggregate advisory fees was then calculated as $155.5 million, using a discount rate of 12% in respect of AC-1 and 15% in respect of systems other than AC-1. This amount was subsequently reduced to $135 million. Both the discount rates and the ultimate valuation were determined as a result of a negotiation process including a disinterested director of the Company and the various persons entitled to fees under the Advisory Services Agreements. The Company has obtained a fairness opinion from an independent financial advisor in connection with this transaction. The remaining $2.7 million of the $137.7 million charge reflected the cancellation of $2.7 million advanced by the Company in respect of amounts expected to be earned under the Advisory Services Agreements. See "Certain Transactions--Transactions with Pacific Capital Group ("PCG") and its Affiliates--Advisory Services Agreements."

   The adjustment recorded in the pro forma balance sheet data reflects a $71,053 reclassification from additional paid-in capital to common stock to record the actual issuance of shares of Common Stock under the Advisory Services Agreement Termination at a $.01 par value per share.

 (3) Adjustment for the repurchase of the Company's shares held by Telecommunications Development Corporation ("TDC") pursuant to the TDC Exchange. Prior to the Offerings, the Company will acquire 11,016,879 shares of Common Stock in exchange for 10,866,879 newly-issued shares of Common Stock, a net acquisition by the Company of 150,000 shares of Common Stock. The Company will record the treasury stock acquired in the TDC Exchange at its fair value of $209.4 million.

 (4) Adjustment for the Old GCL Exchange. See "Description of Capital Stock-- Old GCL Exchange." In connection with the Old GCL Exchange, each holder of Class D shares of Old GCL will convert such shares into a fraction of a Class E share of Old GCL, based upon a valuation at the time of such conversion, together with a warrant to purchase the remaining fraction of such Class E share. See "Description of Capital Stock--Old GCL Exchange." This conversion will reduce shares of Old GCL outstanding by 2,554,183. The holders of Class E shares of Old GCL will then convert such shares into an equal number of Class B shares. Subsequent to such conversions, substantially all of the Shareholders of Old GCL will exchange their equity interests in Old GCL for Common Stock at a rate of 1.5 Shares of Common Stock per share of common stock of Old GCL. These transactions collectively result in an adjustment between additional paid-in capital and common stock of $1,526,465.

  The following table shows (i) the shares of Common Stock of Old GCL outstanding as of June 30, 1998, (ii) the effects on Old GCL shares of the PCG Warrant Conversion, the Advisory Services Agreement Termination and the conversions of Class D and Class E shares, (iii) the effect on the Company of the Old GCL Exchange and (iv) changes in the number of shares of Common Stock resulting from the TDC Exchange and the Offerings.

                                                                                OLD GCL
      OLD                                ADVISORY                               COMMON
      GCL           AS OF       PCG      SERVICES   CONVERSION   CONVERSION   STOCK AS OF     OLD
     COMMON       JUNE 30,    WARRANT    AGREEMENT   OF CLASS     OF CLASS     JUNE 30,       GCL       TDC
     STOCK          1998     CONVERSION TERMINATION  D SHARES     E SHARES       1998      EXCHANGE   EXCHANGE  OFFERINGS
---------------- ----------- ---------- ----------- -----------  -----------  ----------- ----------- --------  ----------
Class A.........  31,102,950        --         --           --           --    31,102,950         --       --          --
Class B.........  51,075,000 12,203,170  7,105,263          --    30,871,517  101,254,950         --       --          --
Class C.........  50,625,000        --         --           --           --    50,625,000         --       --          --
Class D.........  33,088,200        --         --   (33,088,200)         --           --          --       --          --
Class E.........     337,500        --         --    30,534,017  (30,871,517)         --          --       --          --
Company Common
Stock...........         --         --         --           --           --           --  182,982,900 (150,000) 19,060,000
                 ----------- ----------  ---------  -----------  -----------  ----------- ----------- --------  ----------
Total........... 166,228,650 12,203,170  7,105,263   (2,554,183)         --   182,982,900 182,982,900 (150,000) 19,060,000
                 =========== ==========  =========  ===========  ===========  =========== =========== ========  ==========
      OLD
      GCL           COMPANY
     COMMON        PRO FORMA
     STOCK       JUNE 30, 1998
---------------- -------------
Class A.........          --
Class B.........          --
Class C.........          --
Class D.........          --
Class E.........          --
Company Common
Stock...........  201,892,900
                 -------------
Total...........  201,892,900
                 =============

 (5) Adjustment to reflect the estimated net proceeds of the Offerings ($337.5 million) after deducting underwriting and offering expenses, with a Price to Public per Share of $19.00.

 (6) In June and July, 1998, the Company entered into contracts for the construction of MAC and PAC, respectively, and at the same time obtained commitment letters to finance, in part, the construction costs. No effect has been given to the commitment letters in the pro forma balance sheet.

 (7)Pro forma common stock of the Company is as follows:

                                                                PRO FORMA
                                                           AS OF JUNE 30, 1998
                                                           -------------------
      201,892,900 shares issued and outstanding, $.01 par
       value per share....................................     $2,018,929

 (8) The "As Adjusted" columns give effect to the May 18, 1998 issuance of the GCH Senior Notes assuming that the GCH Senior Notes had been issued at the beginning of the period. The net proceeds from this transaction were used to repurchase the GTH Senior Notes and to redeem the GTH Preference Shares.

   The "As adjusted" columns do not give effect to non-recurring items such as the $19.9 million extraordinary loss resulting from the repurchase of the GTH Senior Notes, the $34.1 million one time charge in connection with the redemption of the GTH Preference Shares or the $139.7 million charge related to the Advisory Services Agreement Termination.

 (9) The Company has assumed that GCH Senior Notes proceeds not used to redeem the GTH Preference Shares or repurchase GTH Senior Notes were placed in non-interest bearing accounts and therefore no interest income has been reflected in the "As adjusted" columns.

(10) The effect on interest expense resulting from the issuance of the GCH Senior Notes and the concurrent redemption of the GTH Preference Shares and repurchase of the GTH Senior Notes has been included in the "As adjusted" columns. The Company capitalized as construction in progress only the amount of interest that would be permitted under SFAS 34 had the GCH Senior Notes been outstanding for the entire period covered on the actual average qualifying expenditures for such period. The remaining interest cost attributable to the GCH Senior Notes has been included in the "As adjusted" columns as interest expense.

  The following table presents the calculations used to determine pro forma interest expense for the periods presented:

                                           FOR THE PERIOD
                           FOR THE SIX     MARCH 19, 1997      FOR THE PERIOD
                           MONTHS ENDED  (DATE OF INCEPTION)   MARCH 19, 1997
                             JUNE 30,        TO DECEMBER     (DATE OF INCEPTION)
                               1998           31, 1997        TO JUNE 30, 1998
                           ------------  ------------------- -------------------
TOTAL PRO FORMA INTEREST
 COST INCURRED
Principal outstanding on
 GCH Senior Notes........  $800,000,000     $800,000,000        $800,000,000
Interest rate............         9.625%           9.625%              9.625%
                           ------------     ------------        ------------
Total interest cost in-
 curred..................  $ 38,500,000     $ 61,386,111        $ 99,886,111
                           ============     ============        ============
TOTAL PRO FORMA INTEREST
 CAPITALIZED
Actual average qualifying
 expenditures for the
 period(A)...............  $569,000,000     $278,300,000        $391,640,293
Effective Capitalization
 rate....................          9.53%            9.59%               9.56%
                           ------------     ------------        ------------
Total interest
 capitalizable...........  $ 27,112,850     $ 20,832,224        $ 47,945,074
Less: interest capital-
 ized on existing long      (11,305,681)      (1,476,767)        (12,782,448)
 term debt...............  ------------     ------------        ------------
Total interest capital-
 ized on GCH Senior          15,807,169       19,355,457          35,162,626
 Notes...................  ============     ============        ============
TOTAL PRO FORMA INTEREST
 EXPENSE.................  $ 22,692,831     $ 42,030,654        $ 64,723,485
                           ============     ============        ============

-------
(A) Average qualifying expenditures are taken from actual amounts recorded in the Company's consolidated financial statements.

(11) During each of the three and six months ended June 30, 1998, the Company recognized $21.1 million from a total of $67.1 million stock-related expense relating to stock options issued during such period. The remaining $46.0 million of stock-related expense will be recognized as follows: $4.8 million in each of the third and fourth quarters of 1998, $19.2 million in 1999, $13.5 million in 2000 and $3.7 million in 2001.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully by prospective investors in evaluating the Company and its business prospects before purchasing the Shares.

LIMITED OPERATING HISTORY

  The Company was organized in March 1997 and was in the development stage through May 26, 1998, when the United States--United Kingdom segment of AC-1 achieved RFS and began to generate revenues. The Company's financial information relates principally to a period in which the Company was engaged in construction and development of AC-1 and, until June 1998, had minimal revenues and operating costs because the costs of construction had been capitalized. Despite recognizing approximately $101 million in revenues, the Company has incurred a net loss applicable to common shareholders of approximately $214.5 million for the period from March 19, 1997 (date of inception) through June 30, 1998, due primarily to the Advisory Services Agreement Termination, awards under the Company's Stock Incentive Plan, the extraordinary loss on the retirement of the GTH Senior Notes and the redemption of GTH Preference Shares. Global Crossing to date has financed its net losses, debt service, capital expenditures and other cash needs through the proceeds of sales of common and preferred equity and the issuance of debt, including non-recourse indebtedness of ACL. In addition, the Company will require substantial additional capital in order to carry out its business plan. See "--Substantial Future Capital Requirements."

  The Company's success will substantially depend on sales of capacity upon its systems. While the Company has been primarily marketing and selling capacity on AC-1 during its construction period and this activity has resulted in executed CPAs as of June 30, 1998 to purchase capacity totaling $556 million, including related sales of terrestrial capacity, there can be no assurance that the Company will continue to be successful in selling capacity on AC-1 or its other systems under development. There also can be no assurance that the Company will be able to realize its business plan or that such realization will help the Company achieve or sustain operating profitability or sufficient cash flow to service its indebtedness. See "--Sales of Capacity; Termination of CPAs," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

LEVERAGE

  As of June 30, 1998, on a consolidated pro forma basis after giving effect to the Offerings and the application of the net proceeds therefrom, the Company would have had $1,326.5 million of total liabilities, including approximately $1,228.2 million of senior indebtedness, of which $367 million would have been secured. In addition, the Company has entered into a $850 million non-recourse credit facility with respect to PC-1 (under which $200 million of indebtedness has been incurred as of August 10, 1998), as well as contractual commitments with respect to MAC and PAC in the amount of $240 million and $310 million, respectively.

  The Company's significant debt burden could have important consequences to the Company, including, but not limited to, the following: (i) the cash received from operations may be insufficient to meet the principal and interest payments on the Company's debt as the same become due; (ii) a significant portion of the Company's cash flow from operations must be used to service its debt instead of being used in the Company's business; and (iii) the Company's flexibility to obtain additional financing in the future may be impaired by the amount of debt outstanding and the restrictions imposed by the covenants contained in the debt instruments of the Company. See "Description of Certain Indebtedness."

  The ability of the Company to meet its financial obligations will be subject to financial, business and other factors, many of which are beyond its control, such as prevailing economic conditions. In addition, the ability of GCL's operating subsidiaries to pay dividends or to make other payments to GCL will be restricted by the terms of various credit arrangements expected to be entered into by such operating subsidiaries, as well as legal restrictions. The instruments governing existing and future indebtedness contain, or may contain, covenants that limit the operating and financial flexibility of the Company. Failure to generate sufficient cash flow may impair the Company's ability to obtain additional equity or debt financing or to meet its debt service requirements. In such circumstances, the Company may be required to renegotiate the terms of the instruments relating to its long term debt or to refinance all or a portion thereof. There can be no assurance that the Company would be able to renegotiate successfully such terms or refinance its indebtedness when required or that satisfactory terms of any such refinancing would be available. If the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, it would have to consider other options such as the sale of certain assets to meet its debt service obligations, the sale of equity, negotiations with its lenders to restructure applicable indebtedness or other options available to it under applicable law.

SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS

  Global Crossing will require substantial capital investment to pursue the implementation of its business plan. Because the Company anticipates that each of its systems will require separate financing in addition to the equity investment made by the Company in such system, it intends to raise additional non-recourse debt or equity capital at the system level to meet these financing requirements. The Company currently estimates that its capital resources, together with the additional capital that it intends to raise at the system level, will be sufficient to fund its currently planned systems. Failure to generate sufficient funds in the future, whether from operations or by raising additional debt or equity capital, would have a material adverse effect on the Company's business prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS RELATED TO COMPLETING THE COMPANY'S CABLE SYSTEMS

  The Company's ability to achieve its strategic objectives will depend in large part upon the successful, timely and cost-effective completion of the Company's planned cable systems as well as on achieving substantial capacity sales on these systems once they become operational. The construction of the Company's systems will be affected by a variety of factors, uncertainties and contingencies, many of which are beyond the Company's control. There can be no assurance that each of these systems will be completed at the cost and in the time frame currently estimated by Global Crossing, or even at all. Although the Company will be awarding contracts for construction of its systems to certain suppliers who in most cases are expected to be bound by a fixed-price construction cost schedule, and to provide guarantees in respect of completion dates and system design specifications, there can be no assurance that the actual construction costs or the time required to complete these systems will not exceed current Company estimates. Such circumstances could have a material adverse effect on the Company. See "Business--Suppliers."

  The successful completion of the Company's cable systems will depend, among other things, upon the Company's ability to manage their construction effectively and to obtain all permits and licenses required for construction. Successful completion will also depend on the timely performance by third-party contractors of their obligations. There can be no assurance that construction will be completed as scheduled or that the required permits and licenses will be obtained. There are a limited number of suppliers with whom the Company can negotiate these arrangements. There can be no assurance that the Company will be able to enter into these contracts. Any of the foregoing may significantly delay or prevent completion of one or more of the Company's systems, which could have a material adverse effect on the Company.

SALES OF CAPACITY; REALIZATION OF OTHER REVENUES

  The ability of the Company to achieve its business objectives will also depend in large part upon its sales and marketing capabilities. Through its wholly-owned subsidiary, Global Crossing International, Ltd. ("GCI"), the Company has assembled a dedicated sales and marketing force and will be dependent upon the ability of such employees to effectively market and sell capacity. There can be no assurance that the Company will be able to effectively sell capacity on its cable systems. Failure of the Company to effectively sell capacity on its cable systems would have a material adverse effect on the Company.

  The Company's ability to increase revenues and profits will depend in part on its ability to expand the products and services it offers to customers. The Company currently believes that potential sources of these revenues include potential upgrades of the capacity available on its planned systems, the development of additional subsea cable projects and the provision of terrestrial backhaul services to customers acquiring capacity on its undersea cable systems. See "Business." In the event the Company is unable to effect these upgrades, develop additional cable projects or obtain required terrestrial backhaul capacity, the Company's ability to increase its revenues and profits will be adversely affected.

TERMINATION OF CPAS

  A purchaser's payment obligation under a CPA for AC-1 terminates with capacity on any segment other than the United States-United Kingdom segment (and, in certain cases, with respect to capacity on the United States-United Kingdom segment), if the RFS date for the full AC-1 system has not occurred by June 30, 1999. Performance under certain CPAs for AC-1 is also contingent upon the obtaining and continuance of such approvals, consents, governmental authorizations, licenses and permits as may be required or reasonably deemed necessary by each party thereto for performance by such party thereunder and as may be satisfactory to it. It is expected that CPAs for the Company's other systems will contain similar provisions. Termination of a substantial number of CPAs for any of the foregoing reasons would have a material adverse effect on the Company. See "Business--Sales and Marketing" and "--Summary of Principal Terms of Standard Contractual Documentation."

COMPETITION

  The international telecommunications industry is highly competitive. The Company faces competition from existing and planned systems along each of its planned routes and from satellite providers, including existing geosynchronous satellites and low-earth orbit systems now under construction. On certain routes, terrestrial cable systems may also compete with the Global Crossing Network. The Company competes primarily on the basis of price, availability, transmission quality and reliability, customer service and the location of its systems. Traditionally, carriers have made substantial long term investments in ownership of cable capacity, making lower price and superior service less determinative in convincing such carriers to acquire additional capacity on the Company's systems than is the case in industries without such long term relationships. Accordingly, there can be no assurance that the Company will be able to compete successfully against systems to which prospective customers have made long term commitments.

  The routes underlying Global Crossing's systems are currently served by several undersea cables as well as satellites. Primary future sources of competition for the Company may result from, among others, (i) TAT-14, a transatlantic cable system which is being developed by its consortium members,
(ii) Gemini, a transatlantic cable system being operated and marketed by WorldCom and Cable & Wireless, (iii) China-US, a transpacific system being developed as a "private cable system" by fourteen large carriers, including SBC, MCI, AT&T and Sprint, most of whom have traditionally sponsored consortium cables and (iv) the Japan-US Cable Network, a transpacific system being developed by a consortium of major telecommunications carriers including Worldcom, AT&T, KDD, NTT, Cable & Wireless and GTE. Other regional and global systems are being considered by developers, including Project Oxygen, a global system being evaluated by CTR Group, Ltd. The Company believes that the other planned transatlantic systems would compete directly with AC-1 and the commitments of the developers of these systems could substantially reduce these customers' demand for capacity on AC-1. Although the Company believes that the other planned transpacific systems will not satisfy the demand for capacity between the United States and Japan and that there is currently enough demand projected to accommodate all such systems, the other planned transpacific systems will receive commitments for capacity that PC-1 could have received in their absence. In addition, the Company may face competition from existing and planned regional undersea cable systems and satellites on its MAC and PAC routes, where entrants are vying for purchases from a small but rapidly growing customer base. See "--Rapid Growth in a Changing Industry; Pricing Uncertainties" and "Business--Competition."

RELATIONSHIP WITH PRINCIPAL SHAREHOLDERS; CONFLICTS OF INTEREST

  As of August 13, 1998, Pacific Capital Group, Inc. ("PCG") had a 26.85% beneficial ownership interest in GCL (after giving effect to the Old GCL Exchange). PCG and its affiliates have entered into certain transactions with the Company in connection with the development by PCG and its affiliates of several of Global Crossing's systems, including AC-1, PC-1, PAC and MAC, and the decision by the Board of Directors of GCL to assume the ongoing development of systems (other than AC-1) from an affiliate of PCG. PCG and its subsidiaries are controlled by Mr. Gary Winnick, the Co-Chairman of the Board of Directors of GCL, and several other officers and directors of GCL are affiliated with PCG. In addition, through an affiliate, Canadian Imperial Bank of

Commerce ("CIBC") had a 25.03% beneficial ownership interest in GCL (after giving effect to the Old GCL Exchange). An affiliate of CIBC is an Underwriter in the Offerings, and CIBC and its affiliates have also entered into certain financing transactions with the Company in connection with the development and construction of the Company's systems. Several members of the Board of Directors of GCL are affiliated with CIBC. See "Management," "Principal and Selling Shareholders" and "Certain Transactions."

  Upon completion of the Offerings, PCG and CIBC collectively will beneficially own 47.18% of the outstanding Common Stock (46.46% assuming the over-allotment option is exercised in full). Accordingly, PCG and CIBC may be able to determine the vote on matters submitted to a vote of the Company's stockholders, including the election of directors.

  Certain officers and directors of the Company also serve as officers and directors of other companies and certain officers and directors of the Company are active investors in the telecommunications industry. See "Management." Service as a director or officer of the Company and as a director or officer of another company could create or appear to create conflicts of interest when the director or officer is faced with decisions that could have different implications for the Company and such other company. A conflict of interest could also exist with respect to allocation of time and attention of persons who are officers of both the Company and another company. The pursuit of these other business interests could distract these officers and directors from pursuing opportunities on behalf of the Company. Such conflicts of interest could have a material adverse affect on the Company.

BENEFICIAL OWNERSHIP BY MANAGEMENT AND AFFILIATES

  The Company's executive officers and directors have substantial equity interests in the Company and have also received amounts from the Company due to advisory services fees paid to PCG and its affiliates. This advisory fee arrangement will be terminated prior to the Offerings, with such individuals receiving Common Stock as a result of such termination, thereby increasing their significant equity interests in the Company following the Offerings. Set forth below for each executive officer and director of the Company is the amount and value of (i) all shares of Common Stock to be sold by such individual in the Offerings, (ii) all shares of Common Stock to be beneficially owned by such individual immediately following the Offerings (determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, except with respect to options, all of which are shown in the column entitled "Stock Options Held"), (iii) all options to acquire Common Stock held by such individual, (iv) all warrants held by such individual to purchase additional Common Stock and (v) all fees paid to such individual indirectly through the advisory fees paid to PCG. See "Principal and Selling Shareholders" and "Certain Transactions." The values set forth in the following table are based upon a price of $19 per share of Common Stock (the Price to Public per Share of the Offerings).

                    COMMON               COMMON STOCK                                      STOCK                ADVISORY
                    STOCK                OWNED AFTER               WARRANTS               OPTIONS               SERVICES
INVESTOR          TO BE SOLD    VALUE    OFFERINGS(1)    VALUE      HELD(2)   VALUE(2)    HELD(3)     VALUE      FEES(4)
--------          ---------- ----------- ------------ ------------ --------- ----------- --------- ----------- -----------
Gary Winnick....  1,096,463  $20,832,797  46,739,575  $888,051,925 4,282,896 $33,728,493   900,000 $15,600,000 $ 3,191,630
Lodwrick M.
 Cook...........        --   $       --    1,731,226  $ 32,893,294   475,001 $ 3,301,257   450,000 $ 7,800,000 $       --
Jack M. Scanlon.        --   $       --          --   $        --        --  $       --  1,800,000 $31,200,000 $       --
Dan J. Cohrs....        --   $       --          --   $        --        --  $       --    675,000 $ 8,325,000 $       --
David L. Lee....    306,704  $ 5,827,376  10,102,010  $191,938,190 1,244,229 $ 9,692,335   450,000 $ 7,800,000 $   481,130
Abbott L. Brown.    230,129  $ 4,372,451   5,690,670  $108,122,730   908,834 $ 6,895,470   450,000 $ 7,800,000 $   320,754
Barry Porter....    306,704  $ 5,827,376   9,189,874  $174,607,606 1,217,634 $ 9,423,725   450,000 $ 7,800,000 $   481,130
James C. Gorton.        --   $       --          --   $        --        --  $       --    750,000 $ 9,250,000 $       --
Jack Finlayson..        --   $       --          --   $        --        --  $       --    735,000 $ 7,215,000 $       --
K. Eugene
 Shutler........        --   $       --      148,986  $  2,830,734       --  $       --    300,000 $ 5,200,000 $       --
Hillel
 Weinberger.....        --   $       --   21,330,900  $405,287,100       --  $       --     60,000 $ 1,040,000 $       --
Jay R. Bloom....        --   $       --   48,513,400  $921,754,600       --  $       --    300,000 $ 5,200,000 $       --
Dean C. Kehler..        --   $       --   48,513,400  $921,754,600       --  $       --    300,000 $ 5,200,000 $       --
Jay R. Levine...        --   $       --   48,513,400  $921,754,600       --  $       --    300,000 $ 5,200,000 $       --
William D.
 Phoenix........        --   $       --   48,513,400  $921,754,600       --  $       --    300,000 $ 5,200,000 $       --
Bruce Raben.....        --   $       --   48,513,400  $921,754,600       --  $       --    300,000 $ 5,200,000 $       --
Michael R.
 Steed..........        --   $       --   16,590,130  $315,212,470   348,967 $ 3,524,567    60,000 $ 1,040,000 $   194,696
                     TOTAL
INVESTOR            VALUE(5)
--------          ------------
Gary Winnick....  $961,404,845
Lodwrick M.
 Cook...........  $ 43,994,551
Jack M. Scanlon.  $ 31,200,000
Dan J. Cohrs....  $  8,325,000
David L. Lee....  $215,739,031
Abbott L. Brown.  $127,511,405
Barry Porter....  $198,139,837
James C. Gorton.  $  9,250,000
Jack Finlayson..  $  7,215,000
K. Eugene
 Shutler........  $  8,030,734
Hillel
 Weinberger.....  $406,327,100
Jay R. Bloom....  $926,954,600
Dean C. Kehler..  $926,954,600
Jay R. Levine...  $926,954,600
William D.
 Phoenix........  $926,954,600
Bruce Raben.....  $926,954,600
Michael R.
 Steed..........  $319,971,733

--------
(1) The amount shown for Mr. Weinberger includes 20,037,585 shares of Common Stock owned by Continental Casualty Company, an affiliate of Loews/CNA Holdings Corp. Mr. Weinberger is an officer of Loews/CNA Holdings Corp. The amounts shown for Messrs. Bloom, Kehler, Levine, Phoenix and Rabin include 48,513,400 shares of Common Stock owned beneficially by CIBC, an affiliate of their employer, CIBC Oppenheimer Corp. ("CIBC Oppenheimer"). The amount shown for Mr. Steed includes 16,590,130 shares of Common Stock owned by MRCo, Inc., a wholly-owned subsidiary of Union Labor Life Insurance Company ("ULLICO") and certain fees paid to ULLICO. Mr. Steed is an officer of both such companies.

(2) Includes New PCG Warrants and GCL Warrants. The value of warrants held is presented based upon a value of $6.95 per New PCG Warrant and $10.10 per GCL Warrant, the value assigned to such warrants by the Company based upon independent appraisals.

(3) Of the 7,380,000 aggregate shares of Common Stock issuable upon the exercise of options reflected in the table, options in respect of 2,260,000 shares are exercisable within 60 days of August 13, 1998 and options in respect of 5,120,000 shares are exercisable, subject to various conditions, following vesting on various dates through July 2001. The amounts shown for Messrs. Bloom, Kehler, Levine, Phoenix and Raben include options in respect of 300,000 shares of Common Stock owned beneficially by CIBC.

(4) The agreements providing for the payment of advisory services fees to PCG and its affiliates also provided that varying portions of such fees were payable to ULLICO, CIBC and Messrs. Winnick, Cook, Brown, Lee and Porter. The Company and the other parties to these agreements have agreed to terminate these agreements in connection with the Offerings in consideration for the issuance, through an affiliate of PCG, to the persons entitled to receive such fees of shares of Common Stock having an aggregate value of $135 million and the cancellation of $2.7 million owed to the Company under a related advance agreement. Pursuant to this termination, shares of Common Stock will be issued to and beneficially owned by the following persons in the amounts and having the values (based upon a Price to Public per Share of $19.00) indicated. The net proceeds from the sale of the Shares to be sold in the Offerings by Messrs. Winnick, Cook, Lee, Brown and Porter are to be used by such individuals to fund anticipated income tax liabilities resulting from the termination of these advisory fee agreements.

                          RECIPIENT                    COMMON STOCK    VALUE
                          ---------                    ------------ ------------
        Gary Winnick (including PCG and PCG Telecom).   3,257,577   $ 61,893,963
        CIBC.........................................     670,000     12,730,000
        ULLICO.......................................     366,579      6,965,001
        Lodwrick M. Cook.............................     304,974      5,794,506
        Abbott L. Brown..............................     683,711     12,990,510
        David L. Lee.................................     911,211     17,313,010
        Barry Porter.................................     911,211     17,313,010
                                                        ---------   ------------
          Total......................................   7,105,263   $135,000,000
                                                        =========   ============

(5) The amounts shown give effect to the Old GCL Exchange, Advisory Services Agreement Termination and TDC Exchange. Amounts under "Warrants Held" include New PCG Warrants and GCL Warrants. See "Principal and Selling Shareholders," "Certain Transactions" and "Description of Capital Stock-- Old GCL Exchange."

TRANSITION FROM PROJECT MANAGEMENT TO OPERATING COMPANY

  The Company must undergo substantial changes in its operations to transition from being a development stage company primarily involved in the planning and development of a major telecommunications infrastructure system to one which operates, markets, supports and services multiple systems. These changes are expected to be a significant challenge to the Company's managerial, administrative and operational resources. The Company is in the process of expanding the management and operational capabilities necessary for this transition. The Company's ability to manage this transition successfully will depend on, among other things: (i) expansion, training and management of its employee base, including attracting, retaining and motivating highly skilled personnel; (ii) taking over or outsourcing the Company's customer interface and operations, administration and maintenance systems; (iii) procuring terrestrial capacity to provide connectivity to inland cities; and (iv) control of the Company's expenses. There can be no assurance that the Company will succeed in developing all or any of these capabilities, and any failure to do so could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

RAPID GROWTH IN A CHANGING INDUSTRY; PRICING UNCERTAINTIES

  Part of the Company's strategy is to rapidly construct several cable systems in a short time frame in order to take advantage of the supply and demand imbalance that currently exists and is projected in the global marketplace. Each of the Company's currently announced systems is expected to be operational between 1998 and 2000. As a result of the Company's implementation of the aggressive timing of its strategy, the Company is experiencing rapid expansion that management expects will continue for the foreseeable future. This growth has increased the operating complexity of the Company. At the same time, the international telecommunications industry is changing rapidly due to, among other things, regulatory liberalization, privatization of established carriers, the expansion of telecommunications infrastructure, the globalization of the world's economies and the changing technology for wireless and satellite communication. Much of the Company's planned growth is predicated upon the growth in demand for international telecommunications capacity which will consume the increased supply of telecommunications capacity from new cables and other technology so that price declines will not be greater than the price declines anticipated by the Company in its business plan. There can be no assurance that such anticipated demand growth will occur.

  The undersea fiber optic cable transmission industry has experienced significant per circuit price declines resulting from technological advances in fiber optic technology. Recent technological advances have created even greater per circuit pricing pressure in the industry. A lower than projected increase in demand or a higher than projected decline in per circuit price could have a material adverse effect on the Company. There can be no assurance, even if the Company's projections with respect to such factors are realized, that the Company will be able to implement its strategy or that its strategy will be successful in the rapidly evolving telecommunications market.

RAPID TECHNOLOGICAL CHANGE

  Recent technological advances, such as the use of DWDM, have greatly expanded the availability of capacity of new fiber optic cable at constant construction costs, resulting in a corresponding decrease in the cost per circuit of capacity. In addition, the introduction of new products or the emergence of new technologies may enable competitors to install competing systems at a lower per-circuit cost on routes currently targeted by the Company or to expand capacity on existing competitive systems, potentially rendering the Company's systems not cost competitive. While the Company believes that being the first to market and construct cable systems with significant capacity on certain routes may prevent competitors from overbuilding in those situations, Global Crossing cannot predict the behavior of potential competitors who might otherwise build a system even if it would be uneconomical for an additional system to be constructed. The Company believes that for the foreseeable future, technology changes will neither materially affect the continued use of fiber optic cable nor materially hinder the Company's ability to deploy the state-of-the-art technology; however, the effect of such technological changes on the Company's operations cannot be predicted and could have a material adverse effect on the Company.

OPERATIONS RISKS

  Each of Global Crossing's systems will be subject to the risks inherent in a large-scale, complex undersea fiber optic telecommunications system employing advanced technology. The operations, administration, maintenance and repair of these systems requires the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world. There can be no assurance that, even if built to specifications, the Company's systems will function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render a cable system unable to perform at design specifications.

  AC-1 has, and each of the Company's other systems are expected to have, a design life of not less than 25 years; however, there can be no assurance of the actual useful life of any of these systems. A number of factors will affect the useful life of each of the Company's systems, including, among other things, quality of construction, unexpected deterioration and technological or economic obsolescence. Failure of any of the Company's systems to operate for its full design life could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

  The Company's future success depends on the efforts of certain of its officers and key technical, sales and other employees, some of whom have only recently joined the Company, as well as its ability to attract, retain and motivate highly skilled officers and employees. There can be no assurance that the Company will successfully integrate new management personnel and employees into its existing operations, or that the Company will be able to attract, retain and motivate highly skilled management personnel and employees.

Furthermore, the Company does not presently maintain any key person life insurance policies on any of its management personnel. See "Management-- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  The Company will derive substantial revenues from international operations. The Company intends to have substantial physical assets in several jurisdictions along the routes of its planned systems. International operations are subject to political, economic and other uncertainties, including, among other things, risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, labor disputes and other uncertainties arising out of foreign government sovereignty over the Company's international operations. There can be no assurance that these factors will not have a material adverse effect on the Company.

FOREIGN EXCHANGE; EXCHANGE CONTROLS

  The Company will invoice all sales of capacity in U.S. dollars, and each customer will incur maintenance and other obligations denominated in U.S. dollars; however, many actual and prospective customers of the Company derive their revenues in currencies other than U.S. dollars. The obligations of customers whose revenues are preponderantly in foreign currencies will be subject to unpredictable and indeterminate increases in the event that such currencies devalue relative to U.S. dollars. Furthermore, such customers may be or may become subject to exchange control regulations which might restrict or prohibit the conversion of their revenue currencies into dollars. There can be no assurance that the occurrence of any such factors will not have a material adverse effect on the Company.

EFFECT OF GOVERNMENT REGULATION

  The Company, in the ordinary course of development, construction and operation of its fiber optic cable systems, will be required to obtain and maintain various permits, licenses and other authorizations in both the United States and in foreign jurisdictions where its cables land. In particular, undersea cable landing or similar licenses will be required in many of the jurisdictions where Global Crossing's systems will land. Such licenses are typically issued for a term of years, subject to renewal. Moreover, the licenses may subject the Company's business and operations to varying forms of regulation, which could change over the course of time. Failure to obtain or renew such a license, or a material change in the nature of the regulation to which the Company's operations are subject, could have a material adverse effect on the Company's business. In addition, the Company's international operations may be affected from time to time by political developments and national and local laws and regulations and may be subject to risks such as the imposition of governmental controls, license requirements and changes in tariffs. Specifically, in connection with the construction of each cable system, the Company must obtain certain permits and licenses with respect to construction, operations and maintenance. Although Global Crossing intends that the construction contracts for each of the Company's cable systems will impose the burden of acquiring and maintaining construction licenses and permits on the contractor for each of such systems, there can be no assurance that such contractor will successfully obtain such permits and licenses. Failure to obtain or maintain any permits or licenses so required could have a material adverse effect on the Company. See "Business--Regulation."

DEPENDENCE ON THIRD PARTIES

  The Company is and will continue to be dependent upon third parties to (i) provide access to certain origination and termination points of its systems in various jurisdictions, (ii) construct and operate landing stations in certain of such jurisdictions, (iii) construct and maintain the Company's systems pursuant to contractual arrangements with the Company, (iv) provide backhaul service to the Company's customers through contractual arrangements with such parties and (v) act as joint venture participants with respect to PC-1 and, potentially, certain of the Company's future systems. There can be no assurance that such parties will perform their contractual obligations or that there will not be political or economic events in relation to such parties which may have a material adverse effect on the Company.

RISK OF ERROR IN FORWARD-LOOKING STATEMENTS

  Until May 26, 1998, the Company was a development stage company. Accordingly, all statements in this Prospectus that are not clearly historical in nature are forward-looking. Examples of such forward-looking statements include the statements concerning the Company's operations, prospects, size of world telecommunications traffic, size of addressable market, technological and customer support capabilities, pricing, potential customers and liquidity and working capital needs, estimated demand forecasts, and information concerning characteristics of competing systems. These forward-looking statements are inherently predictive and speculative and no assurance can be given that any of such statements will prove to be correct. Actual results and developments may be materially different from those expressed or implied by such statements. Prospective investors should carefully review the other risk factors set forth in this section of this Prospectus for a discussion of certain factors which could result in any of such forward-looking statements proving to be inaccurate.

TAX MATTERS

  The Company believes that a significant portion of its income will not be subject to tax by any of (i) Bermuda, which currently does not have a corporate income tax, or (ii) certain other countries in which the Company conducts activities or in which customers of the Company are located, including the United States. However, this belief is based upon the anticipated nature and conduct of the business of the Company, which may change, and upon the Company's understanding of its position under the tax laws of the various countries in which the Company has assets or conducts activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law (which may have retroactive effect). The extent to which certain jurisdictions may require the Company to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, the operations and payments due to the Company may be affected by changes in taxation, including retroactive tax claims or assessment of withholding on amounts payable to the Company or other taxes assessed at the source, in excess of the taxation anticipated by the Company based on business contacts and practices of the Company and the current tax regimes. There can be no assurance that any of the foregoing factors would not have a material adverse effect on the Company. See "Tax Considerations."

FOREIGN PERSONAL HOLDING COMPANY, PASSIVE FOREIGN INVESTMENT COMPANY, CONTROLLED FOREIGN CORPORATION AND PERSONAL HOLDING COMPANY RULES

  It is possible that the Issuer or one of its non-United States subsidiaries will be classified as a foreign personal holding company (a "FPHC") under the United States Internal Revenue Code of 1986, as amended (the "Code"). If the Issuer or one of its non-United States subsidiaries were classified as an FPHC, all United States Holders (as defined below under "Tax Considerations") of Common Stock would be required to include in income, as a dividend, their pro rata share of the Issuer's (or its relevant non-United States subsidiary's) undistributed FPHC income (generally, taxable income with certain adjustments). While the Company intends to manage its affairs so as to attempt to avoid or minimize having income imputed to United States Holders under these rules, to the extent such management of its affairs is consistent with its business goals, there can be no assurance that the Company will be successful in this endeavor.

  The Issuer believes that it is not a passive foreign investment company (a "PFIC") and does not expect to become a PFIC in the future, although there can be no assurance in this regard. In addition, this belief is based, in part, on interpretations of existing law that the Issuer believes are reasonable, but which have not been approved by any taxing authority. If the Issuer were a PFIC, then each United States Holder of Common Stock would, upon certain distributions by the Issuer, or upon disposition of the Common Stock at a gain, be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge, generally as if the distribution or gain had been recognized ratably over the United States Holder's holding period (for PFIC purposes) for the Common Stock, or if a "qualified electing fund" election were made by a United States Holder of Common Stock, a pro rata share of the Issuer's ordinary earnings and net capital gain would be required to be included in such United States Holder's income each year. A United States Holder may also be able to make a mark to market election. If the mark to market election is available to a United States Holder, annual increases and decreases in share value would be included as ordinary income or deducted from ordinary income by marking-to-market the value of the shares at the close of each year. See "Tax Considerations."

  Furthermore, additional tax considerations would apply if the Issuer or any of its affiliates were a controlled foreign corporation (a "CFC") or a personal holding company (a "PHC"). See "Tax Considerations."

DIVIDEND POLICY; RESTRICTION ON PAYMENT OF DIVIDENDS

  The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." The Company's ability to pay dividends is limited by certain of its debt instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

DILUTION

  The public offering price is substantially higher than the tangible book value of the outstanding Common Stock. Purchasers of Shares in the Offerings will therefore experience immediate and substantial dilution in tangible book value per share, and existing shareholders of GCL will receive a material increase in the tangible book value per share of their shares of Common Stock. The dilution to new investors will be $16.06 per Share (assuming no exercise of the over-allotment options granted to the Underwriters). See "Dilution."

VOTING AND TRANSFER RESTRICTIONS

  The Amended and Restated Bye-Laws of the Company (the "Bye-Laws") will provide that each share of Common Stock will have one vote. However, if the Controlled Shares (as defined herein) of any person constitute 9.5% (or, in the case of CIBC and its affiliates, 35%) of the voting power of the outstanding shares, the voting rights with respect to such Controlled Shares will be limited pursuant to the Bye-Laws and the voting rights attached to such shares allocated to the other holders of Common Stock on a pro rata basis. The other holders allocated these voting rights may not exceed the above limitation as a result of this allocation. The Bye-Laws will also prohibit any transfer of shares of Common Stock that, subject to certain exceptions, would result in a person beneficially owning Controlled Shares in excess of 5% of the outstanding shares of Common Stock, in the case of a natural person, or 9.5% of the outstanding shares of Common Stock, in the case of a group or any person other than a natural person, without the approval of a majority of the members of the Board of Directors and stockholders holding at least 75% of the votes that may be cast by all holders of Common Stock. Such voting and transfer restrictions will increase the difficulty for any person or group of persons acting in concert (other than certain existing stockholders) to acquire a substantial ownership position in, or control of, the Company. See "Description of Capital Stock--GCL--Voting and Transfer Restrictions."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offerings, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or be sustained. The offering price has been determined by negotiations between the Company and the Underwriters and there can be no assurance that the prices at which the Common Stock will sell in the public market after the Offerings will not be lower than the price at which the Common Stock is sold in the Offerings. See "Underwriting." Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. The trading price of the Common Stock after the Offerings could be subject to wide fluctuations in response to numerous factors, including, but not limited to, quarterly variations in operating results, competition, announcements of technological innovations or new products by the Company or its competitors, product enhancements by the Company or its competitors, regulatory changes, any differences in actual results and results expected by investors and analysts, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings (assuming no exercise of the over-allotment options granted to the Underwriters), GCL will have 201,892,900 shares of Common Stock outstanding, including 21,000,000 Shares of Common Stock offered hereby and 180,892,900 "restricted" shares of Common Stock. The Shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. Holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act. The restricted shares generally will be eligible for sale under Rule 144, as currently in effect, beginning as early as 180 days from the date of this Prospectus.

  The Company intends to file a registration statement under the Securities Act after the Offerings to register shares of Common Stock reserved for issuance under the Stock Incentive Plan, thus permitting the resale of such shares by non-affiliates upon issuance in the public market without restriction under the Securities Act. Such registration statement will automatically become effective immediately upon filing. See "Management--Stock Incentive Plan."

  Subject to certain exceptions, the Company and its shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 180 days from the date of this Prospectus, without the prior written consent of Smith Barney Inc. and Merrill Lynch.

  Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds from the Offerings to the Company are estimated to be approximately $337.5 million (after deducting the Underwriters' discount and estimated Offerings fees and expenses payable by the Company). The Company intends to use the net proceeds of the Offerings as follows: (i) approximately $220 million to make investments in the Global Crossing Network, (ii) up to $50 million to make minority investments in telecommunications companies and Internet service providers, (iii) up to $25 million to fund the Company's proposed investment in Global Access Limited and (iv) the balance for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business." Pending the application of the net proceeds of the Offerings as described above, the Company will invest such proceeds in short-term, interest-bearing U.S. Government securities and certain other short term, investment grade securities. The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders. The net proceeds from the sale of the Shares by the Selling Shareholders will be used by such Selling Shareholders to fund anticipated income tax liabilities resulting from the Company's acquisition of the rights to advisory fees payable under the Advisory Services Agreements as described under "Certain Transactions."

                                DIVIDEND POLICY

  GCL does not anticipate paying dividends in the foreseeable future. The terms of certain debt instruments of the Company also place limitations on GCL's ability to pay dividends. Future dividends, if any, will be at the discretion of the Board of Directors of GCL and will depend upon, among other things, the Company's operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors of GCL may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

                                   DILUTION

  At June 30, 1998, the "Pro forma net tangible book value" of the Company prior to the Offerings was $255.3 million or $1.40 per share of Common Stock. Pro forma net tangible book value per share prior to the Offerings represents the Company's net worth less intangible assets of $44.3 million divided by 182,832,900 shares of Common Stock outstanding (after giving effect to the PCG Warrant Conversion, Advisory Services Agreement Termination, TDC Exchange and Old GCL Exchange). After giving effect to the sale by the Company of 19,060,000 Shares pursuant to the Offerings at a Price to Public per Share of $19.00 and after deducting the underwriting discount and expenses of the Offerings, the pro forma net tangible book value of the Company at June 30, 1998 would have been $592.8 million, or $2.94 per share of Common Stock. Such amount represents an immediate increase in pro forma net tangible book value of $1.54 per share of Common Stock to the existing shareholders and an immediate dilution to new investors of $16.06 per share of Common Stock. The following table illustrates the dilution in pro forma net tangible book value per share to new investors:

   Price to Public per Share......................................        $19.00
   Pro Forma net tangible book value per share as of June 30, 1998 prior to the Offerings .......................................  $1.40
   Increase in Pro forma net tangible book value per share attrib-
    utable to the effects of the Offerings........................   1.54
                                                                    -----
   Pro forma net tangible book value per share after the Offer-
    ings..........................................................          2.94
                                                                          ------
   Dilution per share to new investors............................        $16.06
                                                                          ======

  The following table summarizes, on a pro forma basis after the Offerings, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the cash contribution per share of existing shareholders and the price per Share to be paid by purchasers of the Shares offered by the Company hereby (based upon an initial public offering price of $19.00 per Share before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company):

                          SHARES PURCHASED   TOTAL CONSIDERATION
                         ------------------- -------------------- AVERAGE PRICE
                           NUMBER    PERCENT    AMOUNT    PERCENT   PER SHARE
                         ----------- ------- ------------ ------- -------------
Existing
 shareholders(1)........ 182,832,900  90.56% $ 75,000,000  17.16%    $ 0.41
Shares sold by the
 Company................  19,060,000   9.44%  362,140,000  82.84%    $19.00
                         ----------- ------- ------------ -------
  Total................. 201,892,900 100.00% $437,140,000 100.00%
                         =========== ======= ============ =======

--------
(1) Sales by the Selling Shareholders in the Offerings will reduce the number of shares of Common Stock held by existing shareholders to 180,892,900 shares or 89.60% (88.22% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares of Common Stock held by new investors to 21,000,000 or 10.40% (24,150,000 or 11.78% if the
    Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."

  The foregoing tables assume no exercise of options issued under the Company's Stock Incentive Plan or outstanding GCL Warrants or New PCG Warrants. As of June 30, 1998, there were 16,607,865 shares of Common Stock reserved for issuance under the Company's Stock Incentive Plan, 2,554,183 shares of Common Stock issuable upon the exercise of outstanding GCL Warrants at an exercise price equal to the Price to Public per Share of the Offerings and 6,250,006 shares of Common Stock issuable upon the exercise of the New PCG Warrants at an exercise price equal to $19.00, the Price to Public per Share of the Offerings. The foregoing tables also assume no exercise of the Underwriters' over-allotment options. To the extent that any of such shares are issued in connection with the Stock Incentive Plan, there will be further dilution to new investors. See "Certain Transactions" and "Description of Capital Stock."

                                CAPITALIZATION

  The following table sets forth as of June 30, 1998 (i) the historical consolidated capitalization of the Company and (ii) the capitalization as adjusted to reflect the Offerings and the application of the net proceeds therefrom, the TDC Exchange, the Advisory Services Agreement Termination, the Old GCL Exchange and the PCG Warrant Conversion. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                                                     AS OF JUNE 30, 1998
                                                ------------------------------
                                                    ACTUAL      AS ADJUSTED(1)
                                                --------------  --------------
                                                 (UNAUDITED)
   Long Term Debt:
     AC-1 Credit Facility(2)................... $  367,048,000  $  367,048,000
     Long Term Deferred Revenue................      6,916,667       6,916,667
     Obligations under Inland Services
      Agreements(3)............................      7,628,050       7,628,050
     Obligations under Capital Leases(4).......      7,561,897       7,561,897
     GCH Senior Notes(5).......................    796,277,203     796,277,203
                                                --------------  --------------
       Total Long Term Debt....................  1,185,431,817   1,185,431,817
                                                --------------  --------------
   Shareholders' Equity:
     Common Stock..............................            110       2,018,929
     Treasury Stock............................            --     (209,414,620)
     Additional Paid-in Capital................    397,095,005   1,003,893,090
     Accumulated Deficit.......................   (159,315,864)   (159,315,864)
                                                --------------  --------------
       Total Shareholders' Equity..............    237,779,251     637,181,535
                                                --------------  --------------
       Total Capitalization.................... $1,423,211,068  $1,822,613,352
                                                ==============  ==============

--------
(1) As adjusted to reflect the Offerings, the TDC Exchange, the Advisory Services Agreement Termination, the Old GCL Exchange and the PCG Warrant Conversion. For detailed information on these adjustments, see the footnotes to the pro forma financial information presented on pages 11-14.

(2) The AC-1 Credit Facility provides non-recourse financing at the ACL level for the construction and development of AC-1. A total of $482.0 million is available to be borrowed under this facility, of which $367.0 million was outstanding as of June 30, 1998. See "Description of Certain
    Indebtedness--AC-1 Credit Facility."

(3) Net of the $43.5 million current portion of such obligations.

(4) Net of the $6.2 million current portion of such obligations.

(5) The GCH Senior Notes provide funds for refinancing corporate indebtedness and investments in the Company's PC-1, MAC and PAC systems. See "Description of Certain Indebtedness--GCH Senior Notes."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of December 31, 1997 and for the period from March 19, 1997 (date of inception) through December 31, 1997 are derived from the Consolidated Financial Statements of the Company included herein, which financial statements are prepared in accordance with U.S. GAAP and have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report thereon included elsewhere in this Prospectus. The financial data as of and for the three and six months ended June 30, 1998 are derived from the Company's unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, that management considers necessary for fair presentation of the financial position as of June 30, 1998 and results of operations for the interim periods presented. Results of operations for the interim periods are not necessarily indicative of the results of operations for a full year. The operating data presented below are derived from the Company's records. The financial data presented herein and elsewhere in this Prospectus is not necessarily indicative of the financial position or results of operations of the Company in the future. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                                                              FOR THE PERIOD
                                                              MARCH 19, 1997
                                              SIX MONTHS    (DATE OF INCEPTION)
                          THREE MONTHS ENDED     ENDED        TO DECEMBER 31,
                            JUNE 30, 1998    JUNE 30, 1998         1997
                          ------------------ -------------  -------------------
STATEMENT OF OPERATIONS
 DATA
Sales and Operating
 Revenues...............    $ 101,255,867    $ 101,255,867     $        --
                            -------------    -------------     ------------
Expenses:
  Cost of Capacity Sold.       41,200,229       41,200,229              --
  Operating,
   Administrative and         183,705,088      187,748,840        3,101,708
   Other (1)............    -------------    -------------     ------------
                              224,905,317      228,949,069        3,101,708
                            -------------    -------------     ------------
Operating Loss..........     (123,649,450)    (127,693,202)      (3,101,708)
Other Income (Expense):
  Interest Income.......        4,327,602        4,673,436        2,941,352
  Interest Expense......       (7,403,037)      (7,426,271)             --
Provision for Income
 Taxes (2)..............       (9,000,000)      (9,000,000)             --
Extraordinary Loss on         (19,709,471)     (19,709,471)             --
 Retirement of Debt (3).    -------------    -------------     ------------
Net Loss................     (155,434,356)    (159,155,508)        (160,356)
Preference Share Non-
 Cash Dividends (4).....       (3,898,203)      (8,306,433)     (12,689,923)
Redemption of Preference      (34,140,067)     (34,140,067)             --
 Shares (5).............    -------------    -------------     ------------
Net Loss Applicable to      $(193,472,626)   $(201,602,008)    $(12,850,279)
 Common Shareholders....    =============    =============     ============
Basic and Diluted Net
 Loss per Common Share
 before Extraordinary       $       (1.05)   $       (1.10)    $      (0.08)
 Item...................    =============    =============     ============
Net loss per Common
 Share on Extraordinary     $       (0.12)   $       (0.12)    $        --
 Item...................    =============    =============     ============
Basic and Diluted Net
 Loss per Common Share      $       (1.17)   $       (1.22)    $      (0.08)
 (6)....................    =============    =============     ============
Shares used in Computing
 Basic and Diluted Net        166,194,035      166,062,697      165,441,150
 Loss per Common Share..    =============    =============     ============

                                                  AS OF             AS OF
                                              JUNE 30, 1998   DECEMBER 31, 1997
                                              --------------  -----------------
BALANCE SHEET DATA:
Current Assets Including Cash and Restricted
 Cash (7).................................... $  605,891,695    $ 27,743,838
Long Term Accounts Receivable................      7,900,000             --
Construction in Progress and Capacity
 Available for Sale (8)......................    779,646,579     518,518,509
Investment in Pacific Crossing Ltd. (9)......    126,456,345             --
Deferred Finance and Organization Costs, Net      44,338,405      25,934,021
 of Accumulated Amortization................. --------------    ------------
                                              $1,564,233,024    $572,196,368
                                              ==============    ============
Current Liabilities.......................... $  141,021,956    $ 92,097,773
Long Term Debt...............................    367,048,000     162,325,000
Senior Notes.................................    796,277,203     150,000,000
Long Term Deferred Revenue...................      6,916,667             --
Obligations Under Inland Service Agreements
 and Capital Leases (10).....................     15,189,947       3,009,000
GTH Preference Shares (11)...................            --       90,643,919
Shareholders' Equity.........................
  Common Stock...............................            110             110
  Other Shareholders' Equity.................    397,095,005      74,280,922
  Accumulated Deficit........................   (159,315,864)       (160,356)
                                              --------------    ------------
Total Shareholders' Equity...................    237,779,251      74,120,676
                                              --------------    ------------
Total Liabilities and Shareholders' Equity... $1,564,233,024    $572,196,368
                                              ==============    ============

                                                                       AS OF
                                                                        JUNE
                                                                      30, 1998
                                                                    ------------
OPERATING DATA:
Executed CPAs...................................................... $556 million

                                                                 ESTIMATED(12)
                                                                 --------------
Route Kilometers...............................................          51,300
Fiber Kilometers...............................................         345,200
Estimated System Costs (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants)
 AC-1 .........................................................  $  750 million
 Other Systems Under Development...............................  $2,025 million
Landing Stations...............................................              14

--------
 (1) Includes a charge for the Advisory Services Agreement Termination on June 30, 1998. See "Certain Transactions." The Company acquired the rights of those entitled to fees payable under the Advisory Services Agreements in consideration for the issuance of Common Stock in the Company having an aggregate value of $135 million and the cancellation of approximately $2.7 million owed to the Company under a related advance agreement. As a result of this transaction, the Company has recorded a non-recurring charge in the approximate amount of $137.7 million. Also, during each of the three and six months ended June 30, 1998, the Company recognized $21.1 million from a total of $67.1 million of stock-related expense relating to stock options issued during such period. The remaining $46.0 million will be recognized as follows: $4.8 million in each of the third and fourth quarters of 1998, $19.2 million in 1999, $13.5 million in 2000 and $3.7 million in 2001.

 (2) Reflects income taxes on profits earned during the three months ended June 30, 1998 attributable to both United States and foreign jurisdictions. A significant portion of the Company's operating losses have been incurred in non-taxable jurisdictions and therefore these operating losses cannot be applied to future taxable earnings of the Company.

 (3) On May 18, 1998, a portion of the proceeds from the issuance of the GCH Senior Notes was used to repurchase the GTH Senior Notes. The Company recognized an extraordinary loss of $19.7 million on repurchase comprising a premium of approximately $9.8 million and a write-off of approximately $9.9 million of unamortized deferred financing costs.

 (4) The holders of GTH Preference Shares were entitled to receive cumulative, compounding dividends at an initial annual rate of 14%. Preference share dividends include cumulative 14% dividends and amortization of the discount and issuance costs. Effective June 17, 1998, the Company used proceeds from the GCH Senior Notes to redeem all outstanding GTH Preference Shares. All dividends prior to the redemption had been paid through the issuance of additional preference shares and charged against additional paid-in capital.

 (5) As a result of the redemption of the GTH Preference Shares, the Company incurred a one-time $34.1 million charge recorded against Additional Paid-in Capital. The charge was comprised of: (i) a $15.9 million charge for the redemption premium and (ii) a write-off of $18.2 of unamortized discount and unamortized deferred financing costs.

 (6) Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding and common stock equivalents including shares issuable under options and warrants that are dilutive using the treasury stock method.

 (7) The majority of Cash and Restricted Cash is comprised of proceeds from the issuance of the GCH Senior Notes and funds which have been reserved for the purpose of funding future interest payable on the GCH Senior Notes.

 (8) Construction in Progress and Capacity Available for Sale includes direct and indirect expenditures for construction of AC-1 and other Systems and is stated at cost. Includes costs incurred under (i) the AC-1 Contract;
     (ii) advisory, consulting and legal fees; (iii) interest (including amortization of debt issuance costs incurred during the construction phase); and (iv) other costs necessary for developing AC-1. This amount also includes backhaul capacity available for sale. Additionally, the Company granted the PCG Warrants to PCG, a shareholder, for the PC-1, MAC and PAC systems and related rights. The $213.3 million estimated value of the Common Stock to be issued under the PCG Warrants has been recorded as Construction in Progress in the amount of $86.8 million and Investment in Pacific Crossing Ltd. in the amount of $126.5 million. Such estimated values will be adjusted to reflect the Price per Share to Public in the Offerings in the Company's financial statements for the three months ending September 30, 1998. Such adjustment is not expected to be material.

 (9) Includes $126.5 million as of June 30, 1998, as described above, representing the estimated value of the PCG Warrants applicable to Pacific Crossing Ltd.

(10) Certain contracts to acquire backhaul capacity and certain capital leases require payments over a 25-year period. The amount shown reflects the present value of such payments, net of the $49.7 million ($30.2 million as of December 31, 1997) current portion of such payments, which is included under "Current Liabilities."

(11) The December 31, 1997 amount is comprised of (i) $100 million of GTH Preference Shares originally issued, plus (ii) $9.8 million of GTH Preference Shares issued as dividends thereon, less (iii) $19.2 million reflecting the unamortized discount and issue costs associated therewith. The Company has redeemed all of the outstanding GTH Preference Shares effective as of June 17, 1998.

(12) Assumes full completion of AC-1, PC-1, MAC and PAC based upon current Company estimates, including anticipated financing costs. See "Risk Factors--Risks Relating to Completing the Company's Cable Systems" and "Risk of Error in Forward-Looking Statements."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements that include, among others, statements concerning the Company's plans to effect the design, construction, and operations of, and sales of capacity on, its planned telecommunications systems, expectations as to funding its future capital requirements and other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. Management cautions the reader that these forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent the Company from achieving its goals include, but are not limited to, failure by the Company to: (i) complete its systems within currently estimated time frames and budgets, (ii) sell capacity on its systems, (iii) make a successful transition from a system development and construction company to an operating company and
(iv) effectively compete in the context of a rapidly evolving market characterized by intense price competition and unpredictable levels of demand for telecommunication capacity. The Company does not intend to publish updates or revisions of any forward-looking statements included in this Prospectus to reflect events or circumstances after the date hereof or to reflect subsequent market analysis. See "Risk Factors--Risk of Error in Forward-Looking Statements."

  The following discussion and analysis should be read in conjunction with the Company's audited Consolidated Financial Statements and the notes thereto contained in this Prospectus.

OVERVIEW

  The Company was formed as the world's first independent developer, owner and operator of undersea digital fiber optic cable systems to capitalize on the accelerating growth of international Internet and telecommunications traffic. The Company commenced operations in March 1997, when it entered into a fixed price contract with Tyco Submarine Systems Ltd. ("TSSL"), formerly AT&T Submarine Systems, Inc., for the design, development, construction and installation of AC-1, and obtained commitments for AC-1's initial financing. AC-1, the first of Global Crossing's planned fiber optic cable systems, is designed to be a four fiber pair system connecting (i) the United States to the United Kingdom, (ii) the United Kingdom to The Netherlands and Germany,
(iii) The Netherlands to Germany and (iv) Germany to the United States. The first segment of AC-1, the United States to United Kingdom route, was completed and commenced operations on May 26, 1998. The Company currently anticipates that the full AC-1 system will be completed and commence operations by February 1999. See "Risk Factors--Risks Related to Completing the Company's Cable Systems."

  Until May 26, 1998, the Company was a development stage company and since its inception, has been involved in the planning, financing, marketing, organization, development, design and construction of the AC-1 system. In addition, the Company has been engaged in the planning, developing and financing of the three other planned systems currently under active development by the Company (PC-1, MAC and PAC). The Company has also achieved a number of significant milestones, including (i) the recruitment of experienced professionals in undersea cable and telecommunications operations,
(ii) the signing of construction contracts on AC-1, PC-1, MAC and PAC, (iii) the execution of the AC-1 and PC-1 credit facilities and the execution of financing commitments with respect to MAC and PAC, (iv) the construction and activation of the United States to United Kingdom segment of AC-1 and (v) the execution of over $500 million of CPAs. Effective May 26, 1998, the United States--United Kingdom segment of AC-1 achieved RFS and the Company began recognizing revenue from the sale of capacity. Accordingly, the Company is no longer a development stage company.

  On March 18, 1998, Old GCL formed a wholly-owned subsidiary, GCL, a Bermuda company, and contributed its investment in GTH to GCL. On April 30, 1998, GCL formed a wholly-owned subsidiary, GCH, a Bermuda company. GCL contributed its investment in GTH to GCH upon its formation. Prior to the Offerings, substantially all of the shareholders of Old GCL will exchange their equity interests in Old GCL for Common Stock of GCL.

  The Company, together with other partners, formed a joint venture company, Pacific Crossing Ltd. ("PCL"), which on April 21, 1998 entered into a contract with TSSL to construct the PC-1 cable system. The estimated cost of the PC-1 system is approximately $1.2 billion (excluding potential future upgrades) and will be financed through a $400 million equity contribution by the joint venture partners and through borrowings under the credit facility discussed below. PC-1 is an undersea fiber optic cable system connecting California, Washington and two landing sites in Japan. The Company has approximately a 58% economic interest in PCL, represented by a 50% direct voting interest in PCL and, through an equity ownership interest in one of the other joint venture partners, a further 8% economic (but not voting) interest. The Company's funding commitment in respect of the $400 million of equity in PCL totals $231 million, which is proportional to its economic interest. PCL has obtained an $850 million senior secured, non-recourse credit facility from certain lenders to finance the remaining construction costs of the PC-1 system. Prior to obtaining such financing, PCL borrowed approximately $104 million under a promissory note from the underwriters of the $850 million credit facility to make the initial payments on the PC-1 construction contract. The $850 million credit facility has been used to repay the $104 million promissory note. The Company accounts for its investment in PCL on an equity basis.

  Effective June 2, 1998, the Company, through its wholly-owned subsidiary Mid-Atlantic Crossing Ltd. ("MACL"), entered into a contract with Alcatel Submarine Networks for the construction of MAC, an undersea fiber optic cable system connecting New York, the Caribbean and Florida. The estimated costs of the MAC system of approximately $350 million (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants) will be financed through a $110 million equity contribution and through borrowings under a non-recourse credit facility. On June 26, 1998, MACL entered into a commitment letter to obtain $240 million of non-recourse indebtedness.

  Effective July 21, 1998, the Company, through its wholly owned subsidiary Pan American Crossing Ltd. ("PACL"), entered into a contract with TSSL to construct PAC, an undersea fiber optic cable system connecting California with two landing sites in Mexico, Panama and the Caribbean. The estimated costs of the PAC system of approximately $475 million (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants) will be financed through a $165 million equity contribution and through borrowings under a non-recourse credit facility. On July 21, 1998, PACL entered into a commitment letter to obtain $310 million of non-recourse indebtedness.


  Sales of capacity by the Company on its cable systems are effected through Capacity Purchase Agreements ("CPAs") pursuant to which the Company's customers obtain an indefeasible right of use ("IRU") for a certain number of circuits. Each IRU entitles the customer to the use of the related capacity for a period ending 25 years after the RFS date for the related system. Global Crossing also sells backhaul capacity on terrestrial cables through Inland Capacity Purchase Agreements ("ICPAs"), linking certain of the Company's landing stations with major cities in order to provide city-to-city connectivity to its customers. This backhaul capacity, which is purchased by the Company through Inland Services Agreements ("ISAs") from the owners of terrestrial cable systems, is resold by the Company to its customers through ICPAs. The CPAs and ICPAs generally provide for a cash deposit upon execution, followed by full payment upon activation of the related capacity pursuant to the terms of the CPA.

  The Company's basic pricing structure currently provides for volume-based discounts to its customers as well as discounts for early purchases on a particular system. Customers are generally provided options in their CPAs to purchase additional capacity in the future at prices which reflect the aggregate purchases made by such customers. Consequently, the prices under such options in the future are often lower than the current price paid by such customers for their initial capacity.

REVENUES

  Revenues from CPAs and ICPAs are recognized in the period during which (i) the purchaser obtains the right to use the capacity, which can only be suspended following a failure of the purchaser to pay the full purchase price or fulfill its contractual obligations, (ii) the purchaser becomes obligated to pay OA&M costs and (iii) the segment of the system related to the capacity purchased is ready for service.

  CPAs for capacity that do not meet the Company's revenue recognition policy are not recorded in the Company's consolidated financial statements.

  Since the RFS date for the United States--United Kingdom segment of AC-1, which occurred on May 26, 1998, the Company's revenues have been comprised principally of revenues from sales of cable capacity on AC-1 and the sale of associated backhaul capacity.

  Pursuant to the CPAs, the Company bills its customers for operations, direct administration and maintenance costs incurred, plus 10%, subject to certain annual maximum amounts.

COST OF CAPACITY SOLD; CONSTRUCTION IN PROGRESS; CAPACITY AVAILABLE FOR SALE

  Construction costs incurred with respect to each segment of a system are reflected as "Construction in Progress" in the Company's consolidated balance sheet until a segment becomes operational, at which time such costs are reflected as Capacity Available For Sale. Capacity Available For Sale is recorded at the lower of cost or fair value less cost to sell and is charged to Cost of Capacity Sold in the period the related revenues are recognized. Fair value of capacity is derived from a third party consultant's market study of expected sales of capacity.

  The Company capitalizes the cost of acquiring backhaul capacity and records in Backhaul Capacity Available for Sale amounts equal to the present value of future payments associated with the acquisition of such backhaul capacity (excluding from such payments amounts attributable to operations and maintenance costs).

  Construction in Progress includes direct expenditures for construction of systems, including advisory, consulting and legal fees, interest during construction and amortized debt issuance costs incurred during the construction phase.

  Amounts charged to Cost of Capacity Sold are calculated based on the ratio of capacity revenues recognized in a period to total expected capacity revenues over the life of the system, multiplied by the total cost to construct the system. Management's forecast of revenues expected over the life of the system will be supported by an independent consultant's forecast. Changes in management's estimate of the expected revenues to be derived from sales of a cable system's capacity will result in adjustments to the calculations of Cost of Capacity Sold. These adjustments will be recorded on a prospective basis over future periods commencing with the period when management revises its estimate. The cost to acquire backhaul capacity is charged to Cost of Capacity Sold in the period during which the related revenues are recognized.

OPERATING EXPENSES

  In addition to Cost of Capacity Sold, the Company's operating expenses principally comprise sales and marketing, operations and maintenance, general and administrative and network development costs. Costs relating to the Company's evaluation of possible additional systems are expensed as incurred.


RESULTS OF OPERATIONS FOR THE PERIOD FROM MARCH 19, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997

  Interest Income. Pursuant to the purchase agreement relating to the sale of its outstanding $150 million GTH Senior Notes, the Company was required to maintain certain amounts in restricted cash and cash equivalents accounts to fund future semi-annual interest payments on such notes. Interest income earned on this balance, together with interest income earned on cash raised from financing and cash on CPA deposits, totalled approximately $2.9 million for the period from March 19, 1997 to December 31, 1997. The Company utilized a portion of the net proceeds from the Note Offering to repurchase the GTH Senior Notes. See "--Liquidity and Capital Resources."

  Expenses. During the period ended December 31, 1997, the Company incurred expenses of $3.1 million. Of this amount, approximately $1.4 million was attributable to sales and marketing expenses, relating principally to AC-1, $0.1 related to network development and approximately $1.6 million was attributable to general and administrative expenses.

  GTH Preference Share Dividends. The GTH Preference Shares accrued compounding dividends at an annual rate of 14%. During the period ended December 31, 1997, the Company recorded preference share dividends of approximately $12.7 million. This amount is comprised of $11.1 million in paid-in-kind ("PIK") dividends, $1.0 million in amortization of the discount on issuance and $0.6 million in amortization of issuance costs. The $11.1 million in PIK dividends includes $1.3 million accrued but unpaid as of December 31, 1997.

  In connection with the issuance of the GTH Preference Shares, the exclusive placement agent thereof, CIBC Wood Gundy Securities Corp., received a total of 19,852,950 shares of Class A common stock of Global Crossing Ltd., LDC ("Old GCL") for no additional consideration. The Company has recorded the $13,235,000 estimated fair value of such shares as a discount in the carrying value of the GTH Preference Shares, which discount is being amortized over the term of such shares. See "Certain Transactions--Transactions Regarding Class A Shares of Old GCL."

  The Company utilized a portion of the net proceeds from the Note Offering to redeem the GTH Preference Shares effective June 17, 1998. See "--Liquidity and Capital Resources."

  Net Loss and Net Loss Applicable to Common Shareholders. During the period ended December 31, 1997, the Company had a net loss applicable to common shareholders of $12.9 million, resulting primarily from the $12.7 million of dividends on the GTH Preference Shares described above.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND JUNE 30,
1997

 Revenues

  Through June 30, 1998, the Company had executed CPAs totalling approximately $556 million. Of that amount, the Company recognized revenues of subsea and backhaul capacity on AC-1 of $100.9 million for the three months ended June 30, 1998, in addition to revenues from operation and maintenance services of $0.4 million. The remaining $455 million has not yet been reflected in the financial statements primarily because either the segment has not reached RFS or the purchaser has not obtained the right to use the capacity. As of June 30, 1998, the Company had entered into CPAs with 22 international telecommunications carriers and had sold approximately 19% of the minimum projected sales capacity of 512 circuits on the AC-1 system. There were no revenues in the three months ended June 30, 1997, as the Company was in its development stage. As of June 30, 1998, the Company recorded an allowance for doubtful accounts in the amount of $1.0 million.

 Expenses

  Cost of Capacity Sold. For the three months ended June 30, 1998, the Company recognized $41.2 million in costs of capacity sold, resulting in a gross profit on capacity sales of 59%. The Company calculates cost of capacity sold for AC-1 as previously described based on the ratio of the period's actual revenue to total expected revenues given a minimum projected sales capacity of 512 circuits. This calculation of cost of sales matches costs with the relative sales value of each sale. Cost of capacity sold also includes the cost of backhaul capacity sold during the three months ended June 30, 1998 of approximately $9 million. There were no sales or related costs recognized in the three months ended June 30, 1997.

  Operation and Maintenance. The Company incurred OA&M costs on the United States-United Kingdom segment of AC-1 in the amount of $2.4 million during the three months ended June 30, 1998. The Company has entered into an agreement with TSSL relating to operations, administration and maintenance of AC-1 and related backhaul capacity ("the AC-1 OA&M Agreement"). Following the AC-1 full system RFS date, the Company anticipates that its costs under the AC-1 OA&M Agreement will be largely recovered through charges to its customers under the terms of CPAs.

  Termination of Advisory Services Agreement with PCG Telecom. In connection with the development and construction of AC-1, ACL entered into an advisory services agreement with an affiliate of the Company providing for the payment by the Company of an advisory fee of 2.0% of the gross revenues of ACL. The Company's Board of Directors also approved similar advisory fees and authorized the Company to enter into similar agreements in respect of other cable systems developed by the Company. The Company has agreed to acquire the rights of the persons entitled to the fees payable under these agreements in consideration for the issuance by the Company of Common Stock having an aggregate value of $135 million and the cancellation of approximately $2.7 million owed to the Company under a related advance agreement. As a result of this transaction, the Company incurred a charge of $137.7 million, reflected in the statement of operations for the three month period ended June 30, 1998. In addition, the Company recognized approximately $2 million of advisory fees incurred prior to termination of the contract. See "Certain Transactions." Upon the consummation of this transaction, all obligations of the Company and ACL in respect of the advisory services agreements will be terminated.

  Sales and Marketing. During the three months ended June 30, 1998, the Company recognized sales and marketing expenses of $6.5 million, including commissions of $4.1 million incurred on the capacity sales recognized during this period. During the three months ended June 30, 1997, the Company incurred sales and marketing costs of approximately $40,000.

  Network Development. The Company incurred network development costs during the three months ended June 30, 1998 in the amount of $4.3 million relating to the development of possible new systems. No such costs were incurred during the three months ended June 30, 1997.

  General and Administrative. General and administrative expenses totaled $6.5 million during the three months ended June 30, 1998, comprised principally of salaries, employee benefits and recruiting fees reflecting the Company's staffing for multiple systems; travel; insurance costs and rent expenses. During the three months ended June 30, 1997, the Company incurred general and administrative costs of approximately $50,000.

  Stock-Related Expense. On April 3, 1998 and June 12, 1998, the Board of Directors of Old GCL approved the issuance of options relating to 5,557,500 shares of common stock of Old GCL and 3,352,950 shares of common stock of Old GCL, respectively, under the Company's Stock Incentive Plan. The options granted on April 3, 1998 have exercise prices of $1.67 per share and the options granted on June 12, 1998 have exercise prices of $6.67 per share and generally have three-year vesting periods and ten-year expiration periods. During the three months ended June 30, 1998, the Company recorded $67.1 million of unearned compensation, which is being recognized as an expense over the vesting period of the options. Of this amount, the Company recognized approximately $21.1 million of compensation expense during the three months ended June 30, 1998 for the options issued in April and June, certain of which vested immediately upon issuance, since the exercise price was less than the estimated fair market value of the stock on the date of grant. Additionally, $1.6 million in stock-related expense was recorded in respect of shares issued during the period.

 Interest Expense and Interest Income

  During the three months ended June 30, 1998, the Company incurred $21.3 million in interest costs, including the amortization of debt discount and expense. Of this amount, the Company capitalized interest to construction in progress of $13.9 million and expensed $7.4 million. The Company's accounting policy, in accordance with SFAS 34, provides for capitalization of interest to construction in progress until such time as a segment reaches its Ready-for-Service ("RFS") date. Accordingly, all interest costs were capitalized in the three months ended June 30, 1997.

  Interest income of $4.3 million and $1.3 million in the three months ended June 30, 1998 and 1997, respectively, represents earnings on restricted cash, cash raised from financing, and on CPA and ICPA deposits.

 Provision for Income Taxes

  The income tax provision of $9 million for the three months ended June 30, 1998 provides for taxes on profits earned from subsea and backhaul capacity sales and OA&M revenues in certain jurisdictions where the Company is deemed to have a taxable presence. The Company has incurred operating losses which relate to non-taxable jurisdictions and therefore operating losses incurred to date cannot be applied against future taxable earnings. Accordingly, no tax provision or deferred tax benefit was recorded in 1997.

 Extraordinary Item; Preference Share Dividends

  On May 18, 1998, the Company's wholly-owned subsidiary, GCH, issued $800 million of senior unsecured notes for the purpose of repurchasing the GTH Senior Notes, redeeming the GTH Preference Shares, repaying in full amounts drawn under a $200 million senior bridge facility (the "Global Crossing Bridge Facility") and financing new projects. The Company recognized an extraordinary loss of $19.7 million upon the repurchase of the GTH Senior Notes on May 18, 1998, comprised of a repurchase premium of approximately $9.8 million payable to repurchase the GTH Senior Notes and a write-off of approximately $9.9 million of unamortized deferred financing costs. The redemption of the GTH Preference Shares occurred on June 17, 1998 and resulted in a $34.1 million charge against additional paid-in capital, comprised of approximately a $15.9 million redemption premium and $18.2 million of unamortized discount and deferred financing costs on the GTH Preference Shares on the date of the redemption. The redemption premium and write-off of unamortized discount and issuance costs on the GTH Preference Shares are treated as a deduction to arrive at net loss applicable to common shareholders in the consolidated statement of operations.

  The GTH Preference Shares accrued compounding dividends at an annual rate of 14%. During the three months ended June 30, 1998, the Company recorded preference share dividends of approximately $3.9 million. This amount is comprised of $3.5 million in paid-in-kind dividends, $0.3 million in amortization of the discount on issuance and $0.1 million in amortization of issuance costs. Preference share dividends for the three months ended June 30, 1997 were approximately $4.0 million comprised of $3.5 million in paid-in-kind dividends, $0.3 million in amortization of the discount on issuance and $0.2 million in amortization of issuance costs. On June 17, 1998, the Company redeemed the GTH Preference Shares as stated above.

 Net Loss and Net Loss Applicable to Common Shareholders

  The Company incurred a net loss of $155.4 million for the three months ended June 30, 1998, compared to net income of $1.2 million in the three months ended June 30, 1997. The loss for the three months ended June 30, 1998 reflects an extraordinary loss on retirement of GTH Senior Notes of $19.7 million and a non-recurring charge of $137.7 million relating to the termination of its Advisory Services Agreement. The Company's net income before these items would have been $2.0 million.

  Net Loss Applicable to Common Shareholders during the three months ended June 30, 1998 of $193.5 million reflects preference share dividends of $3.9 million and the redemption of GTH Preference Shares of $34.1 million. During the three months ended June 30, 1997 the Company incurred a Net Loss Applicable to Common Shareholders of $2.8 million after preference share dividends of $4.0 million.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND THE PERIOD FROM MARCH 19, 1997 (DATE OF INCEPTION) TO JUNE 30, 1997

 Revenues

  Through June 30, 1998, the Company had signed CPAs totalling approximately $556 million. Of that amount, the Company recognized revenues of subsea and backhaul capacity on AC-1 of $100.9 million for the six months ended June 30, 1998, in addition to revenues from operation and maintenance services of $0.4 million. The remaining $455 million has not yet been reflected in the financial statements primarily because either the segment has not reached RFS or the purchaser has not obtained the right to use the capacity. As of June 30, 1998, the Company had entered into CPAs with 22 international telecommunications carriers and had sold approximately 19% of the minimum projected sales capacity of 512 circuits on the AC-1 system. There were no revenues in the period from March 19, 1997 (date of inception) to June 30, 1997, as the Company was in its development stage. As of June 30, 1998, the Company recorded an allowance for doubtful accounts in the amount of $1.0 million.

 Expenses

  Cost of Capacity Sold. For the six months ended June 30, 1998, the Company recognized $41.2 million in costs of capacity sold, resulting in a gross profit on capacity sales of 59%. The Company calculates cost of capacity sold for AC-1 as previously described based on the ratio of the period's actual revenue to total expected revenues given a minimum projected sales capacity of 512 circuits. This calculation of cost of sales matches costs with the relative sales value of each sale. Cost of capacity sold also includes the cost of backhaul capacity sold during the six months ended June 30, 1998 of approximately $9 million. There were no sales or related costs recognized for the period from March 19, 1997 (date of inception) to June 30, 1997.

  Operation and Maintenance. The Company incurred OA&M costs on the United States-United Kingdom segment of AC-1 in the amount of $2.4 million during the six months ended June 30, 1998. The Company has entered into the AC-1 OA&M Agreement with TSSL relating to operations, administration and maintenance of AC-1 and related backhaul capacity. Following the AC-1 full system RFS date, the Company anticipates that its costs under the AC-1 OA&M Agreement will be largely recovered through charges to its customers under the terms of CPAs.

  Termination of Advisory Services Agreement with PCG Telecom. In connection with the development and construction of AC-1, ACL entered into an advisory services agreement with an affiliate of the Company providing for the payment by the Company of an advisory fee of 2.0% of the gross revenues of ACL. The Company's Board of Directors also approved similar advisory fees and authorized the Company to enter into similar agreements in respect of other cable systems developed by the Company. The Company has agreed to acquire the rights of the persons entitled to the fees payable under these agreements in consideration for the issuance by the Company of Common Stock having an aggregate value of $135 million and the cancellation of approximately $2.7 million owed to the Company under a related advance agreement. This charge of $137.7 million is reflected in the statement of operations for the six month period ended June 30, 1998. In addition, the Company recognized approximately $2 million of advisory fees incurred prior to termination of the contract. See "Certain Transactions." Upon the consummation of this transaction, all obligations of the Company and ACL in respect of the advisory services agreements will be terminated.

  Sales and Marketing. During the six months ended June 30, 1998, the Company recognized sales and marketing expenses of $7.3 million, including commissions of $4.1 million incurred on the capacity sales recognized during this period. During the period from March 19, 1997 (date of inception) to June 30, 1997, the Company incurred sales and marketing costs of approximately $40,000.

  Network Development. The Company incurred network development costs during the six months ended June 30, 1998 in the amount of $4.3 million relating to the development of possible new systems. No such costs were incurred during the period from March 19, 1997 (date of inception) to June 30, 1997.

  General and Administrative. General and administrative expenses totaled $9.1 million during the six months ended June 30, 1998, comprised principally of salaries, employee benefits and recruiting fees reflecting the Company's staffing for multiple systems; travel; insurance costs and rent expenses. During the period from March 19, 1997 (date of inception) to June 30, 1997, the Company incurred general and administrative costs of approximately $50,000.

  Stock-Related Expense. On January 21, 1998, April 3, 1998 and June 12, 1998, the Board of Directors of Old GCL approved the issuance of options relating to 4,231,500, 5,557,500 and 3,352,950 shares of common stock of Old GCL, respectively, under the Company's Stock Incentive Plan. The options granted on January 21, 1998 and April 3, 1998 have exercise prices of $1.67 per share and the options granted on June 12, 1998 have exercise prices of $6.67 per share and generally have three-year vesting periods and ten-year expiration periods. During the six months ended June 30, 1998, the Company recorded $67.1 million of unearned compensation which is being recognized as an expense over the vesting period of the options. Of this amount the Company recognized approximately $21.1 million of compensation expense during the six months ended June 30, 1998 for the options issued in April and June, certain of which vested immediately upon issuance, since the exercise price was less than the estimated fair market value of the stock on the date of grant. During the six months ended June 30, 1998, the Company also recorded stock-related expense of $2.3 million relating to shares issued during this period. The Company's Stock Incentive Plan commenced on January 21, 1998 and therefore no issuances were made during the period from March 19, 1997 (date of inception) to June 30, 1997.

 Interest Expense and Interest Income

  During the six months ended June 30, 1998, the Company incurred $31.8 million in interest costs, including the amortization of debt discount and expense. Of this amount, the Company capitalized interest to construction in progress of $24.4 million and expensed $7.4 million. The Company's accounting policy, in accordance with SFAS 34, provides for capitalization of interest to construction in progress until such time as a segment reaches its Ready-for-Service ("RFS") date. Accordingly, all interest costs were capitalized in the period from March 19, 1997 (date of inception) to June 30, 1997.

  Interest income of $4.7 million and $1.3 million in the six months ended June 30, 1998 and during the period from March 19, 1997 (date of inception) to June 30, 1997, respectively, represents earnings on restricted cash, cash raised from financing, and on CPA and ICPA deposits.

 Provision for Income Taxes

  The income tax provision of $9 million for the six months ended June 30, 1998 provides for taxes on profits earned from subsea and backhaul capacity sales and OA&M revenues in certain jurisdictions where the Company is deemed to have a taxable presence. The Company has incurred operating losses which relate to non-taxable jurisdictions and therefore operating losses incurred to date cannot be applied against future taxable earnings. Accordingly, no tax provision or deferred tax benefit was recorded in 1997.

 Extraordinary Item; Preference Share Dividends

  On May 18, 1998, the Company's wholly-owned subsidiary, GCH, issued $800 million of senior unsecured notes for the purpose of repurchasing the GTH Senior Notes, redeeming the GTH Preference Shares, repaying amounts drawn under the Global Crossing Bridge Facility and financing new projects. The Company recognized an extraordinary loss of $19.7 million upon the repurchase of the GTH Senior Notes on May 18, 1998, comprised of a premium of approximately $9.8 million payable to repurchase the GTH Senior Notes and a write-off of approximately $9.9 million of unamortized deferred financing costs. The redemption of the GTH Preference Shares occurred on June 17, 1998 and resulted in a $34.1 million charge against additional paid-in capital, comprised of approximately a $15.9 million redemption premium and $18.2 million of unamortized discount and issuance cost on the GTH Preference Shares on the date of the redemption. The redemption premium and write-off of unamortized discount and issuance costs on the GTH Preference Shares are treated as a deduction to arrive at net loss applicable to common shareholders in the consolidated statement of operations.

  The GTH Preference Shares accrued compounding dividends at an annual rate of 14%. During the six months ended June 30, 1998, the Company recorded preference share dividends of approximately $8.3 million. This amount is comprised of $7.3 million in paid-in-kind dividends, $0.6 million in amortization of the discount on issuance and $0.4 million in amortization of issuance costs. Preference share dividends for the period from March 19, 1997 (date of inception) to June 30, 1997 were $4.2 million comprised of $3.7 million paid-in-kind dividends, $0.3 million in amortization of the discount on issuance and $0.2 million in amortization of issuance costs. On June 17, 1998, the Company redeemed the GTH Preference Shares as stated above.

 Net Loss and Net Loss Applicable to Common Shareholders

  The Company incurred a net loss of $159.2 million for the six months ended June 30, 1998, compared to net income of $1.2 million in the period from March 19, 1997 (date of inception) to June 30, 1997. The loss for the six months ended June 30, 1998 reflects an extraordinary loss on retirement of GTH Senior Notes of $19.7 million and a non-recurring charge of $137.7 million relating to the termination of its Advisory Services Agreement. The Company's net loss before these items would have been $1.8 million.

  Net Loss Applicable to Common Shareholders during the six months ended June 30, 1998 of $201.6 million also reflects preference share dividends of $8.3 million and the redemption of GTH Preference Shares of $34.1 million. During the period from March 19, 1997 (date of inception) to June 30, 1997, the Company incurred a Net Loss Applicable to Common Shareholders of $3.0 million after preference share dividends of $4.2 million.

 BALANCE SHEET AS OF JUNE 30, 1998

  The Company's investment in Construction in Progress, Capacity Available for Sale, Backhaul Capacity Available for Sale and Investment in PCL totaled approximately $906 million as at June 30, 1998.

  In June 1998, the Board of Directors amended the terms of the PCG Warrants so that the PCG Warrants will become exercisable upon the successful completion of the Offerings. The Board of Directors also amended the terms of the PCG Warrants to give each holder the option to convert each share under warrant into a fraction of a Class B share of Old GCL based upon the ratio of the current per share valuation at the time of conversion less the per share exercise price of the warrant divided by the current per share valuation at the time of conversion, together with a new warrant ("New PCG Warrants") to purchase the remaining fraction of such Class B share at an exercise price equal to the current per share valuation. Prior to the Offerings, it is expected that the holders of the PCG Warrants will exercise their warrants to acquire Class B shares of Old GCL by way of the cashless conversion and the New PCG Warrants will be issued with an exercise price based on the per share valuation at the conversion date.

  The Company has accounted for the PCG Warrants based upon the value of the cashless conversion as of June 30, 1998 using the current estimated per share valuation at the expected conversion date multiplied by the number of Class B shares of Old GCL estimated to be converted in exchange for the PCG Warrants. The Company has recorded an increase in its Investment in PCL in the amount of approximately $126.5 million and an increase in Construction in Progress for PAC and MAC in the amounts of approximately $49.9 million and $36.9 million, respectively, with a corresponding increase of approximately $213.3 million in Additional Paid-in-Capital. The $213.3 million was allocated on a pro rata basis to the three projects according to the estimated cost of each system. The Company's accounting for the PCG Warrants is pursuant to Emerging Issues Task Force 96-18, "Accounting for Equity Instruments with Variable Terms that are Issued for Consideration other than Employee Services under FASB Statement No. 123" ("EITF 96-18"). Under EITF 96-18, the fair value of equity instruments issued for consideration other than employee services should be measured using the stock price or other measurement assumptions as of the date at which a firm commitment for performance has been reached. The Company has recorded the estimated value of the PCG Warrants as of June 30, 1998, since the Offerings were probable at that date. The $213.3 million value attributed to the PCG Warrants as of June 30, 1998 will be adjusted to the actual value on the date of the Offerings based upon the Price per Share to Public in the Offerings. Such adjustment is not expected to be material.

  The Company will give accounting recognition for the New PCG Warrants on the date these warrants are issued, which is expected to be the date of the Offerings. The Company estimates the value of each New PCG Warrant at $6.67 based on an independent valuation assuming a Price to Public Per Share of the Offerings of $18.00 per share. Assuming all of the PCG Warrants are converted as of June 30, 1998, the New PCG Warrants would have a total value of $44 million. Upon the issuance of the New PCG Warrants, the Company will record the actual value of the New PCG Warrants at the date of the Offerings (based upon the Price per Share to Public in the Offerings) and the total value will be allocated to the investment in PCL and Construction in Progress for MAC and PAC based on their relative total contract costs with a corresponding increase in Additional Paid-in-Capital.

  During the six months ended June 30, 1998, the Company paid fees of $7.0 million to PCG, a shareholder of the Company, relating to system evaluation costs incurred by PCG. This amount was treated as a dividend and charged against additional paid-in-capital.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal capital expenditure requirements involve the construction of undersea cable systems, the related landing stations, and certain investments in backhaul capacity to connect the landing stations to major metropolitan areas. As of June 30, 1998 and December 31, 1997, respectively, the Company had incurred approximately $724 million and $519 million, respectively, of capital expenditures in respect of AC-1, principally for system construction costs and purchases of backhaul capacity and was committed to a further $64 million and $195 million, respectively, of capital expenditures under the AC-1 Contract in connection with the completion of AC-
1. Backhaul capacity purchases are recorded at the present value of future payments (excluding from such payments amounts attributable to operations and maintenance) required to be made by the Company for such capacity.

  The total cost of AC-1 is estimated at approximately $750 million, excluding purchases of backhaul capacity and potential future upgrades but including financing costs capitalized during the period AC-1 is under construction. All future costs with respect to AC-1 will be fully financed with the remaining availability under the AC-1 Credit Facility. AC-1 was initially financed through (i) the $482 million AC-1 Credit Facility; (ii) $150 million of GTH Senior Notes; (iii) $100 million of GTH Preference Shares; and (iv) $75 million of GCL common equity. See "Description of Certain Indebtedness." As of December 31, 1997 and June 30, 1998, the Company had borrowed $162 million and $367 million, respectively, under the AC-1 Credit Facility. The Company's principal source of liquidity through those dates was the AC-1 Credit Facility.

  On May 18, 1998, GCH consummated an $800 million private offering of 9 5/8% Senior Notes Due 2008 (the "Note Offering"). The Company has utilized (or will utilize) the net proceeds of the Note Offering (i) to purchase all of the $150 million outstanding GTH Senior Notes, (ii) to redeem all of the $100 million outstanding GTH Preference Shares, (iii) to repay in full the $67.2 million outstanding under the Global Crossing Bridge Facility, (iv) to make $315 million of equity investments in certain of the Company's systems and (v) for general corporate purposes, including $74 million to fund a one-year interest reserve on the GCH Senior Notes.

  Cash provided by operating activities was approximately $37.4 million for the six months ended June 30, 1998 and $5.1 million for the period from March 19, 1997 (date of inception) to December 31, 1997 and principally represents cash received on deposits on signed CPAs plus interest income received, less sales and marketing and general and administrative expenses paid.

  Cash provided by financing activities was approximately $456.3 million for the six months ended June 30, 1998 and primarily represents borrowings under the AC-1 Credit Facility and the Global Crossing Bridge Facility net of the increase in proceeds on borrowings held in restricted cash and cash equivalents. Cash provided by financing activities of $425.1 million for the period from March 19, 1997 (date of inception) to December 31, 1997 principally relates to net proceeds from the issuance of common stock, preference shares and senior notes, and borrowings under the AC-1 Credit Facility less finance and organization costs paid, less an increase in proceeds on borrowings held in restricted cash and cash equivalents.

  Cash used in investing activities was approximately $191.1 million and $429.0 million for the six months ended June 30, 1998 and the period from March 19, 1997 (date of inception) to December 31, 1997, respectively, represents cash paid for Construction in Progress.

  The Company is currently actively developing three additional systems, PC-1, MAC and PAC. The Company currently estimates that the costs of constructing these systems will total approximately $2,025 million, including financing costs but excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants. The Company expects to use approximately $315 million of the net proceeds from the Note Offering to fund initial investments in PC-1, MAC and PAC. In order to finance certain initial costs relating to the development of these systems, the Company has obtained additional financing. During the first quarter of 1998, the Company, acting through GCL, entered into the $200 million Global Crossing Bridge Facility with a syndicate of banks led by CIBC. The Company utilized a portion of the net proceeds from the Note Offering to repay such borrowings and terminate the remaining commitments under the Global Crossing Bridge Facility. The Company expects that the additional capital required to finance these cable systems will be raised through a combination of commercial bank borrowings, non-recourse project financings, and public and private offerings of debt and equity securities. Effective July 30, 1998, the Company entered into a credit agreement for the $850 million non-recourse project debt financing of PC-1 (including $50 million for the initial upgrade of the PC-1 system). Effective June 26, 1998, the Company entered into a commitment letter for the $240 million non-recourse project debt financing of MAC. Effective July 21, 1998, the Company entered into a commitment letter for $310 million non-recourse project debt financing of PAC. There can be no assurance that the Company will be successful in raising additional capital at all or on terms acceptable to the Company. See "Risk Factors--Substantial Future Capital Requirements" and "Risk Factors--Risks Related to Completing the Company's Cable Systems."

  Because the Company's cost of developing and constructing its systems, as well as operating its business, will depend on a variety of factors (including the Company's ability to successfully negotiate construction supply contracts at favorable prices, the ability of the Company to generate sufficient sales to customers, changes in the competitive environment of the markets served by the Company, the estimated levels of participation by the Company's joint venture partners, and changes in technology), actual costs and revenues will vary from expected amounts, possibly materially, and such variations will likely impact the Company's future capital requirements. The development of additional systems which may be pursued by the Company will lead to additional future capital requirements.

  As of April 21, 1998, a supply contract (the "PC-1 Contract") was entered into with TSSL to construct PC-1. The PC-1 Contract contains construction payments totaling approximately $1.0 billion to be made by Global Crossing and its joint venture partners. On June 2, 1998, the Company entered into a supply contract (the "MAC Contract") with Alcatel to construct MAC. On July 21, 1998, the Company entered into a supply contract (the "PAC Contract") with TSSL to construct PAC. See "Risk Factors--Substantial Future Capital Requirements" and "Risk Factors--Risk of Error in Forward-Looking Statements."

  The Company has extended financing to a small number of customers in connection with certain CPAs. The financing terms provide for installment payments over a period of up to four years. To date, less than ten percent of the Company's sales have been made on this basis. The Company believes that its extension of financing to its customers will not have a material effect on the Company's liquidity.

  The Company has entered into a commission sharing agreement with TSSL providing for the payment to TSSL of commissions in respect of marketing of capacity on the AC-1 and PC-1 systems. Payments by the Company to TSSL of these commissions is fully contingent upon the receipt by the Company of cash payment under the related CPAs and, accordingly, payment by the Company of these commissions has no material effect on its liquidity.

FOREIGN CURRENCY EXPOSURE

  All of the Company's sales and substantially all of its expenditures are denominated in U.S. dollars. Monetary assets and liabilities denominated in foreign currencies at year end are translated into U.S. dollars at the rate of exchange at that date. Resulting gains or losses on exchange are recorded in the statement of operations.

INFLATION

  Management does not believe that its business is impacted by inflation to a significantly different extent than the general economy.

YEAR 2000 COMPLIANCE

  The Company believes that its computer information systems will enable it to process transactions relating to Year 2000 and beyond and that its computer systems relating to AC-1 will be Year 2000 compliant. The Company has received assurances from TSSL and Lucent Technologies regarding Year 2000 compliance status of these suppliers with respect to AC-1, but does not currently have such information regarding its customers. In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

                                   BUSINESS

  Global Crossing is the world's first independent provider of global Internet and long distance telecommunications facilities and services utilizing a network of undersea digital fiber optic cable systems and associated terrestrial backhaul capacity. As such, the Company believes it is the first to offer "one-stop shopping" for its customers to multiple destinations worldwide. The Company operates as a "carriers' carrier", providing tiered pricing and segmented products to licensed providers of international telecommunications services. Capacity on the Global Crossing Network is offered to all customers on an open, equal access basis. The first four cable systems under development by the Company, together with associated terrestrial backhaul capacity, will form a state-of-the-art interconnected worldwide high capacity undersea fiber optic network: AC-1, a system connecting the United States and Europe; PC-1, a system connecting the United States and Asia; MAC, a system connecting the eastern United States, Bermuda and the Caribbean; and PAC, a system connecting the western United States, Mexico, Panama and the Caribbean. The undersea component of this initial network totals 51,300 km. The Company is in the process of developing several new cable systems and evaluating other business development opportunities which will complement the Global Crossing Network.

  Global Crossing's business is designed to meet the varying needs of the global carrier market. The Company offers customers the ability to purchase capacity on demand, thereby (i) eliminating their need to commit the substantial capital which would otherwise be required to build undersea cable capacity and (ii) decreasing the risks associated with forecasting their future capacity requirements. Compared with traditional undersea cable systems, the Company offers more comprehensive, flexible and low-cost purchasing alternatives designed to meet current market requirements of international carriers and licensed Internet service providers, including direct international city-to-city connectivity, the ability to purchase capacity annually and discounts based upon aggregate volume purchased on the Global Crossing Network.

  The Global Crossing Network is being engineered and constructed to allow multiple upgrades to its initial circuit capacity at a fraction of the initial system cost, and the Company is exploring opportunities to expand its subsea and terrestrial systems, as well as the range of the products it offers. The Company anticipates that its future revenues, beyond those obtained from the sale of the initial capacity of its first four cable systems, will derive from several sources. First, each of the currently-planned systems under development by the Company is upgradeable to capacities significantly beyond the initial capacity at a fraction of the original system cost. These upgrades can be used to meet growth in market demand for telecommunications capacity and to achieve additional revenues. In addition, the Company is currently evaluating a number of additional undersea cable projects, as well as proposals to develop or purchase additional terrestrial fiber capacity in North America, Europe, and Asia. These potential projects will be pursued to the extent that they further the Company's strategy of developing an integrated global network that serves approximately 50 of the largest metropolitan communications markets worldwide. As the Company's global network is developed, additional wholesale revenues may be generated from the sale of additional products and services. See "Risk Factors--Sales Capacity; Realization of Other Revenues."

  Global Crossing was formed to capitalize on the accelerating growth of international voice and data telecommunications traffic. The significant increase in Internet usage and other bandwidth-intensive applications and the growing use of corporate networks have substantially increased the demand for international fiber optic cable capacity. The proliferation of telecommunications service providers due, in large part, to industry deregulation has further contributed to increased demand for such international cable capacity. Additionally, the Company believes that other technological developments, such as improvements in "last mile" access technology, including xDSL and cable modems, and the increasing video content of Internet applications, will result in further capacity demand growth.

  The Company commenced operations in March 1997, when it contracted for the construction of AC-1, a 14,000 km digital fiber optic cable system that will link the United States, the United Kingdom, The Netherlands and Germany and will initially offer 40 Gbps of service capacity, which is upgradeable to a minimum of 80 Gbps, increasing the existing undersea fiber optic cable capacity along the heavily trafficked transatlantic route by approximately 65% prior to upgrades. AC-1 commenced service on its United States-United Kingdom segment on May 26, 1998 and the full system, encompassing a four fiber pair self-healing ring, is scheduled for completion by February 1999. In April 1998, Global Crossing contracted for the construction of PC-1, a 21,000 km digital cable system that will link the United States and Japan and will initially offer 80 Gbps of service capacity, upgradeable to a minimum of 160 Gbps. PC-1, a four fiber pair self healing ring, is scheduled to commence initial service in March 2000. In June 1998, Global Crossing contracted for the construction of MAC, a 9,300 km digital cable system that will connect New York, Bermuda, the Caribbean and Florida and will initially offer 20 Gbps of service capacity, upgradeable to a minimum of 40 Gbps. In addition, in July 1998, Global Crossing contracted for the construction of PAC, a 7,000 km two fiber pair digital cable that will connect California, Mexico, Panama and the Caribbean and will initially offer 20 Gbps of service capacity, upgradable to a minimum of 40 Gbps.

  In addition to the undersea segments of the Global Crossing Network, the Company has made and expects to continue to make acquisitions of terrestrial fiber capacity which complement its core undersea cable business and which address customer demands for global city-to-city connectivity. Global Crossing intends to pursue such connectivity in approximately 50 of the largest metropolitan communications markets worldwide. Once completed, the undersea segments of the Global Crossing Network, in combination with the Company's investments in terrestrial fiber capacity, will form an integrated worldwide network with multiple access points offering low-cost wholesale capacity.

MARKET OPPORTUNITY

  The Global Crossing Network is being developed to capitalize on certain trends in the international telecommunications industry:

  Rapid Growth of International Internet and Telecommunications Traffic. While international voice traffic from 1996-2000 is expected to grow at a rate of 13% annually, international data traffic growth is expected to significantly outpace voice traffic growth. One of the key factors contributing to the growth in data traffic is the increasing use of broadband applications dominated by Internet, which has grown at a compound annual rate of 86% for the past five years as measured by the number of Internet hosts. Reflecting this growth, the number of ISPs is growing explosively on a global basis. ISPs outside the United States, particularly in Europe, Asia and Latin America, are expected to require significant subsea optical circuit capacity to provide efficient service to their customers to popular Internet web sites in the United States. In addition, improvements in "last mile" technology, such as xDSL and cable modems, are contributing to the significant increase in the number of subscribers using such bandwidth-intensive applications. For example, the number of cable modem subscribers in the United States alone is projected to increase by approximately 600% in 1998. Several additional key factors are expected to drive the rapid growth in worldwide telecommunications traffic, including the (i) worldwide growth in the use of bandwidth-intensive applications, such as video conferencing and corporate intranets, (ii) increased globalization of commerce and (iii) a general decline in international tariffs.

  Impact of Global Deregulation. The continued deregulation of the global telecommunications industry has resulted in a significant increase in the number of competitors, including traditional carriers, wireless operators, ISPs and new local exchange service providers, due in large part to: (i) the breadth and volume of privatization activity globally and (ii) the ability of new entrants to effectively compete against the formerly protected incumbent providers. This change in the global competitive landscape is generating significant demand for broadband communications capacity as carriers seek to secure sufficient capacity for their expansion plans. As of July 1998, the ITU estimated that there were 1,000 international carriers, representing a 181% increase since the end of 1996. In addition, further telecom privatization is expected during 1998 and 1999, which in turn is expected to generate increased global competition.

  Shortage of Available Capacity. The Company believes that additional network undersea capacity and faster response times will be required to satisfy current and anticipated growth in telecommunications traffic. While there has been a significant increase in the demand for global telecommunications capacity, there has not been a corresponding growth in the number of new transport facilities, especially in the undersea cable industry. The Company believes that construction of competing undersea cable systems will be limited in the near future due to barriers to entry, including (i) the extensive lead time required to engineer and construct cable systems, (ii) the limited number of major undersea cable supply and construction companies, (iii) the limited number of qualified personnel with extensive experience in the undersea cable industry and (iv) the significant capital required to develop undersea cable systems.

  Increasing Challenges for Consortia Systems. Historically, the planning and ownership of undersea cable systems was conducted through large consortia typically led by the monopoly telecommunications providers. Global Crossing believes that the consortium approach to constructing, owning and operating undersea cable systems is becoming far less effective as (i) carriers increasingly view significant long term capital investments in capacity to be a suboptimal utilization of resources, (ii) deregulation of international telecommunications markets leads to direct competition among consortia members for customers, (iii) competition from new entrants makes carriers' market share and capacity requirements increasingly difficult to predict and (iv) the rapid pace of technological change creates difficulties in the ability of carriers to accurately forecast the growth of telecommunications traffic.

  Acceptance of Privately Sponsored Cable Systems. The Company believes that telecommunications service providers have become increasingly receptive to the advantages of independent, privately-owned cable systems. In connection with the marketing of capacity on the Global Crossing Network, carriers have responded positively to the Company's ability to offer (i) capacity as and when needed without the incurrence of significant initial capital investments,
(ii) a wide range of purchasing options appealing to both established carriers and new market entrants, (iii) state-of-the-art system quality combined with cost-effective high quality operations, administration and maintenance support and (iv) the absence of direct competition with its customers.

BUSINESS STRATEGY

  Global Crossing's mission is to create the world's first independent global fiber optic network designed to offer its customers the highest quality city-to-city communications connectivity among approximately 50 of the largest metropolitan markets worldwide. The principal elements of the Company's business strategy include:

  Create a Worldwide Network. Upon completion, the currently announced undersea segments of the Global Crossing Network will directly connect Asia, North America, Europe, Central America and the Caribbean through the major transoceanic routes utilizing state-of-the-art technology. To increase the attractiveness of the Global Crossing Network, the Company is making selective wholesale acquisitions of terrestrial fiber capacity, thereby providing its customers with international city-to-city connectivity through Global Crossing's cable systems at prices significantly lower than if such customers had attempted to gain connectivity by separately purchasing required terrestrial backhaul capacity. The Company also intends to actively pursue additional opportunities for the expansion of the Global Crossing Network, including complementary businesses and facilities.

  The Company has entered into contractual arrangements to provide terrestrial backhaul service between its landing stations in the United States and the United Kingdom and New York City and London, respectively, as well as other arrangements to provide backhaul service in Germany and The Netherlands. In addition, the Company recently entered into an agreement with Qwest whereby Global Crossing will receive access to over 25 U.S. metropolitan communications markets on Qwest's terrestrial network. Through Global Access, a Japanese telecommunications carrier owned by Marubeni, the Company will offer backhaul services to PC-1 customers from the Company's Japanese landing stations directly to Tokyo at prices substantially lower than existing alternatives. The Company is also currently negotiating with Marubeni to obtain a minority investment in Global Access, which is constructing a domestic terrestrial fiber optic cable network connecting the PC-1 cable station with Tokyo, Nagoya and Osaka. See "Use of Proceeds."

  Maintain Position as a Leading Wholesale Service Provider. Global Crossing is the world's first independent provider of global Internet and long distance telecommunications facilities and services utilizing a network of undersea digital fiber optic cable systems and associated terrestrial backhaul capacity. The Company's products are segmented to meet the varying needs of the global carrier market, with shore-to-shore capacity offered to major carriers that have their own terrestrial backhaul capacity and city-to-city capacity provided to other customers that require such service. Global Crossing also offers carriers, through wholesale channels, a combination of volume-based purchasing flexibility, typically according to a tiered scale with various incentive levels, and volume discounts for purchases of capacity on one cable system based upon purchases previously made on the Company's other systems. See "--Sales and Marketing."

  Utilize State-of-the-Art Technology. The Global Crossing Network is being engineered and constructed using the latest in fiber optic technology, self-healing ring structures, erbium doped fiber amplifier repeaters, DWDM and redundancies of capacity to ensure instantaneous restoration. The Company believes that incorporating such technology in the Global Crossing Network will (i) provide a cost advantage over existing alternatives, (ii) make it more reliable than competing systems, (iii) allow the Company to offer substantially more capacity than existing cable systems and (iv) enable the capacity of each of the Company's cable systems to be upgraded at the landing stations rapidly and at a fraction of the initial system cost without physical modification of the submerged portion of the system.

  Maintain Position as Low-Cost Provider. The Company plans to maintain its position as a low-cost provider of facilities and services to its carrier customers relative to its competitors. Global Crossing believes that this low-cost position results from a combination of (i) low sales and marketing and general and administrative costs, reflecting a commitment to wholesale customers, (ii) ownership of undersea fiber optic facilities utilizing state-of-the-art technology, resulting in lower operating and maintenance costs that will be passed on to its customers, and (iii) leveraging the Company's strong position in the undersea fiber optic facilities market to obtain low-cost terrestrial connectivity between cable landing stations and major telecommunications sites.

  Provide "One-Stop" Sales and Service. Through both its marketing and sales force, as well as its ongoing operations, administrative and maintenance support, Global Crossing plans to offer one-stop sales and service to customers worldwide. The Company currently employs 18 marketing professionals located in the Company's headquarters in Bermuda and in major cities throughout the world in order to facilitate the sales of its telecommunications capacity and increase market awareness and name recognition. See "--Sales and Marketing." The efforts of the sales force have resulted in significant contractual arrangements to date with international telecommunications carriers. In addition, Global Crossing is developing a centralized operations, administration and maintenance support system to serve the entire Global Crossing Network, including a customer care center, network operations center and technical support center. Through such integrated customer support, in combination with its sales force, the Company intends to enable customers to have a single point of contact regarding capacity sales and service on the Global Crossing Network.

  Leverage Extensive Management Experience. Global Crossing has assembled and will continue to build a strong management team comprised of executives with extensive operating experience in the telecommunications industry and the undersea cable sector. Prior to joining the Company, Jack Scanlon, the Company's Chief Executive Officer, was President and General Manager of the Cellular Networks and Space Sector of Motorola, Inc., responsible for approximately $6 billion in annual revenues and 16,000 employees. Mr. Scanlon has over 30 years of experience in the telecommunications industry, including 24 years with AT&T and Bell Laboratories. In addition, William Carter, the Company's senior executive in charge of system development, was formerly the President and Chief Executive Officer of SSI, overseeing the research and development, engineering, implementation and integration of AT&T's international cable and satellite facilities. Mr. Carter had been at AT&T for 30 years prior to joining the Company. During Mr. Carter's tenure, SSI had the leading worldwide market share in the undersea cable industry. Dan J. Cohrs, the Company's Chief Financial Officer, was formerly Vice President and Chief Planning and Development Officer at GTE, where he was responsible for corporate development activities, including mergers and acquisitions and strategic transactions, as well as strategic planning and competitive analysis. In addition, the Company's system development team includes several individuals with extensive experience with major undersea cable and telecommunications industry participants. See "Management."

THE GLOBAL CROSSING NETWORK

  As part of Global Crossing's mission to create an integrated global, high capacity undersea fiber optic cable network, the Global Crossing Network is being engineered and constructed to connect the two most heavily trafficked international corridors in the world via AC-1 (United States to Europe) and PC-1 (United States to Asia). Global Crossing plans to interconnect these systems with two north-south systems (MAC and PAC), directly connecting Bermuda, the Caribbean, Central America and, through unaffiliated cable systems, South America. Of the four undersea fiber optic cable systems currently being constructed by Global Crossing, AC-1, MAC and PAC are wholly-owned projects by the Company, while PC-1 is being constructed through a joint venture with one or more partners, principally Marubeni. Global Crossing will initially have approximately a 58% interest in PC-1 and, in conjunction with Marubeni, will manage its development, sales and operation.

  The following table contains information regarding the estimated system cost, initial RFS date and ownership structure of the Company's four currently planned systems:

                   ESTIMATED
                 SYSTEM COST(1)           EXPECTED INITIAL              OWNERSHIP
     SYSTEM        (MILLIONS)                RFS DATE(2)                STRUCTURE
     ------      --------------       -------------------------       -------------
     AC-1            $  750                May 1998 (US-UK)           Wholly-Owned
                                             (complete)
                                      February 1999 (Full Ring)
     PC-1             1,200                  March 2000               Joint Venture
                                        July 2000 (Full Ring)
     MAC                350                 December 1999             Wholly-Owned
     PAC                475                 February 2000             Wholly-Owned
                     ------
                     $2,775
                     ======

--------
(1) Includes anticipated financing costs. Excludes the costs of potential future upgrades and any amount capitalized with respect to the PCG Warrants. The amount indicated under "Estimated System Cost" is based upon executed supply and financing documents. Certain factors, such as increases in interest rates and delays in construction, could result in higher actual costs or later RFS dates than currently estimated. See "Risk Factors--Risks Related to Completing the Company's Cable Systems" and "Risk Factors--Risk of Error in Forward-Looking Statements."

(2) Based upon executed supply and financing documents. Certain factors, such as reliance upon third party suppliers, could result in timing delays. See "Risk Factors--Dependence on Third Parties."

ATLANTIC CROSSING

  AC-1, the Company's first undersea fiber optic cable in the Atlantic region, is a 14,000 km four fiber pair self-healing ring that, upon completion, will connect the United States and Europe with landing stations in the United States, the United Kingdom, The Netherlands and Germany. AC-1 is equipped with state-of-the-art DWDM and the full ring will initially offer 40 Gbps of service capacity, increasing the existing undersea fiber optic cable capacity along the heavily trafficked transatlantic route by approximately 65% prior to upgrades. Capacity on AC-1 is upgradeable to a minimum of 80 Gbps using DWDM technology. AC-1 commenced service on its United States-United Kingdom segment on May 26, 1998 and the full system, encompassing a self-healing ring, is scheduled for completion by February 1999.

  The aggregate costs of AC-1, which are estimated to be approximately $750 million (excluding potential future upgrades), have been fully financed prior to the Offerings. In addition to the AC-1 Contract with TSSL for construction of the system, Global Crossing has entered into other contracts with TSSL pursuant to which TSSL will provide operations, administration and maintenance services for the system.

  The Company has successfully marketed capacity on AC-1 to licensed telecommunications providers, including PTTs, Internet service providers and established and emerging telecommunications companies. Sales of capacity on AC-1 and related backhaul commenced in October 1997 and, as of June 30, 1998, the Company had entered into CPAs with customers providing for payments to the Company of $556 million and $108 million of payments (including deposits) had been received in respect thereof. These CPAs represent approximately 19% of the minimum projected sales capacity of 512 circuits on the AC-1 system. The balance of these payments is scheduled to be collected over the next four years. The Company's AC-1 customers now total more than 22 international telecommunications carriers, including Deutsche Telekom, GTE, Qwest, Teleglobe, Swisscom, PTT Telecom BV, Telia AB and a number of emerging telecommunications companies. The Company generally grants customers who have entered into CPAs options to acquire further capacity on AC-1. The amount of such capacity depends upon a number of factors, including upgrades to AC-1, future prices for AC-1 capacity and the amount of unsold capacity on AC-1 at certain dates after the AC-1 system RFS date. In addition, the Company has received as of June 30, 1998 non-binding indications of interest from customers pursuant to memoranda of understanding ("MOUs") that would, if converted into CPAs, provide for payments to the Company of approximately $90 million. The timing of payments by purchasers under CPAs generally depends on when service commences on the segment or segments of AC-1 on which capacity is acquired. All of the foregoing payment amounts assume the completion of the related segment prior to specified dates falling after the scheduled RFS date for that segment. There can be no assurance that any MOUs will be converted into CPAs or that the final form of any CPA will contain the same capacity purchase or payment provisions as the related MOU.

  Based upon its current expectations regarding sales of capacity on AC-1, the Company believes that it will develop and eventually construct AC-2, an additional four fiber pair cable connecting the United States to Europe. When combined with AC-1, AC-2 would double the capacity that Global Crossing would be able to offer customers on the transatlantic route. There can be no assurance that the Company will ultimately elect to proceed with AC-2 or that such system will help the Company achieve and sustain operating profitability.

PACIFIC CROSSING

  PC-1, the Company's first undersea fiber optic cable in the Pacific region, is being developed as a 21,000 km four fiber pair self-healing ring that, upon completion, will connect California, Washington and two landing sites in Japan, providing connectivity to other points in Asia through interconnection with other third party cable systems. PC-1 is designed to operate initially at 80 Gbps of service capacity and to be upgradeable to a minimum of 160 Gbps, using DWDM technology.

  In April 1998, the Company executed the PC-1 Contract with TSSL for the construction of PC-1, which provides for a system completion date of Summer 2000 at an aggregate cost of approximately $1.2 billion. Equity investments in PC-1 by Global Crossing and its partners are currently estimated at $400 million (of which $231 million will be provided by the Company), with the remaining $800 million financed through incurrence of non-recourse indebtedness at the PC-1 level. The credit agreement for the financing of such indebtedness was executed on July 30, 1998.

  On July 6, 1998, the Company executed a memorandum of understanding with DDI Corporation, the second largest telephone company in Japan, to purchase capacity on PC-1 which, if successfully converted to a CPA, would represent its first sale of capacity to an Asian customer on this system.

MID-ATLANTIC CROSSING

  MAC is being developed as a 9,300 km two fiber pair self-healing ring that, upon completion, will connect New York, Bermuda the Caribbean and Florida. Global Crossing intends that MAC will be connected to AC-1 via its cable station in Brookhaven, New York, providing connectivity between Europe, the eastern United States, Bermuda and the Caribbean and, through interconnection with other non-Global Crossing submarine cable systems, South America. MAC is being designed to operate initially at 20 Gbps of service capacity and to be upgradeable to a minimum of 40 Gbps using DWDM technology.

  Global Crossing is negotiating with TeleBermuda International Limited ("TBI"), the second international carrier in Bermuda, to acquire from TBI the now operational BUS-1 undersea cable which connects Bermuda to

New Jersey, in exchange for cash and certain capacity on AC-1. If such transaction is consummated, the BUS-1 cable would be integrated with MAC, providing an additional landing in the United States.

  In June 1998, the Company executed a contract with Alcatel Submarine Networks ("Alcatel") for the construction of MAC, which provides for a system completion date of December 1999 at an aggregate cost of approximately $350 million (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants), of which approximately $110 million will be financed by equity contributions by the Company and $240 million is to be financed through non-recourse indebtedness at the MAC level. The contractual commitment for the financing of such indebtedness was obtained on June 26, 1998.

PAN AMERICAN CROSSING

  PAC is being developed as a 7,000 km two fiber pair cable that, upon completion, will connect California, Mexico, Panama and the Carribean,. PAC is being designed to interconnect with PC-1 through the Company's landing station in San Luis Obispo, California and with MAC through the Company's landing station in St. Croix. It is anticipated that PAC will transverse Panama via an existing terrestrial right-of-way. PAC is being designed to operate initially at 20 Gbps of service capacity and to be upgradeable to a minimum of 40 Gbps using DWDM technology.

  In July 1998, the Company executed a contract with TSSL for the construction of this system which provides for a system completion date of February 2000 and will cost approximately $475 million (excluding potential future upgrades and amounts capitalized with respect to the PCG Warrants), with $165 million financed through equity contributions from the Company and $310 million to be financed through non-recourse indebtedness at the PAC level. The contractual commitment for the financing of such indebtedness was obtained on July 22, 1998.

TERRESTRIAL BACKHAUL SERVICES

  In addition to the undersea segments of the Global Crossing Network, the Company has made and expects to continue to make acquisitions of terrestrial fiber capacity which complement its core undersea cable business and which address customer demands for global city-to-city connectivity. Global Crossing intends to acquire such connectivity to approximately 50 of the largest metropolitan telecommunications markets worldwide. The Company has entered into contractual arrangements to provide terrestrial backhaul service between its landing stations in the United States and the United Kingdom and New York City and London, respectively, as well as other arrangements to provide backhaul service in Germany and The Netherlands. In addition, the Company recently entered into an agreement with Qwest whereby Global Crossing will receive access to over 25 U.S. metropolitan communications markets on Qwest's terrestrial network. Through Global Access, a Japanese telecommunications carrier owned by Marubeni, the Company will offer backhaul services to PC-1 customers from the Company's Japanese landing stations directly to Tokyo at prices substantially lower than existing alternatives. The Company is also currently negotiating with Marubeni to obtain a minority investment in Global Access, which is constructing a domestic terrestrial fiber optic cable network connecting the PC-1 cable station with Tokyo, Nagoya and Osaka. See "Use of Proceeds."

ADDITIONAL NETWORK EXPANSION OPPORTUNITIES

  The Company is in the process of developing several new cable systems and evaluating other business development opportunities which will complement the Global Crossing Network. There can be no assurance that the Company will ultimately elect to proceed with such opportunities or, if it elects to do so, that such opportunities will help the Company achieve and sustain operating profitability.

  Further Undersea Opportunities. The undersea routes served by the Global Crossing Network and other cable systems are projected to have substantial growth greatly exceeding all capacity currently in use and under development (including planned upgrades). To address such demand, the Company plans to evaluate and, as appropriate, build additional systems on such routes. It is anticipated that such systems, where possible, would be restored on the existing systems and would achieve further cost efficiencies through the use of existing landing stations.

  Terrestrial Backhaul Opportunities. The Company is reviewing opportunities to obtain terrestrial backhaul connectivity from the major cities in Europe and Japan to landing sites for both AC-1 and PC-1 landing stations respectively.

  Other Development Opportunities. The Company is actively pursuing development opportunities whereby Global Crossing would provide "fee for service" expertise in the planning, design, implementation and operation of global undersea cable systems and associated terrestrial backhaul.

OTHER ACTIVITIES

  Neptune Acquisition. The Company entered into a letter agreement on May 26, 1998 with Neptune Communications, L.L.C. ("Neptune") to acquire substantially all of the business of its wholly-owned subsidiary, Neptune Communications Corp. ("NCC"), for an acquisition price of $20,000,000 payable in Common Stock. Neptune is controlled by the Carlyle Group, an international investment firm ("Carlyle"), and was formed to pursue opportunities in the undersea cable business. Pursuant to such agreement, the Company will acquire all tangible and intangible assets of NCC (except for assets relating to its North Pacific Cable business), which consist principally of certain telecommunications licenses. In addition, Carlyle managing director William Conway, the former Chief Financial Officer of MCI, has agreed to serve on the Company's Board of Directors. The Company and Neptune intend to enter long-form agreements with respect to the transactions contemplated by the letter agreement. Neptune has an option to terminate the transaction if the Company has not consummated the Offerings by August 15, 1998.

  Possible Investments. The Board of Directors of the Company has approved in principle the making of minority investments in telecommunications and Internet service providers that do not compete with the Company in its core business and that will also be current or prospective purchasers of capacity on the Global Crossing Network. Such investments may consist of purchases of equity securities for either cash or contributions of capacity on the Global Crossing Network. Such investments may be managed either by the Company directly or, if the Board of Directors deems advisable, by one or more third-party investment advisers so as to minimize potential conflicts of interest and the amount of time allocated by the Company's senior management to such investments.

SYSTEM PERFORMANCE

  AC-1, PC-1 and MAC are each designed utilizing self-healing ring technology to optimize system performance. Two types of protection switching, span switching and ring switching, are provided. Span switching protects a system against failures between adjacent landing sites which only affect service line traffic and not the protection fibers. Ring switching protects a system against complete failures between adjacent landing sites. Because such technology will protect any single system failure in less than 500 milliseconds, no outages will result as a consequence of a single system failure. Accordingly, the estimated system availability on any point-to-point link on such systems is 99.995%.

  As undersea cable systems become more powerful (i.e., carry more traffic along their transmission paths), it is important to provide a "self-restoration solution" because other systems do not have the capacity to provide restoration for these new high performance undersea cable systems. Single span systems must enter into reciprocal arrangements with either other undersea fiber-optic operators or satellite carriers to pick up and deliver this traffic if a system failure should occur. Providing self-restoration through this ring design with the switching techniques described above is now viewed as offering a qualitative advantage over single span systems with external restoration.

  With respect to PAC, which does not employ self-healing ring technology, the Company is exploring options to enter into restoration arrangements with terrestrial fiber optic cable operators to protect against system traffic interruptions. The Company may also enter into similar arrangements to protect against catastrophic system malfunction on its other cable systems.

SALES AND MARKETING

  The Company markets capacity on its systems to licensed telecommunications providers, including PTTs, Internet service providers and established and emerging telecommunications companies. The Company believes its current customers represent a broad array of telecommunications companies.

  The initial sales strategy of the Company emphasizes the sale of capacity on an IRU basis, whereby the customer purchases a unit of capacity for the remaining design life of a particular cable system. On AC-1, the Company is selling capacity at an increment of 155 megabits (Mbps), known as an STM-1, for the 25-year life of AC-1. For the other Global Crossing cable systems, the Company also expects to sell capacity to customers at the STM-1 level, as well as at the smaller increment of 45 Mbps, where warranted based upon the actual demand levels along certain routes. The Company has instituted a tiered pricing schedule for all of its systems which provides for volume discounts, thereby allowing customers to reduce their average circuit cost as more circuits are purchased. In addition, the Company offers pricing discounts on purchases of capacity prior to a system's commercial operation date, in order to induce customers to make early purchase commitments.

  To further increase the attractiveness of the Company's network, Global Crossing intends to make selective wholesale acquisitions of backhaul capacity, thereby enabling customers to achieve city-to-city connectivity through the Global Crossing Network at prices significantly lower than if such customers had attempted to gain such connectivity by separately purchasing such backhaul capacity. For AC-1 customers, the Company entered into contractual arrangements providing backhaul capacity between its landing stations in the United States and the United Kingdom and New York City and London, respectively. In addition, Deutsche Telecom and KPN provide backhaul services directly to the Company's AC-1 customers in Germany and The Netherlands, respectively. In addition, the Company has recently entered into an agreement with Qwest whereby Global Crossing will receive access to over 25 U.S. cities on Qwest's terrestrial network.

  Global Crossing is exploring the development of other products designed to take advantage of its ownership of several cable systems in different parts of the world. For example, the Company has offered its customers volume discounts for purchases of capacity on one system based upon purchases previously made on the Company's other systems and the ability to transfer a portion of unused capacity purchases from one Global Crossing system to another depending on customers' individual traffic needs.

  The Company's marketing entity, Global Crossing International, was established to facilitate the sales of communications capacity on the Global Crossing Network, as well as to increase market awareness and name recognition of Global Crossing. Global Crossing has been able to recruit and train a full-service sales and marketing team, including Mr. Jack Finlayson, President of Global Crossing International, a former senior executive of Motorola who recently joined the Company, and Mr. Patrick Joggerst, Vice President, Worldwide Sales and Marketing, who had been at TSSL and AT&T for a total of 17 years prior to joining the Company, most recently as Managing Director of TSSL's Americas Region. Mr. Joggerst directly oversees the Americas Region and is responsible for overseeing the duties of the two regional vice presidents, each being in charge of one of the two other regions of the Company's marketing organization, Europe/Middle East/Africa and Asia. Each regional vice-president oversees the performance of regional marketing directors who have direct account responsibility in certain geographic areas of the region. In total, the Company employed 18 marketing professionals as of June 30, 1998. While the Company intends to expand the current size of its marketing organization, management believes that a moderately-sized sales force is sufficient to adequately address all customers seeking to acquire undersea cable capacity on a wholesale basis.

  During the pre-operational period for AC-1, in which the Company sought to generate significant pre-sales of capacity, the Company presented project information meetings (otherwise known as data gathering meetings) in order to better educate potential customers about AC-1 and Global Crossing's other planned cable systems. To date, the Company has hosted three such meetings, with the most recent event attracting 200 attendees representing over 75 companies. Attendees of such meetings have been affiliated with both existing and prospective customers and have represented a variety of sectors of the telecommunications industry. Ongoing, the Company intends to organize at least one major international conference per year in order to provide updated information on the Global Crossing Network. The Company also intends to host regional project information meetings focusing on a particular cable system, with such meetings scheduled to precede the anticipated commercial operation date for such system.

  The Company intends to reinforce customer awareness through a variety of marketing campaigns, including its Global Crossing international conferences and regional marketing events, participation in key industry and user group conferences, speaking engagements, press conferences and promotional campaigns. In addition, Global Crossing expects its marketing team to periodically visit current and prospective customers to obtain a greater understanding of the individual needs of such customers.

SUMMARY OF PRINCIPAL TERMS OF STANDARD CONTRACTUAL DOCUMENTATION

Capacity Purchase Agreements (CPAs)

  In general, a CPA provides for the sale of capacity by the Company on an IRU basis, whereby the purchaser owns a unit of capacity for the remaining design life of a particular system. The term of a CPA is 25 years from the RFS date for the system on which capacity is being acquired, which is the entire useful life of the system. Upon execution of a CPA prior to a segment RFS date, the Company generally receives 10% of the purchase price immediately, with the balance of the purchase price due to the Company upon the applicable RFS date for that segment. A limited number of CPAs provide for payment of the purchase price in installments over two to three year periods. Each purchaser under a CPA is required to pay its allocated share of the cost of operating, maintaining and repairing the system. A purchaser's payment obligation under a CPA shall generally terminate with respect to any purchased capacity on AC-1 other than the United States-United Kingdom segment (and, in some cases, with respect to purchased capacity on the United States-United Kingdom segment), if the RFS date for the AC-1 system has not occurred by June 30, 1999. Performance under CPAs is also contingent upon the obtaining and continuance of such approvals, consents, governmental authorizations, licenses and permits as may be required or reasonably deemed necessary by each party thereto for performance by such party thereunder and as may be satisfactory to it. The obligations of purchasers under certain CPAs are additionally contingent upon the execution of related ICPAs. See "Risk Factors--Sales of Capacity; Termination of CPAs."

  Additionally, each purchaser acquiring capacity on AC-1 prior to the system RFS date is granted the right to receive additional capacity ("residual capacity") at no additional cost upon the date which is 12 1/2 years after the RFS date for the system. Furthermore, neither party is liable to the other for consequential, incidental, indirect or special damages sustained by reason of
(i) any failure in or breakdown on the system or the facilities associated with the system, (ii) the failure of any inland carrier to perform the terms and conditions of any agreement to which it and the purchaser are parties or
(iii) for any interruption of service, whatever the cause and however long it shall last. Each CPA is subject to an arbitration clause. Some CPAs are supported by a parent guarantee from the purchaser.

Inland Services Agreements (ISAs)

  The Company has entered into agreements with certain terrestrial fiber cable systems to purchase inland capacity on such systems for resale to its purchasers. In general, the term of each ISA is 25 years from the RFS date of the particular system or until the system is retired, whichever occurs first. In certain cases, the Company has the option to extend the term of each ISA for an additional five years. Neither party to an ISA is responsible for any loss, damage, delay or failure of performance resulting from an event of Force Majeure (as defined therein). If an event of Force Majeure continues for a period of 30 days, the Company may terminate the ISA. Each ISA is subject to an arbitration clause.

Inland Capacity Purchase Agreements (ICPAs)

  The Company has entered into ICPAs with some of its customers. Under an ICPA, the Company provides the customer with a portion of the backhaul capacity it purchased from owners of terrestrial cable systems under ISAs. The term of each ICPA is 25 years from the RFS date for the particular system. Upon execution of an

ICPA, the Company generally receives 10% of the purchase price immediately, with the balance due no later than the RFS date for the particular segment. A purchaser's payment obligation under an ICPA generally shall terminate with respect to any purchased capacity on AC-1 other than the United States-United Kingdom segment (and, in some cases, with respect to purchased capacity on the United States-United Kingdom segment), if the RFS Date for the AC-1 system has not occurred by June 30, 1999. Unlike a CPA, the purchaser under an ICPA is generally not required to make any additional payments for costs associated with operating, maintaining and repairing the backhaul capacity in which the IRU is granted. Neither party is liable to the other for consequential, incidental, indirect or special damages sustained (i) by reason of any failure of any inland carrier to perform the terms and conditions of any ISA to which it is a party or (ii) for any interruption of service, whatever the cause and however long it shall last. Each ICPA is subject to an arbitration clause. An ICPA may be supported by a corresponding parent guarantee from the purchaser.

OPERATIONS, ADMINISTRATION AND MAINTENANCE SUPPORT

  Pursuant to the AC-1 OA&M Agreement, TSSL will provide operations, administration and maintenance support on behalf of AC-1 for a term of eight years following the commencement of commercial operations. As of June 30, 1998, the Company was committed under the AC-1 OA&M Agreement to make payments totalling approximately $261 million. Such agreement is extendible at the option of the Company for two additional periods of 8.5 years each. For AC-1, TSSL's network operations center is designed to ensure the overall ongoing monitoring of the system's operation, maintenance and control systems. The network management equipment located at the Brookhaven, New York landing station provides fault management, security management, configuration management and performance management, while undersea network management equipment located at all landing stations provides system level monitoring of the undersea terminating equipment. The full integration of these control elements allows the AC-1 cable system to be "self-diagnostic," with such control elements facilitating localization and repair in the event of the occurrence of a system fault.

  In addition, Global Crossing is separately developing a worldwide operations, administration and maintenance support system to serve each of its cable systems (exclusive of AC-1 for the initial term of the TSSL OA&M Agreement). Such support will be handled through three co-located work centers currently anticipated to be located in Bermuda: a customer care center ("CCC"), network operations center ("NOC") and technical support center ("TSC").

  Customer Care Center. The CCC will provide capacity purchasers with a single point of contact for service provisioning, interconnect coordination support and billing inquiries.

  Network Operations Center. The NOC will handle operations, administrative and maintenance activities for each of the Company's cable systems, including capacity provisioning, network performance, repair and restoration activities. Capacity provisioning relates to the appropriate allocation of capacity on the Company's cable systems among capacity purchasers. Management of network performance entails detection and response to system degradation and other performance parameters, as well as preventative activities.

  Technical Support Center. The TSC will be a 24-hour center managed by highly-trained experts to handle technical inquiries from purchasers regarding system performance and interconnection arrangements.

COMPETITION

  The international telecommunications industry is highly competitive. The Company faces competition from existing and planned cable systems along each of its planned routes and from satellite providers, including existing geosynchronous satellites and low-earth orbit systems now under construction. The Company competes primarily on the basis of price, availability, transmission quality and reliability, customer service and the location of its systems. Traditionally, carriers have made long term investments in ownership of cable capacity, making lower price and superior service less determinative in convincing such carriers to acquire additional capacity on the Company's systems than is the case in industries without such long-term relationships. See "Risk Factors--Competition."

 Existing and Planned Cable Systems

  The routes addressed by Global Crossing's planned systems are currently served by several undersea cables as well as satellites. Currently, there are several fiber optic transatlantic cable systems, each of which will compete directly with AC-1. Primary future sources of transatlantic competition for the Company may result from, among others, (i) TAT-14, a transatlantic cable system which is being developed by its consortium members, including British Telecom, AT&T, France Telecom and Deutsche Telekom, and (ii) Gemini, a transatlantic cable system being operated and marketed by WorldCom and Cable & Wireless. The Company believes that such other cable systems will compete directly with AC-1 and the commitments of the developers and other carriers on these systems could substantially reduce demand for capacity on AC-1.

  Similarly, there are several cable systems currently operating between the United States and Asia, the route to be served by PC-1. Competition in the transpacific market may result from, among others, (i) China-US, a transpacific system being developed as a "private cable system" by fourteen large carriers, including SBC, MCI, AT&T and Sprint, most of whom have traditionally sponsored consortium cables and (ii) a transpacific system being developed by a consortium of major telecommunications carriers, including Worldcom, AT&T, KDD, NTT, Cable & Wireless and GTE. Although the Company believes that such other cable systems will not satisfy the demand for capacity between the United States and Japan and that there is currently enough demand projected to accommodate all such systems, such other cable systems will receive commitments for capacity that PC-1 could have received in their absence.

  Other regional and global systems are being considered by developers, including Project Oxygen, a global system being evaluated by CTR Group, Ltd. In addition, the Company may face competition from existing and planned regional systems and satellites on its MAC and PAC routes, where entrants are vying for purchases from a small but rapidly growing customer base.

 Satellite Transmission

  When comparing cable transmission against satellite transmission, the Company believes that cable has a distinct advantage with respect to latency (i.e., transmission delay) and voice quality. Cable transmission has a lower cost per circuit, higher capacity and longer expected equipment life than satellite transmission. Satellite transmission is generally considered to have a comparative advantage versus cable transmission for mobile communications only in the area of point-to-multipoint broadcast and "thin route" transmission, as opposed to the more common point-to-point, high volume transmission for which cable usage is considered to be preferable.

  In early 1997, the FCC granted Ka-band licenses and orbital locations to 13 companies. The firms developing future satellite technology envision a network of satellites that will provide broadband data transmission with data rates of 2 Mbps, 20 Mbps, and even 155 Mbps. Potential participants in the field include Astrolink, Skybridge, Teledesic Corporation, CyberStar and SpaceWay, who are seeking to provide high bandwidth transmission sublet networks. Due to
(i) the significant initial costs related to these systems, (ii) the risks relating to satellite launch systems and (iii) the significantly lower transmission capacity versus current fiber optic systems, the Company believes that the new satellite systems will not be able to offer competitive cost per unit of transmission capacity in the dense metropolitan markets the Company is targeting. Further, the Company believes it will have at least five years lead time to help it solidify a sustainable competitive market position before true broadband satellite service commences.

SUPPLIERS

  There are currently three major supply companies in the undersea cable industry: TSSL, Alcatel and KDD SCS. Cable & Wireless and Pirelli also have a presence in the industry and there are a number of smaller suppliers who have focused primarily on regional routes or non-repeatered systems. TSSL is completing construction of AC-1, is responsible for the design and installation of PAC and, together with KDD SCS (as a subcontractor), is responsible for design and installation of PC-1. Alcatel is responsible for design and construction of MAC. See "Risk Factors--Dependence on Third Parties."

PROPERTIES

  The Company leases executive and administrative offices at its worldwide headquarters at Wessex House, 45 Reid Street, Hamilton HM12 Bermuda. The Company owns a cable station in Brookhaven, New York and a cable station in White Sands, United Kingdom. The Company leases cable station space in Sylt, Germany and cable station space in Beverwijk, The Netherlands. Such leases run for the anticipated 25-year term of AC-1. The Company also leases office space in Los Angeles, Morristown, New Jersey, Dallas, London and San Francisco.

REGULATION

  The Company, in the ordinary course of development, construction and operation of its fiber optic cable systems, will be required to obtain and maintain various permits, licenses and other authorizations in both the United States and in foreign jurisdictions where its cables land, and will be subject to applicable telecommunications regulations in such jurisdictions. In particular, submarine cable landing or similar licenses will be required in many of the jurisdictions where Global Crossing's planned systems will land. With respect to AC-1, an undersea cable landing license (the "AC-1 Landing License") and a subsequent modification have been obtained from the United States Federal Communications Commission ("FCC"), which license permits AC-1 to land in the United States at the Brookhaven, New York landing site and to operate between the United States, the United Kingdom, The Netherlands and Germany. The AC-1 Landing License authorizes the Company to provide capacity on a private carriage basis, and AC-1 is not presently regulated by the FCC as a common carrier. Global Crossing has obtained landing licenses similar to the AC-1 Landing License in each of the other jurisdictions where the AC-1 cable system will land and where such licenses are required. With respect to each of the Company's cable systems other than AC-1, the Company anticipates both filing applications for cable landing licenses with the FCC (and, where necessary, foreign regulatory agencies) and seeking private carriage status for these systems as well. These licenses are typically issued for a term of years (in the case of the FCC-issued cable landing license, 25 years), and are subject to renewal. United States law (and the law of several foreign jurisdictions, as well) limits foreign ownership, direct or indirect, of entities holding cable landing licenses, although the FCC has progressively relaxed to the rules to examine only those foreign holders that are affiliated with a foreign telecommunications carrier that has market power in the destination country. More recently, in order to implement a multilateral World Trade Organization agreement, the FCC adopted regulations that presumptively permit unlimited foreign ownership by nationals of countries that are party to that agreement. See "Risk Factors--Government Regulation."

  Construction of each of the Company's cable systems also requires the acquisition and maintenance of various permits and licenses in the ordinary course of business. Pursuant to its construction contracts for AC-1 and PC-1, TSSL is contractually obligated to obtain and maintain all such licenses and permits. Although Global Crossing intends that the construction contracts for each of the Company's other planned cable systems will impose the burden of acquiring and maintaining construction licenses and permits on the contractor for each of such systems, there can be no assurance that such contractor will successfully obtain such permits and licenses. See "Risk Factors--Risks Related to Completing the Company's Cable Systems."

EMPLOYEES

  As of June 30, 1998, the Company had 82 employees. The Company considers its relations with its employees to be good.

LEGAL PROCEEDINGS

  The Company is not presently subject to any legal claims or proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the names, ages and positions of the directors and executive officers of GCL.

  Prior to the Offerings, GCL will amend and restate its Bye-Laws (the "Bye-Laws") to provide for a Board of Directors consisting of 16 members divided into three classes with terms of three years each. Mr. Brown, Mr. Porter, Mr. Phoenix, Mr. Levine and Mr. Conway will be elected as Class A Directors, with a term expiring in 1999; Mr. Cook, Mr. Lee, Mr. Raben, Mr. Kent and Mr. Scanlon will be elected as Class B Directors, with a term expiring in 2000; and Mr. Winnick, Mr. Bloom, Mr. Kehler, Mr. Weinberger, Mr. Steed and
Mr. Ogasawara will be elected as Class C Directors, with a term expiring in 2001. The form of Amended and Restated Bye-Laws is an exhibit to the Registration Statement of which this Prospectus is a part.

   NAME                 AGE                       POSITION
   ----                 ---                       --------
   Gary Winnick.......   50        Co-Chairman of the Board and Director
   Lodwrick Cook......   70        Co-Chairman of the Board and Director
   Jack M. Scanlon....   56         Chief Executive Officer and Director
   David L. Lee.......   49   President, Chief Operating Officer and Director
   Barry Porter.......   41          Senior Vice President and Director
   Abbott L. Brown....   54          Senior Vice President and Director
   Dan J. Cohrs.......   45  Senior Vice President and Chief Financial Officer
   James C. Gorton....   36 Senior Vice President, General Counsel and Secretary
   K. Eugene Shutler..   60                Senior Vice President
   Hillel Weinberger..   44                       Director
   Jay R. Bloom.......   42                       Director
   Dean C. Kehler.....   41                       Director
   Jay R. Levine......   41                       Director
   William D. Phoenix.   41                       Director
   Bruce Raben........   44                       Director
   Michael R. Steed...   48                       Director
   William E. Conway..   48                      Director*
   Toshiaki Ogasawara.   67                      Director*
   Geoffrey J.W. Kent.   56                      Director*

--------
* Effective immediately prior to Offerings

  GARY WINNICK--Mr. Winnick, founder of Global Crossing, has been Co-Chairman of the Board of GCL since January 1998 and, prior thereto, was Chairman of the Board since the inception of the Company in March 1997. Mr. Winnick is the founder and has been the Chairman and Chief Executive Officer of Pacific Capital Group since its inception, having been in the principal equity investment and merchant banking business since 1985. Mr. Winnick holds a BA in Economics and Business Management from C.W. Post College.

  LODWRICK M. COOK--Mr. Cook has been Co-Chairman of the Board of GCL since January 1998 and Vice Chairman, Managing Director of PCG since 1997. Prior to joining PCG, Mr. Cook spent 39 years at Atlantic Richfield Co., serving as President and Chief Executive Officer from 1985 to 1995 and as Chairman of the Board of Directors from 1986 to 1995, when he became Chairman Emeritus. Mr. Cook is also a member of the Board of Directors of Castle and Cooke, Litex and Ocean Energy, Inc. Mr. Cook received BS degrees in mathematics and petroleum engineering from Louisiana State University and holds an MBA degree from Southern Methodist University.

  JACK M. SCANLON--Mr. Scanlon has been Chief Executive Officer and a director of GCL since April 1998. Prior to joining the Company, Mr. Scanlon was President and General Manager of the Cellular Networks and Space Sector of Motorola Inc. and had been affiliated with Motorola Inc. since 1990. Mr. Scanlon was Chief Operating Officer of Cambridge Technology Group from 1988 to 1990 and, prior thereto, spent 24 years with AT&T Corp. and Bell Laboratories, rising to Group Vice President at AT&T Corp. Mr. Scanlon received his BS degree from the University of Toronto and a MS degree in electrical engineering from Cornell University.

  DAVID L. LEE--Mr. Lee has been President and Chief Operating Officer and a director of GCL since the inception of the Company in March 1997. He has also been a managing director of PCG since 1989. Prior to joining PCG, Mr. Lee was Group Vice President of Finance and Acquisitions at TRW Information Systems Group. Mr. Lee is a graduate of McGill University and holds a PhD. in Physics and Economics from the California Institute of Technology.

  BARRY PORTER--Mr. Porter is Senior Vice President, Corporate Development and a director of GCL. Mr. Porter has been a director of the Company since 1997 and has also been a managing director of PCG since 1993. From 1986 to 1993, Mr. Porter was affiliated with Bear, Stearns & Co. Inc., rising to a Senior Managing Director in the investment banking department. Mr. Porter received his JD and MBA degrees from the University of California (Berkeley) and his BS degree from The Wharton School.

  ABBOTT L. BROWN--Mr. Brown is Senior Vice President, Corporate Affairs and a director of GCL. Mr. Brown has been a director of the Company since 1997 and has also been a managing director and Chief Financial Officer of PCG since 1994. From 1990 through 1994, Mr. Brown was Executive Vice President, Chief Financial Officer and a member of the board of directors of Sony Pictures Entertainment Inc., a wholly-owned subsidiary of Sony Corporation. Prior thereto, Mr. Brown was a partner in the international accounting firm of Price Waterhouse LLP. Mr. Brown holds a BS degree from Lehigh University and is a Certified Public Accountant.

  DAN J. COHRS--Mr. Cohrs has been Senior Vice President and Chief Financial Officer of GCL since May 18, 1998. From 1993 to 1998, Mr. Cohrs was affiliated with GTE Corporation, rising to the position of Vice President and Chief Planning and Development Officer in 1997. From 1990 to 1993, he was at Northwest Airlines and prior to leaving Northwest Airlines served as Vice President of International Finance (Tokyo, Japan); from 1986 to 1990, he was at the Marriott Corporation and served in such capacities as Vice President of Financial Planning and Acquisitions and Vice President of Project Finance; and from 1983 to 1986, he was a Strategy and Financial Consultant at Marakon Associates. Mr. Cohrs received his BS degree from Michigan State University in Engineering and his PhD degree from Cornell University in Economics, Finance and Public Policy.

  JAMES C. GORTON--Mr. Gorton became Senior Vice President and General Counsel of GCL effective July 15, 1998 and Secretary of GCL effective August 9, 1998. From 1994 to 1998, Mr. Gorton was a member of the New York law firm Simpson Thacher & Bartlett and had been associated with the firm since 1986. Mr. Gorton holds a BA degree from Columbia College and a JD degree from New York University School of Law.

  K. EUGENE SHUTLER--Mr. Shutler is a Senior Vice President of GCL and is also President of ACL. From 1996 to 1997, Mr. Shutler served as Chairman of the Board and Chief Executive Officer of Styles On Video, Inc. Prior thereto, Mr. Shutler was Executive Vice President, General Counsel and a Director of MGM Grand, Inc. from 1991 to 1995; a member of the Los Angeles law firm of Troy and Gould from 1983 to 1991; and Vice President/General Counsel of Republic Corporation, Continental Aircraft Services (Continental Airlines) and Caesars World, Inc. Mr. Shutler holds a BA degree from the University of Pennsylvania and an LLB degree from Yale Law School.

  HILLEL WEINBERGER--Mr. Weinberger, a director of GCL since June 1997, has been a Senior Vice President of Loews/CNA Holdings Corp. since 1988. Prior thereto, Mr. Weinberger was a Senior Vice President of Presidential Life from 1982 to 1988. Mr. Weinberger serves as director to News Communications Inc.

  JAY R. BLOOM--Mr. Bloom, a director of GCL since the Company's inception in March 1997, is a managing director of CIBC Oppenheimer Corp. ("CIBC Oppenheimer"), co-head of its High Yield Group and co-head of CIBC World Markets High Yield Merchant Banking Funds. Mr. Bloom also serves on the board of directors of Heating Oil Partners, L.P., Consolidated Advisers Limited, L.L.C. and Morris Material Handling, Inc. Prior to joining CIBC Oppenheimer in August 1995, Mr. Bloom was a founder and managing director of The Argosy Group L.P. From 1984 to 1990, Mr. Bloom was a managing director in the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated. Mr. Bloom was an investment banker associated with Lehman Brothers Kuhn Loeb Incorporated from 1982 to 1984 and, from 1981 to 1982, practiced law at Paul Weiss Rifkind Wharton & Garrison in New York. Mr. Bloom received his BS and MBA degrees from Cornell University and his JD degree from Columbia University School of Law.

  DEAN C. KEHLER--Mr. Kehler, a director of GCL since the Company's inception, is a managing director of CIBC Oppenheimer and co-head of its High Yield Group. In addition, he is a member of CIBC's Investment Committee and co-head of CIBC World Markets High Yield Merchant Banking Funds. Prior to joining CIBC Oppenheimer in 1995, Mr. Kehler was a founder and managing director of The Argosy Group. From 1985 to 1990, Mr. Kehler was a managing director in the Mergers and Acquisitions Group, Co-Head of Merchant Banking and a member of the Corporate Finance Executive Committee of Drexel Burnham Lambert Incorporated. Mr. Kehler serves on the board of directors of Booth Creek Group, Inc., Telebanc Financial Corporation and Heating Oil Partners, L.P. From 1979 to 1985, Mr. Kehler was an investment banker at Lehman Brothers. Mr. Kehler received his BS degree from The Wharton School.

  JAY R. LEVINE--Mr. Levine, a director of GCL since the Company's inception, is a managing director of CIBC Oppenheimer, and manages the CIBC World Markets High Yield Merchant Banking Funds. Prior to joining CIBC Oppenheimer in May, 1997, Mr. Levine was President of PPMJ Inc., a private consulting firm, from September 1996 to April 1997 that advised its clients on private equity investments. From August 1990 to June 1996, Mr. Levine was a senior executive in the Morningside and Springfield Group, Inc., a private investment company. Mr. Levine serves as a director of Aircraft Service International Group, Consolidated Advisers Limited, L.L.C., Heating Oil Partners, L.P. and Talton Holdings, Inc. Mr. Levine received a BS degree from Syracuse University, a JD degree from Tulane University and an LLM in Taxation from New York University.

  WILLIAM P. PHOENIX--Mr. Phoenix, a director of GCL since its inception, is a managing director of CIBC Oppenheimer and co-head of Credit Capital Markets. Prior to joining CIBC Oppenheimer in 1995, Mr. Phoenix had been the Managing Director of the Canadian Imperial Bank of Commerce since 1982. Mr. Phoenix serves as a director of the Electrolux Corporation. Mr. Phoenix received his BA degree from the University of Western Ontario and his MBA degree from the University of Toronto.

  BRUCE RABEN--Mr. Raben, a director of GCL since its inception, is a managing director of CIBC Oppenheimer. Prior to joining CIBC Oppenheimer in January 1996, Mr. Raben was a founder, managing director and co-head of the Corporate Finance Department of Jefferies & Co., Inc. since 1990. Mr. Raben serves as a director of Optical Security, Inc., Talton Holdings, Inc., Terex Corporation and Equity Marketing, Inc. Mr. Raben received his MBA degree from Columbia Business School and his AB degree from Vassar College.

  MICHAEL R. STEED--Mr. Steed, a director of GCL since its inception, is Senior Vice President of Investments for the Union Labor Life Insurance Company, ULLICO Inc. ("ULLICO") and its Family of Companies and President of Trust Fund Advisors, ULLICO's investment management subsidiary. Mr. Steed joined ULLICO in November 1992 after serving seven years as President and Founder of A.F.I.C. Group, Ltd., a financial and investment consulting firm. From 1983 to 1985, Mr. Steed was the Executive Director of the Democratic National Committee. Mr. Steed serves as a director of The Lewis & Clark Snake River Beverage Company. He received his JD degree from Loyola University School of Law in Los Angeles and his BA degree from Loyola Marymount University in Los Angeles.

  WILLIAM E. CONWAY--Mr. Conway is a nominee for director for GCL. Mr. Conway has been a managing director of The Carlyle Group since 1987. Mr. Conway was Senior Vice President and Chief Financial Officer of MCI Communications Corporation from 1984 until he jointly founded The Carlyle Group in August 1987.

Mr. Conway serves as director to GTS Duratek, Inc., Nextel Communications, Inc. and Hownet International Corporation. Mr. Conway received his BA degree from Dartmouth College and his MBA in Finance from Chicago Graduate School of Business.

  TOSHIAKI OGASAWARA--Mr. Ogasawara is a nominee for director for GCL. Mr. Ogasawara has been Chairman and Publisher of The Japan Times, Limited since 1985 and President and Representative Director of Nifco Inc since 1967. Mr. Ogasawara serves as Chairman and Representative Director for FM Inter-Wave, Inc. and Simmons Co. Ltd.

  GEOFFREY J.W. KENT--Mr. Kent is a nominee for director for GCL. Mr. Kent is Chairman and Chief Executive Officer of the Abercrombie & Kent Group of companies and has been associated with the company since 1967.

ADDITIONAL MANAGEMENT

  Global Crossing's management team utilizes additional executives with extensive experience in the telecommunications industry and the undersea cable sector, including the following individuals:

  WILLIAM B. CARTER, JR. is President of Global Crossing Development Co. and the Company's Senior executive in charge of development. Prior to joining the Company, Mr. Carter spent 30 years with AT&T, where he headed up the International Facilities Planning (both cable and satellite) and served as President and Chief Executive Officer for SSI and as Director of International Network Operations for AT&T. During Mr. Carter's tenure, SSI had the leading worldwide market share in the undersea cable industry, with an average market share of 35-50%. Mr. Carter is a member of the World Telecommunications Advisory Council to the International Telecommunications Union (ITU) and Senior Advisory Council to the U.S. government on communications and economic development. Mr. Carter received a BEE degree from Georgia Institute of Technology and has completed the advanced program for senior managers at MIT's Sloan School.

  JACK FINLAYSON--Mr. Finlayson has been President of Global Crossing International, Ltd. since June 1998. Prior to joining the Company, Mr. Finlayson was corporate vice president and general manager of Motorola Inc.'s Asia Pacific Cellular Infrastructure group, where he was responsible for managing the wireless infrastructure business, and had been affiliated with Motorola Inc. since 1994. Prior to joining Motorola Inc., Mr. Finlayson was employed by AT&T, where he was sales vice president of Business Network Sales for the southeastern United States. Mr. Finlayson has more than 17 years experience in the telecommunications field. Mr. Finlayson received his BS degree in marketing from LaSalle University and holds an MBA degree in information management from St. Joseph's University.

  S. WALLACE DAWSON, JR., Senior Vice President of Operations of Global Crossing Development Co., worked at SSI for 29 years, where he had overall delivery responsibility for the implementation of all submarine cable projects. Prior thereto, he held various positions at AT&T, where his work centered on specialized equipment design for military and commercial undersea cable systems and development of various network services. Mr. Dawson holds a BEE degree from the University of Virginia, and an MSEE degree from Duke University. He also completed the Advanced Management Program at INSEAD, Fountainbleu, France.

  HAROLD D. GROSSNICKLE, Managing Director of Global Crossing Development Co., is responsible for directing the operations, administration and maintenance of the Global Crossing Network. Mr. Grossnickle has 28 years of experience in the telecommunications industry, including over 24 years at AT&T and AT&T Paradyne, where he served as a vice president of network management systems and services. Mr. Grossnickle received his BS from Iowa State University and his MBA from the University of Missouri.

  PATRICK JOGGERST is Vice President of Global Sales & Marketing of Global Crossing International Ltd. and the Company's Senior executive in charge of sales. Prior to joining the Company, Mr. Joggerst served as Managing Director for the Americas Region at TSSL. His 17-year tenure at AT&T included positions with several departments, including international services operations, organizational development/human resources, and communications products and service sales. Mr. Joggerst graduated from Georgetown University's School of Foreign Service.

  IAN MCLEAN--Mr. McLean is Vice President of GCL and also serves as Chief Financial Officer of ACL. Prior to joining the Company in September, 1997, Mr. McLean was Chief Financial Officer and Systems Information Officer at Price Waterhouse, Bermuda from 1994 to 1997; Chief Financial Officer for Horizons Limited from 1992 to 1994; Deputy Manager, Corporate Trust at Bank of Bermuda Limited from 1988 to 1992 and Vice President of Finance for the Baillargeon Group from 1985 to 1988. Mr. McLean is a Canadian Chartered Accountant and holds a Bba degree from Bishop's University and a graduate diploma in accountancy from McGill University.

  WILLIAM T. RICHARDS is Vice President of Operations of ACL. Mr. Richards was employed at British Telecommunications for seven years, most recently as Manager of Subsea Projects & Consultancies, and served as Independent Engineer on the FLAG system. Prior to his position at British Telecommunications, he served as Business Development Manager at Dowty Magnetics. Mr. Richards received his BFc (Hons.) degree from City University of London.

  LISA DADOURIS, Director of Business Development of Global Crossing Development Co., spent 12 years at AT&T and Lucent Technologies, where she held a number of positions in business development, marketing and finance, including Chief Financial Officer for Local Service in the northeast United States and Director of Manufacturing Planning for Lucent. Ms. Dadouris graduated from Wake Forest University with a BS in business, and received her MBA in accounting from Fuqua School of Business at Duke University.

  MOOL SINGHI is Director of Network Planning of Global Crossing Development Co. Prior to joining the Company, Mr. Singhi served as the Director of Market Planning at TSSL. Mr. Singhi spent 27 years at AT&T, where he held various key positions in manufacturing, finance, engineering, operations and international network planning. Mr. Singhi received a bachelor's degree in mechanical engineering and a master's degree in operations research and industrial engineering from the University of Buffalo.

  CHARLES D. HOGAN, Director of Operations of Asia Systems of Global Crossing Development Co., spent 42 years at AT&T, serving as Regional Managing Developer of AT&T's General Departments. Immediately prior to joining the Company, Mr Hogan was based in Hong Kong where he was responsible for the planning of international digital lightwave undersea cables for AT&T in the Asia/Pacific region, including the planned China-United States cable system.

  JOHN MERCOGLIANO, Vice President of Sales and Marketing of Global Crossing International Ltd., has over 19 years of experience in the telecommunications industry. Prior to joining the Company, Mr. Mercogliano was employed as Vice President-Europe of Bell Atlantic Network Systems (Bermuda) Ltd., where he was responsible for developing strategies and directing sales and marketing opportunities in the FLAG European region. Mr. Mercogliano received his B.A. degree from New York University and his M.B.A. from Pace University.

COMPENSATION

  Total compensation paid or accrued to the executive officers of GCL and its consolidated subsidiaries as a group during the fiscal year ended December 31, 1997 was $155,409. Directors of GCL and its consolidated subsidiaries do not receive compensation, except as officers or employees of GCL or its consolidated subsidiaries.

OPTION GRANTS AND OPTION VALUES

  The table below sets forth information as of August 13, 1998 concerning options granted since January 1, 1998 to principal officers of the Company. Options representing a total of 9,967,500 shares of Common Stock have been issued to officers or directors of the Company at exercise prices ranging from $1.67 per share to $19.00 per share.

                                                                          GRANT
                                                                           DATE
                                       INDIVIDUAL GRANTS                 VALUE(1)
                         ---------------------------------------------- ----------
                         NUMBER OF
                         SECURITIES  % OF TOTAL
                         UNDERLYING   OPTIONS                             GRANT
                          OPTIONS    GRANTED TO  EXERCISE OR               DATE
                          GRANTED   EMPLOYEES IN BASE PRICE  EXPIRATION  PRESENT
     NAME                   (#)     FISCAL YEAR   ($/SHARE)     DATE     VALUE($)
     ----                ---------- ------------ ----------- ---------- ----------
Gary Winnick............   900,000      7.45%        1.67     03/31/07  15,600,000
 Co-Chairman of the
 Board
Jack Scanlon............ 1,800,000     14.89%        1.67     04/01/08  31,200,000
 Chief Executive Officer
Bill Carter............. 1,500,000     12.41%        1.67     10/27/07  26,000,000
 President, Global
 Crossing Development
 Co.
James Gorton............   750,000      6.21%        6.67     06/12/08   9,250,000
 Senior Vice President
 and General Counsel
Jack Finlayson..........   585,000      4.84%        6.67     06/12/08   7,215,000
 President, Global
 Crossing International,
 Ltd.                      150,000      1.24%       19.00     06/12/08         --

--------
(1) Based upon difference between exercise price and $19.00, the Price to Public per Share of the Offerings.

  The table below sets forth information as of August 13, 1998 concerning exercises of stock options by the individuals named above for the current year and the value of such individuals' unexercised options based upon the midpoint of the expected pricing range of the Offerings.

                                                  NUMBER OF
                                                 SECURITIES           VALUE OF
                                                 UNDERLYING         UNEXERCISED
                                                 UNEXERCISED        IN-THE-MONEY
                                                 OPTIONS(#)          OPTIONS($)
                           SHARES     VALUE   ----------------- --------------------
                         ACQUIRED ON REALIZED   EXERCISABLE/        EXERCISABLE/
     NAME                EXERCISE(#)   ($)      UNEXERCISABLE     UNEXERCISABLE(1)
     ----                ----------- -------- ----------------- --------------------
Gary Winnick............     --        --       300,000/600,000 5,200,000/10,400,000
 Co-Chairman of the
 Board
Jack Scanlon............     --        --     450,000/1,350,000 7,800,000/23,400,000
 Chief Executive Officer
Bill Carter.............     --        --           0/1,500,000         0/26,000,000
 President, Global
 Crossing Development
 Co.
James Gorton............     --        --       187,500/562,500  2,312,500/6,937,500
 Senior Vice President
 and General Counsel
Jack Finlayson..........     --        --       292,500/442,500  3,607,500/3,607,500
 President, Global
 Crossing International,
 Ltd.

--------
(1) Based upon difference between exercise price and $19.00, the Price to Public per Share of the Offerings.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The 1998 Global Crossing Ltd. Stock Incentive Plan (the "Stock Incentive Plan") provides that, upon a "change in control," certain of the awards granted under the Stock Incentive Plan will vest immediately. A "change in control" is defined under the Stock Incentive Plan as the occurrence of any of the following: (i) any Person (other than a Person holding securities representing 10% or more of the combined voting power of GCL's outstanding securities as of July 15, 1998, GCL, any trustee or other fiduciary holding securities under an employee benefit plan of GCL, or any company owned, directly or indirectly, by the shareholders of GCL in substantially the same proportions as their ownership of stock of GCL) becomes the beneficial owner (as defined under Rule 13d-3 under the Exchange Act) of securities of GCL (a) in excess of the interest held by the existing shareholders of GCL as of July 15, 1998 and (b) representing 30% or more of the combined voting power of GCL's then outstanding securities; (ii) during any period of 24 months, individuals who at the beginning of such period constitute the board of directors and any new director (other than those directors who meet certain exceptions specified in the Stock Incentive Plan) whose election was approved in advance by a vote of at least two-thirds of the directors then still in office, cease for any reason to constitute at least a majority of the board of directors; (iii) the shareholders of GCL approve any transaction under which GCL is merged or consolidated with any other company, other than a merger or consolidation which would result in shareholders of GCL immediately prior thereto continuing to own more than 65% of the combined voting power of the voting securities of GCL or such surviving entity; or (iv) the shareholders of GCL approve a plan of complete liquidation of the company or an agreement for the sale or disposition by GCL of all or substantially all of GCL's assets, other than the liquidation of GCL into a wholly-owned subsidiary.

  GCL has entered into an employment agreement, dated as of April 1, 1998, with Mr. Jack Scanlon, providing for Mr. Scanlon's employment as GCL's Chief Executive Officer for a term of two years and continuing thereafter for successive two-year terms unless either GCL or Mr. Scanlon provides at least three months' notice in advance of the expiration of the current term. In connection with such agreement, Mr. Scanlon was issued an option to purchase a total of 1,800,000 shares of Common Stock at an exercise price of $1.67 per share. Such options vest in 25% increments upon the first day of employment and at the end of each of the first three years of Mr. Scanlon's employment with GCL. Upon a "change of control", as defined in the Stock Incentive Plan, or any other "non-fault" termination as defined in Mr. Scanlon's employment agreement, vesting of all of such options shall immediately occur and Mr. Scanlon shall be entitled to terminate the agreement and receive a lump sum payment equal to the sum of two times Mr. Scanlon's then annual base salary and bonus. In the event that a public offering of Common Stock or a reasonably equivalent opportunity to liquidate stock does not occur within three years of the commencement of Mr. Scanlon's employment, Mr. Scanlon may require GCL to purchase up to 450,000 shares of Common Stock held by him at $13.33 per share. GCL has agreed to make similar arrangements available to Mr. Cohrs with respect to 150,000 shares of Common Stock after three years of employment. Mr. Finlayson has the option to sell 150,000 shares of Common Stock to the Company at $13.33 per share after two years of employment.

GCL COMMITTEES

  Audit Committee. The purpose of the Audit Committee is to: (i) make recommendations concerning the engagement of independent public accountants;
(ii) review with GCL management and the independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits; (iii) approve the professional services provided by the independent public accountants; (iv) review the adequacy and effectiveness of GCL's internal accounting controls; (v) review GCL's insurance program; and (vi) perform any other duties and functions required by any organization under which GCL's securities may be listed. Messrs. Kehler, Weinberger and Brown are the current members of the Audit Committee. Following the Offerings, GCL will reconstitute the Audit Committee so that it will be comprised of three members of GCL's Board of Directors, at least two of which will be independent directors.

  Compensation Committee. The purpose of the Compensation Committee is to establish and submit to the Board of Directors of GCL recommendations with respect to (i) compensation of officers and other key employees of GCL and
(ii) awards to be made under the Stock Incentive Plan. Messrs. Cook, Steed and Levine are the current members of the Compensation Committee.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table and the accompanying footnotes set forth, as of August 13, 1998, certain information regarding the beneficial ownership of the common stock of GCL ("Common Stock") by (i) each person or entity who is known to GCL to own beneficially five percent or more of GCL's voting Common Stock, (ii) each of GCL's directors and executive officers and (iii) all directors and executive officers of GCL as a group. To the knowledge of GCL, each such stockholder has sole voting and investment power with respect to the shares shown, unless otherwise noted. For a summary of the principal terms of the Common Stock, see "Description of Capital Stock."

                                            BENEFICIAL OWNERSHIP
                                              OF COMMON STOCK
                          --------------------------------------------------------
                             NUMBER                          NUMBER OF
                           OF SHARES   PERCENTAGE NUMBER OF   SHARES    PERCENTAGE
                            PRIOR TO    PRIOR TO  SHARES TO    AFTER      AFTER
    BENEFICIAL OWNER      OFFERINGS(1) OFFERINGS   BE SOLD   OFFERINGS  OFFERINGS
    ----------------      ------------ ---------- --------- ----------- ----------
Pacific Capital Group,
 Inc.(2) ...............   52,118,934    26.85%   1,096,463  51,022,471   24.16%
 150 El Camino Drive,
  Suite 204
 Beverly Hills,
  California 90212
Canadian Imperial Bank
 of Commerce(3).........   48,588,400    25.03%         --   48,588,400   23.01%
 161 Bay Street, 8th
  Floor--BCE Place
 P.P. Box 500
 M5J258
 Toronto, Canada
Continental Casualty
 Company(4).............   20,037,585    10.32%         --   20,037,585    9.49%
 CNA Plaza, Floor 23
  South
 Chicago, Illinois 60685
MRCo, Inc. (5)..........   16,939,097     8.73%         --   16,939,097    8.02%
 111 Massachusetts
  Avenue NW
 Washington, DC 20001
Gary Winnick(6).........   52,418,934    27.00%   1,096,463  51,322,471   24.31%
Lodwrick M. Cook(7).....    2,356,227     1.21%         --    2,356,227    1.12%
Jack M. Scanlon(8)......      450,000       *           --      450,000      *
Dan J. Cohrs(9).........      225,000       *           --      225,000      *
David L. Lee(10)........   11,802,943     6.08%     306,704  11,496,239    5.44%
Abbott L. Brown(11)(12).    6,979,633     3.60%     230,129   6,749,504    3.20%
Barry Porter(13)........   10,864,212     5.60%     306,704  10,557,508    5.00%
James C. Gorton(14).....      187,500       *           --      187,500      *
Jack Finlayson(15)......      292,500       *           --      292,500      *
K. Eugene
 Shutler(12)(16)........      248,986       *           --      248,986      *
Hillel Weinberger(17)...   21,345,900    11.00%         --   21,345,900   10.11%
Jay R. Bloom(18)........   48,588,400    25.03%         --   48,588,400   23.01%
Dean C. Kehler(18)......   48,588,400    25.03%         --   48,588,400   23.01%
Jay R. Levine(18)(19)...   48,588,400    25.03%         --   48,588,400   23.01%
William P.
 Phoenix(18)(19)........   48,588,400    25.03%         --   48,588,400   23.01%
Bruce Raben(18)(19).....   48,588,400    25.03%         --   48,588,400   23.01%
Michael R. Steed(20)....   16,954,097     8.73%         --   16,954,097    8.03%
William E. Conway(21)...       15,000       *           --       15,000      *
Toshiaki Ogasawara(21)..       15,000       *           --       15,000      *
Geoffrey J.W. Kent(21)..       15,000       *           --       15,000      *
All Directors and
 Executive Officers as a
 Group..................  172,759,314    88.99%   1,940,000 170,819,314   80.90%

--------
  * Percentage of shares beneficially owned does not exceed one percent.
 (1) As of August 13, 1998, after giving effect to the Old GCL Exchange, the PCG Warrant Conversion, the Advisory Services Agreement Termination, the TDC Exchange and the transactions associated therewith, 182,832,900 shares of Common Stock would have been issued and outstanding. An additional 2,500,500 shares of Common Stock would have been issuable upon the exercise of options within 60 days of August 13, 1998; an additional 2,554,183 shares of Common Stock would have been issuable upon the exercise of the GCL Warrants (effective upon the Offerings); and an additional 6,250,006 shares of Common Stock would have been issuable upon the exercise of the New PCG Warrants (effective upon the Offerings). Both the GCL Warrants and the New PCG Warrants will have a per share exercise price equal to the Price to Public per Share of the Offerings. Amounts appearing in the foregoing table include (i) all shares of Common Stock outstanding as of August 13, 1998,
    (ii) all shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998 and (iii) all shares of Common Stock issuable upon the exercise of the GCL Warrants and New PCG Warrants.

 (2) Includes 38,742,872 shares of Common Stock and 1,257,894 shares of Common Stock issuable upon the exercise of GCL Warrants which in May 1998 were transferred to GKW Unified Holdings, LLC, a company formed for the benefit of Gary Winnick and members of his family that is managed by PCG. Includes 3,025,002 shares of Common Stock issuable upon the exercise of New PCG Warrants.

 (3) Includes 75,000 shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998 granted to the members of the Board of Directors affiliated with CIBC.

 (4) Includes 8,397,750 shares of Common Stock owned by Continental Casualty Corporation and 933,150 shares of Common Stock held by Continental Casualty Corp. Designated High Yield, for which Continental Casualty Corporation holds sole voting and investment power. Includes 10,706,685 shares of Common Stock to be acquired by Continental Casualty Corp. Designated High Yield prior to the Offerings.

 (5) Includes 348,967 shares of Common Stock issuable upon the exercise of GCL Warrants.

 (6) Includes all shares of Common Stock owned by GKW Unified Holdings, LLC, of which PCG is manager, and all shares of Common Stock owned by PCG, of which Mr. Winnick is Chairman and Chief Executive Officer. Includes 300,000 shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998.

 (7) Includes 475,001 shares of Common Stock issuable upon the exercise of New PCG Warrants. Includes 150,000 shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998.

 (8) Includes 450,000 shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998.

 (9) Includes 225,000 shares of Common Stock issuable upon exercise of options within 60 days of August 13, 1998.

(10) Includes 4,950,411 shares of Common Stock and 256,578 shares of Common Stock issuable upon the exercise of GCL Warrants owned by San Pasqual Corp., of which Mr. Lee and his family are the sole shareholders. Includes 2,716,617 shares of Common Stock and 75,150 shares of Common Stock issuable upon the exercise of GCL Warrants owned by the David and Ellen Lee Family Trust of which Mr. Lee and his wife are the sole shareholders. Includes 150,000 shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998. Includes 912,501 shares of Common Stock issuable upon the exercise of New PCG Warrants.

(11) Includes all 3,772,709 shares of Common Stock and 183,833 shares of Common Stock issuable upon the exercise of GCL Warrants owned by Ridgestone Corp., of which Mr. Brown's family and a related trust are the sole shareholders. Includes 150,000 shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998. Includes 725,001 shares of Common Stock issuable upon the exercise of New PCG Warrants.

(12) After giving effect to the liquidation of PCG Telecom LDC, which is managed by Ridgestone Corp. and of which Mr. Brown and Mr. Shutler are shareholders, and the distribution therefrom of 37,209 shares to Mr. Brown and 148,986 shares to Mr. Shutler.

(13) Includes all 5,941,984 shares of Common Stock and 282,816 shares of Common Stock issuable upon the exercise of GCL Warrants owned by Galenight Corp., of which Mr. Porter is the sole shareholder. Includes 150,000 shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998. Includes 22,317 shares of Common Stock issuable upon the exercise of GCL Warrants and 912,501 shares of Common Stock issuable upon the exercise of New PCG Warrants.

(14) Includes 187,500 shares of Common Stock issuable upon exercise of options within 60 days of August 13, 1998.

(15) Includes 292,500 shares of Common Stock issuable upon exercise of options within 60 days of August 13, 1998.

(16) Includes 100,000 shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998.

(17) Includes all shares of Common Stock owned by Continental Casualty Company, an affiliate of Loews/CNA Holdings Corp. Mr. Weinberger is an officer of Loews/CNA Holdings Corp. Includes 1,293,315 shares of Common Stock, consisting of 1,050,000 shares to be held by Global Crossing Trust 1998, of which Mr. Weinberger is a trustee and 243,315 shares to be held by a partnership of which Mr. Weinberger is a managing partner. Includes 15,000 shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998.

(18) Includes all shares of Common Stock beneficially owned by CIBC. Messrs. Bloom, Kehler, Levine, Phoenix and Raben are all affiliated with CIBC Oppenheimer, an affiliate of CIBC.

(19) Beneficial ownership of all shares of Common Stock indicated is disclaimed.

(20) Includes all shares of Common Stock owned by MRCo, Inc. Mr. Steed is the Senior Vice President of ULLICO and the President of MRCo, Inc., which is a wholly-owned subsidiary of ULLICO. Includes 15,000 shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998. Includes 348,967 shares of Common Stock issuable upon the exercise of GCL Warrants.

(21) Includes 15,000 shares of Common Stock issuable upon the exercise of options within 60 days of August 13, 1998. Effective immediately prior to Offerings.

                             CERTAIN TRANSACTIONS

GENERAL

  The Company has entered into certain transactions described below with entities affiliated with the Company, its officers and directors.

TRANSACTIONS WITH PACIFIC CAPITAL GROUP (PCG) AND ITS AFFILIATES

  PCG and its affiliates, including PCG Telecom Services LLC ("PCG Telecom") and Ocean Systems International LLC ("OSI"), have entered into certain transactions with the Company described below in connection with the development by PCG and its affiliates of several of Global Crossing's systems, including AC-1, PC-1, PAC and MAC, and the decision by the Board of Directors of GCL to assume the ongoing development of systems (other than AC-1) from OSI. Revenue from the Company comprises the sole source of revenues for PCG Telecom. PCG and its affiliates are controlled by Mr. Gary Winnick, the Co-Chairman of the Board of Directors of GCL, and certain other officers and directors of GCL are affiliated with PCG, including Messrs. Cook, Lee, Porter and Brown. See "Management" and "Principal and Selling Shareholders."

  Advisory Services Agreements. ACL has entered into an Advisory Services Agreement, dated as of March 25, 1997 (as amended, the "AC-1 Advisory Agreement"), with PCG Telecom with respect to AC-1, under which PCG Telecom is entitled to an advisory fee of 2.0% of the gross revenues of ACL. The Board of Directors of GCL has agreed that each other direct subsidiary of GCL shall from time to time enter into, or cause each of its subsidiaries to enter into, similar Advisory Services Agreements (together with the AC-1 Advisory Agreement, the "Advisory Services Agreements") with PCG Telecom, providing for an advisory services fee of 2% of such subsidiary's gross revenues (not double counting any portion of intercompany revenues on which the advisory services fee has already been calculated). The aggregate amount of all advisory fees payable under the Advisory Services Agreements shall be reduced by the amount, if any, by which principals of PCG receive cash compensation (as opposed to reimbursement of expenses) from the Company other than cash compensation paid to such principals in their capacities as officers or directors of the Company as approved by the Board of Directors. In addition, until the earlier of (i) the date GCL has a public equity market value in excess of $1.5 billion and
(ii) March 25, 2002 (such earlier date, the "Deferred Fee Payment Date"), the aggregate cumulative amount of the fees paid under the Advisory Services Agreements in respect of the calendar years prior to and including each calendar year set forth below shall not exceed the amounts set forth below, with any excess being deferred and paid (together with interest thereon at a rate per annum equal to LIBOR) on the Deferred Fee Payment Date: 1998--$10 million; 1999--$20 million; 2000--$30 million; and 2001--$40 million.

  Amounts payable under the AC-1 Advisory Agreement are to be divided annually in the following manner: 90% of the initial $5 million in advisory services fees is retained by PCG Telecom, 5% of the initial $5 million in advisory service fees is payable to ULLICO, Inc. ("ULLICO"), which is the ultimate parent of MRCo, Inc., and 5% of the initial $5 million in advisory service fees is payable to PCG. With respect to amounts over the initial $5 million annually in advisory services fees, 15.5% is payable to ULLICO, 15.5% is payable to PCG, 35% is payable to CIBC and the remaining 34% is retained by PCG Telecom. Amounts retained by PCG Telecom, after deducting associated expenses incurred by PCG relating to salaries, bonuses, overhead and an annual discretionary expense reduction, are divided amongst Messrs. Winnick, Brown, Lee, and Porter in the following percentages: 40%, 15%, 22.5%, and 22.5%, respectively.

  All amounts payable annually under each of the other Advisory Services Agreements will be retained by PCG Telecom and, after deducting associated expenses incurred by PCG relating to salaries, bonuses, overhead and an annual discretionary expense reduction, divided amongst Messrs. Winnick, Cook, Brown, Lee, and Porter in the percentages: 50%, 8%, 12%, 15%, and 15% respectively.

  The Company has agreed to acquire the rights to advisory fees payable under the Advisory Services Agreements in consideration for the issuance, through PCG Telecom, to the persons entitled to receive such fees of shares of Common Stock having an aggregate value of $135 million and the cancellation of approximately $2.7 million owed to the Company under a related advance agreement (the "Advisory Services Agreement Termination"). Upon the consummation of this transaction, all of the obligations of the Company and ACL in respect of the Advisory Services Agreements will be terminated. Any final agreement will be subject to the approval of the Company's current shareholders. The Company has obtained a fairness opinion from an independent financial advisor in connection with this transaction. As a result of this transaction, the Company will incur a charge of approximately $137.7 million which has been reflected in its statement of operations for the period ended June 30, 1998. Of this amount, $135 million was determined by applying the 2% advisory fee to projected revenues for the Company's systems. The present value of the aggregate advisory fees was then calculated at $155.5 million, using a discount rate of 12% in respect of AC-1 and 15% in respect of systems other than AC-1. This amount was subsequently reduced to $135 million. Both the discount rates and the ultimate valuation were determined as a result of a negotiation process including a disinterested director of the Company and the various persons entitled to fees under the Advisory Services Agreements. The shares of Common Stock to be issued in connection with the Advisory Services Agreement Termination will be issued to and beneficially owned by the following persons in the following amounts:

                       RECIPIENT                  COMMON STOCK(1)    VALUE
                       ---------                  --------------- ------------
      Gary Winnick (including PCG and PCG
       Telecom)..................................    3,257,577    $ 61,893,963
      CIBC.......................................      670,000      12,730,000
      ULLICO.....................................      366,579       6,965,001
      Lodwrick M. Cook...........................      304,974       5,794,506
      Abbott L. Brown............................      683,711      12,990,510
      David L. Lee...............................      911,211      17,313,010
      Barry Porter...............................      911,211      17,313,010
                                                     ---------    ------------
        Total....................................    7,105,263    $135,000,000
                                                     =========    ============

--------
(1) Based upon the Price to Public per Share of the Offerings.

  The net proceeds from the sale of the Shares being offered by the Selling Shareholders in the Offerings are to be used by such Selling Shareholders to fund anticipated income tax liabilities resulting from this transaction. See "Principal and Selling Shareholders."

  PCG Warrants. Old GCL and PCG entered into a warrant agreement, dated as of January 21, 1998 (the "PCG Warrant Agreement"), pursuant to which Old GCL issued PCG three separate warrants (collectively, the "PCG Warrants") providing PCG with the right to purchase (i) 9,226,592 of Old GCL's Class B Shares for an aggregate purchase price of $50,000,000; (ii) an additional 4,613,297 of Old GCL's Class B Shares for an aggregate purchase price of $31,250,000; and (iii) an additional 4,613,297 of Old GCL's Class B Shares for an aggregate purchase price of $37,500,000. Such PCG Warrants would entitle PCG to acquire an additional 10% of the capital stock of Old GCL (as of the date of issuance of the PCG Warrants), with the exercise price of each PCG Warrant based upon a different market valuation of the Company. In connection with issuance of the PCG Warrants, the PC-1, MAC and PAC systems (then under development) were acquired by the Company, as was the development team that had been assembled by Pacific Capital Group (led by William Carter, former President of AT&T Submarine Systems International ("SSI") and Wally Dawson, former Senior Vice President of SSI). The exercise of each of the PCG Warrants is conditioned upon (i) an initial public offering of shares of Old GCL (or any successor thereto), underwritten by an investment banking firm of national reputation (as determined by a majority of the Board of Directors of Old GCL) from which Old GCL shall have received at least $50,000,000 in net proceeds,
(ii) the investment by Old GCL in the aggregate of at least $500,000,000 of Net Attributable Capital (as defined below) in cable systems other than AC-1 and (iii) the generation in the aggregate by cable systems other than AC-1 of at least $100,000,000 in Net Attributable Revenues (as defined below). For purposes of the PCG Warrant Agreement, with respect to any cable system, (i) "Net Attributable Capital" means the aggregate debt and equity capitalization of such system multiplied by the percentage ownership of Old GCL (directly or indirectly) in such system, and (ii) "Net Attributable Revenues" means the net revenues of such system multiplied by the percentage ownership interest of Old GCL (directly or indirectly) in such system. Rights under each of the PCG Warrants has been divided amongst Messrs. Winnick, Cook, Brown, Lee and Porter in the following percentages:
50%, 8%, 12%, 15% and 15%, respectively.

  The Board of Directors of Old GCL has determined that upon the successful completion of the Offerings the conditions precedent to exercising the PCG Warrants will have been met and therefore the PCG Warrants have been deemed exercisable. The Board of Directors of Old GCL has also amended the terms of the PCG Warrants to give each holder the option to convert each share under warrant into a fraction of a Class B Share based upon the ratio of the current per share valuation at the time of conversion less the per share exercise price of the warrant divided by the current per share valuation at the time of conversion multiplied by the number of warrants to be converted, together with a new warrant ("New PCG Warrants") to purchase the remaining fraction of such Class B Share at an exercise price equal to the Price to Public Per Share payable in the Offerings. The New PCG Warrants will terminate five years from the date of issuance. Prior to the Offerings, PCG will convert the PCG Warrants in such manner into Class B Shares and New PCG Warrants, utilizing the anticipated price of the Offerings as the current per share valuation for such purposes, with the Company assuming the obligations of Old GCL under the New PCG Warrants (the "PCG Warrant Conversion"). Upon the PCG Warrant Conversion, Messrs. Winnick, Cook, Brown, Lee and Porter will transfer 100,000, 25,000, 25,000, 25,000 and 25,000 New PCG Warrants, respectively, to
Nelson S. Zand, an employee of PCG.

  Following such transactions, shares of Common Stock and New PCG Warrants issued in connection with the conversion of the PCG Warrants will be issued to the following persons in the following amounts:

                                                 COMMON    NEW PCG
        NAME                                     STOCK    WARRANTS    VALUE(1)
        ----                                   ---------- --------- ------------
        Gary Winnick..........................  6,101,589 3,025,002 $136,953,955
        David L. Lee..........................  1,830,475   912,501   41,120,907
        Barry Porter..........................  1,830,475   912,501   41,120,907
        Abbott L. Brown.......................  1,464,379   725,001   32,861,958
        Lodwrick M. Cook......................    976,252   475,001   21,850,045
        Nelson S. Zand........................          0   200,000    1,390,000
                                               ---------- --------- ------------
          Total............................... 12,203,170 6,250,006 $275,297,772
                                               ========== ========= ============

--------
(1) Based upon a price per share of Common Stock of $19.00 (the Price to Public per Share of the Offerings) and the Company's estimated value, based upon independent appraisals, of $6.95 per warrant. See "Pro Forma Financial Information."

  Advance Agreements. GCL has entered into an Advance Agreement, dated as of March 24, 1998 (the "AC-1 Advance Agreement"), with PCG Telecom, pursuant to which GCL has agreed to make advances to PCG Telecom within three days of a written request from PCG in respect of fees which will become owing to PCG Telecom under the AC-1 Advisory Agreement in an amount not to exceed 1% of the amounts payable under long-form capacity purchase agreements executed by ACL. As security for the obligation of PCG Telecom to repay such advances, PCG Telecom has granted a security interest to GCL in its rights to receive payments under the AC-1 Advisory Agreement. The AC-1 Advance Agreement will be terminated and the obligation of PCG Telecom to repay approximately $2.7 million to the Company thereunder cancelled in connection with the termination of the Advisory Service Agreements discussed above.

  Of the $4,669,340 advanced to PCG Telecom under the AC-1 Advance Agreement, the following amounts were paid to directors, executive officers and shareholders of the Company:

         NAME                                        AMOUNT
         ----                                      ----------
         Gary Winnick............................. $3,191,630(1)
         David L. Lee.............................    481,130
         Barry Porter.............................    481,130
         Abbott L. Brown..........................    320,754
         MRCo, Inc................................    194,696
                                                   ----------
           Total.................................. $4,669,340
                                                   ==========

--------
(1) Includes amounts received by PCG, including reimbursement of PCG expenses of $1,987,914.

  Assignment of Rights. As part of the consideration for the assumption by the Company of the rights of OSI to the ongoing development of cable systems, in the first quarter of 1998 the Company paid PCG $7.0 million for costs incurred by PCG to such date in connection with such development.

  Arrangement Fees. Additionally, during 1997, $7,250,000 in fees were paid to PCG and certain of its key executives, who are shareholders of GCL, and another shareholder of GCL for services provided in respect of arranging the AC-1 Credit Facility, the GTH Senior Notes and GTH Preference Shares. Of such fees, the following amounts were paid to directors, executive officers and shareholders of the Company:

         NAME                                           AMOUNT
         ----                                         ----------
         Gary Winnick................................ $3,000,000
         David L. Lee................................  1,250,000
         Abbott L. Brown.............................  1,000,000
         Barry Porter................................  1,000,000
         MRCo, Inc. .................................  1,000,000
                                                      ----------
           Total..................................... $7,250,000
                                                      ==========

TRANSACTIONS WITH CIBC AND ITS AFFILIATES

  CIBC and its affiliates have entered into certain financing transactions with the Company in connection with the development and construction of the Company's systems: (i) CIBC, Inc. was the arranger and initial lender under the $200 million Global Crossing Bridge Facility, which was repaid and terminated on May 18, 1998; (ii) CIBC, Inc. is one of the lead agents under the $482 million AC-1 Credit Facility, (iii) CIBC Wood Gundy Securities Corp., an affiliate of CIBC, acted as exclusive placement agent for the issuance by GTH of its $100 million outstanding GTH Preference Shares and the issuance by GTH of its $150 million outstanding GTH Senior Notes; (iv) CIBC Oppenheimer was an Initial Purchaser in connection with the issuance by GCH of its $800 million GCH Senior Notes; (v) CIBC, Inc. and other banks entered into a credit agreement with the Company, effective July 30, 1998, for the $850 million non-recourse project debt financing of PC-1; (vi) CIBC, Inc. and other lenders issued a $104 million loan to Pacific Crossing Ltd. to make the initial payments with respect to the PC-1 construction contract, which was repaid and terminated on July 30, 1998, and (vii) CIBC, Inc. will be a lead agent under the proposed $240 million MAC bank credit facility. See "Description of Certain Indebtedness." During 1997, the Company paid CIBC approximately $25 million in fees in connection with these transactions. CIBC is a substantial shareholder in GCL and certain members of the Board of Directors of the GCL are affiliated with CIBC, including Messrs. Bloom, Kehler, Phoenix, Raben and Levine. See "Management" and "Principal and Selling Shareholders."

TRANSACTIONS WITH WORLDPORT

  On April 7, 1998, the Company entered into a CPA with Worldport Communications, Inc. ("Worldport"), whereby Worldport acquired a total of five STM-1s of capacity on AC-1 in a transaction that occurred in the ordinary course of business of the Company and on terms and conditions no less favorable to the Company than those contained in its other CPAs. Worldport also executed an MOU to purchase capacity on PC-1, PAC and MAC. Certain officers and directors of the Company, including Mr. Winnick, Mr. Cook, Mr. Scanlon, Mr. Lee, Mr. Porter, Mr. Brown, Mr. Raben, Mr. Bloom, Mr. Kehler and Mr. Steed, have direct or indirect equity ownership positions in Worldport aggregating approximately 10% of the current common stock of Worldport. In addition, Continental Casualty Corporation, with which Mr. Weinberger is affiliated, holds warrants to purchase common stock in Worldport aggregating less than 1% of the current common stock of Worldport and has also engaged in certain debt financing transactions with Worldport. Campuslink Communications Systems Inc., a private company which provides telecommunications services to colleges and universities and which is indirectly majority-owned by Mr. Winnick and Union Labor Life Insurance Company, an affiliate of MRCo, Inc., has reached an agreement in principle to be acquired by Worldport. In addition, in connection with the Company's recent decision to explore the making of minority investments in telecommunications and internet service providers that are current or prospective customers on the Global Crossing Network, the Company is considering an investment in Worldport. If the Company chooses to make such investment, it is currently anticipated that such investment would amount to approximately $10 million of cash and two STM-1 circuits on AC-1.

TRANSACTIONS WITH TELECOMMUNICATIONS DEVELOPMENT CORPORATION

  Prior to the Offerings and after giving effect to the Old GCL Exchange, Telecommunications Development Corporation, a Cayman Islands corporation ("TDC"), will own 11,016,879 shares of Common Stock, as well as 291,477 GCL Warrants. See "Description of Capital Stock--Old GCL Exchange." TDC was formed in 1996 for the purpose of making investments in start-up telecommunications companies and one of the companies in which TDC invested was Old GCL. Mr. Lee is the Chairman and Mr. Winnick is a director of TDC. Messrs. Lee, Winnick, Brown and Porter beneficially own a majority of the outstanding common stock of TDC and approximately 29% of the outstanding preferred stock of TDC. The balance of such stock is owned by persons not affiliated with the Company (the "Unaffiliated Shareholders"). TDC has informed the Company that, in connection with the Offerings, it is undergoing a reorganization to facilitate the ability of Unaffiliated Shareholders to sell Common Stock in the open market following the Offerings. In connection with this reorganization, TDC proposed a transaction (the "TDC Exchange") pursuant to which the Company will acquire the 11,016,879 shares of Common Stock owned by TDC in exchange for 10,866,879 newly-issued shares of Common Stock (based upon a Price to Public per Share in the Offerings of $19.00). The TDC Exchange is intended to enable TDC to achieve the reorganization without the incurrence of gain for tax purposes. Following the TDC Exchange, TDC will distribute all of the shares of Common Stock and GCL Warrants owned by it to the holders of its preferred and common stock and then liquidate (the "TDC Liquidation"). The TDC Exchange was approved by a committee of disinterested members of the Company's Board of Directors. The benefit to the Company from the TDC Exchange is that it will have effectively acquired 150,000 shares of Common Stock for no cost. Following the TDC Exchange and TDC Liquidation, shares of Common Stock and GCL Warrants originally held by TDC will be issued to the following persons in the following amounts:

                                                  COMMON     GCL
      NAME                                        STOCK    WARRANTS  VALUE (1)
      ----                                      ---------- -------- ------------
      Gary Winnick.............................  2,398,540  65,714  $ 46,235,971
      David L. Lee.............................  2,716,617  75,150    52,374,738
      Barry Porter.............................    812,908  22,317    15,670,654
      Abbott L. Brown..........................    270,970   7,439     5,223,564
      Non-affiliates...........................  4,667,844 120,857    89,909,692
                                                ---------- -------  ------------
        Total.................................. 10,866,879 291,477  $209,414,619
                                                ========== =======  ============

--------
(1) Based upon a price per share of Common Stock of $19.00 (the Price to Public per Share of the Offerings) and the Company's estimated value, based upon an independent appraisal, of $10.10 per warrant.

TRANSACTIONS REGARDING CLASS A SHARES OF OLD GCL

  The Class A common stock of Old GCL was issued in connection with the sale by Old GCL of the GTH Preference Shares and was offered for nominal or no consideration as an inducement to purchase the GTH Preference Shares. The holders of Old GCL's Class B and Class C common stock agreed to the dilutive effects of issuing the Class A stock on the understanding that Class A stock not ultimately needed in connection with the sale of the GTH Preference Shares would be transferred to the holders of the Class B and Class C common stock on a pro rata basis. Of the 31,102,950 shares of Class A Common Stock issued by Old GCL, 11,250,000 shares were sold to purchasers of the GTH Preference Shares at a price of $.67 per Class A share. The remaining 19,852,950 shares were issued to an affiliate of CIBC Wood Gundy Securities Corporation ("CIBC Securities"), the placement agent for the offering of the GTH Preference Shares. This affiliate of CIBC Securities transferred 14,696,150 Class A shares to purchasers from it of the GTH Preference Shares for no additional consideration and retained the remaining 5,161,800 Class A shares and CIBC Securities retained a substantial ownership interest in the GTH Preference Shares. The holders of the Old GCL Class B and Class C shares took the position that, consistent with their understanding regarding the disposition of Class A shares not needed in connection with sales by CIBC Securities of the GTH Preference Shares, the Class A shares retained by its affiliate should be transferred to the holders of Old GCL's Class B and Class C shares. Accordingly, such affiliate of CIBC Securities retained 2,580,900 of the Class A shares based upon its ownership of Class C shares and transferred the remaining 2,580,899 Class A shares as follows:

                                           CLASS A
         NAME                              SHARES    VALUE (1)
         ----                             --------- -----------
         Gary Winnick(2)................. 1,122,213 $21,322,047
         MRCo, Inc. .....................   611,769  11,623,611
         Telecommunications Development
          Corporation....................   382,356   7,264,764
         PCG Telecom LDC.................   170,148   3,232,812
         Barry Porter(3).................   130,000   2,470,000
         David L. Lee(4).................    95,589   1,816,191
         Abbott L. Brown(5)..............    68,824   1,307,656
                                          --------- -----------
           Total......................... 2,580,899 $49,037,081
                                          ========= ===========

--------
(1) Based upon the number of shares of Common Stock to be received pursuant to the Old GCL Exchange multiplied by $19.00 (the Price to Public per Share of the Offerings).
(2) Shares indicated for Gary Winnick were acquired by GKW Unified Holdings, LLC, which is managed by PCG.
(3) Shares indicated for Barry Porter were acquired by Galenight Corp., of which Mr. Porter is sole shareholder.
(4) Shares indicated for David L. Lee were acquired by San Pasqual Corp., of which Mr. Lee and his family are the sole shareholders.
(5) Shares indicated for Abbott L. Brown were acquired by Ridgestone Corp., of which Mr. Brown's family and a related trust are the sole shareholders.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The following summary description of the capital stock of the Company does not purport to be complete and is subject to the provisions of the constituent documents of GCL and each of its subsidiaries.

OLD GCL EXCHANGE

  As of the date hereof, all shares of common stock of the Company are held by Old GCL. In order to provide for certain class voting protections and differential rights upon liquidation, Old GCL has issued and outstanding five classes of common stock: Class A shares, Class B shares, Class C shares, Class D shares and Class E shares. Class A shares, Class B shares and Class C shares have identical voting rights other than with respect to election of directors, in which case it is specified in Old GCL's Articles of Association how many directors each class is entitled to elect. Except with respect to any shareholder vote that would modify the rights of such class, holders of Class D shares and Class E shares have no voting rights. With respect to distributions, Class D shares are subordinated to the rights of each of the other classes of stock until such other classes shall have received cumulative payments yielding a specific internal rate of return. In January 1998, Old GCL authorized Class E shares, which are non-voting but otherwise identical in all respects to Class B shares, to be issued to individuals receiving awards under GCL's Stock Incentive Plan that was established at such time.

  Prior to the Offerings, GCL will declare a stock dividend to Old GCL so that Old GCL will hold 1.5 shares of common stock of GCL for each share of common stock of Old GCL outstanding. Pursuant to the terms of the Articles of Association of Old GCL, prior to the Offerings each holder of Class D shares will convert such shares into a fraction of a Class E share based upon a valuation at the time of such conversion, together with a warrant to purchase the remaining fraction of such Class E share at an exercise price based upon such market valuation. In addition, each holder of Class E shares of Old GCL will have such Class E shares converted into Class B shares of Old GCL. Accordingly, each holder of Class D and Class E shares will ultimately receive Class B shares, with the warrants to purchase Class E shares received by former Class D shareholders then cancelled in exchange for warrants ("GCL Warrants") to purchase shares of Common Stock of GCL at an exercise price equal to the Price to Public Per Share payable in the Offerings.

  Immediately subsequent to such transactions and prior to the Offerings, each shareholder of Old GCL (other than CIBC) will agree with Old GCL to exchange their interests in Old GCL for shares of Common Stock of GCL held by Old GCL at a rate of 1.5 shares of Common Stock of GCL per share of common stock of Old GCL. CIBC will not participate in the Old GCL Exchange and will continue to maintain its beneficial ownership position in GCL through Old GCL. Subsequent to the Old GCL Exchange, each previous shareholder of Old GCL will hold an equal proportionate interest in GCL, with Old GCL becoming wholly-owned by CIBC.

  The following table sets forth the beneficial share ownership of Old GCL by directors, executive officers and principal shareholders of the Company prior to the Old GCL Exchange and the number of shares of Common Stock to be transferred in connection with the Old GCL Exchange:

                        CLASS A               CLASS B               CLASS C                    CLASS D
                  -------------------- --------------------- --------------------- -------------------------------
                                                                                                            GCL
                   OLD GCL  GCL SHARES  OLD GCL   GCL SHARES  OLD GCL   GCL SHARES  OLD GCL   GCL SHARES WARRANTS
      NAME         SHARES    RECEIVED    SHARES    RECEIVED    SHARES    RECEIVED  SHARES(2)   RECEIVED  RECEIVED
----------------  --------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------
Canadian
Imperial Bank of
Commerce(3).....  1,720,600  2,580,900          0          0 30,175,000 45,262,500          0          0         0
Pacific Capital
Group, Inc. ....    804,338  1,206,507 15,040,966 22,561,449          0          0 10,296,100 14,983,516 1,261,545
Continental
Casualty
Company.........  8,208,390 12,312,585  1,575,000  2,362,500  3,575,000  5,362,500          0          0         0
MRCo, Inc. .....    407,846    611,769  7,626,700 11,440,050          0          0  3,013,800  4,171,733   348,965
Gary Winnick....    804,338  1,206,507 15,040,966 22,561,449          0          0 10,296,100 14,983,516 1,261,545
Lodwrick M.
Cook............          0          0    300,000    450,000          0          0          0          0         0
Jack M. Scanlon.          0          0          0          0          0          0          0          0         0
Dan J. Cohrs....          0          0          0          0          0          0          0          0         0
David L. Lee....    127,340    191,009  2,381,275  3,571,912          0          0  2,215,900  3,895,379   335,902
Abbott L. Brown.     53,490     80,234  1,000,253  1,500,379          0          0  1,523,400  2,191,340   184,245
Barry Porter....    105,711    158,567  1,976,816  2,965,223          0          0  2,442,500  3,628,839   306,372
James C. Gorton.          0          0          0          0          0          0          0          0         0
Jack Finlayson..          0          0          0          0          0          0          0          0         0
K. Eugene
Shutler.........      5,042      7,563     94,282    141,423          0          0          0          0         0
Hillel
Weinberger......  9,070,600 13,605,900  1,575,000  2,362,500  3,575,000  5,362,500          0          0         0
Jay R. Bloom(3).  1,720,600  2,580,900          0          0 30,175,000 45,262,500          0          0         0
Dean C.
Kehler(3).......  1,720,600  2,580,900          0          0 30,175,000 45,262,500          0          0         0
Jay R.
Levine(3).......  1,720,600  2,580,900          0          0 30,175,000 45,262,500          0          0         0
William P.
Phoenix(3)......  1,720,600  2,580,900          0          0 30,175,000 45,262,500          0          0         0
Bruce Raben(3)..  1,720,600  2,580,900          0          0 30,175,000 45,262,500          0          0         0
Michael R.
Steed...........    407,846    611,769  7,626,700 11,440,050          0          0  3,013,800  4,171,733   348,965
William E.
Conway..........          0          0          0          0          0          0          0          0         0
Toshiaki
Ogasawara.......          0          0          0          0          0          0          0          0         0
Geoffrey J. W.
Kent............          0          0          0          0          0          0          0          0         0
                     CLASS E(1)
                  ----------------
                            GCL
                  OLD GCL  SHARES
      NAME        SHARES  RECEIVED
----------------- ------- --------
Canadian
Imperial Bank of
Commerce(3).....   50,000  75,000
Pacific Capital
Group, Inc. ....        0       0
Continental
Casualty
Company.........        0       0
MRCo, Inc. .....        0       0
Gary Winnick....  200,000 300,000
Lodwrick M.
Cook............  100,000 150,000
Jack M. Scanlon.  300,000 450,000
Dan J. Cohrs....  150,000 225,000
David L. Lee....  100,000 150,000
Abbott L. Brown.  100,000 150,000
Barry Porter....  100,000 150,000
James C. Gorton.  125,000 187,500
Jack Finlayson..  195,000 292,500
K. Eugene
Shutler.........   66,667 100,000
Hillel
Weinberger......   10,000  15,000
Jay R. Bloom(3).   50,000  75,000
Dean C.
Kehler(3).......   50,000  75,000
Jay R.
Levine(3).......   50,000  75,000
William P.
Phoenix(3)......   50,000  75,000
Bruce Raben(3)..   50,000  75,000
Michael R.
Steed...........   10,000  15,000
William E.
Conway..........   10,000  15,000
Toshiaki
Ogasawara.......   10,000  15,000
Geoffrey J. W.
Kent............   10,000  15,000

-------
(1) Includes shares of Common Stock issuable upon the exercise of stock options which are exercisable within 60 days of August 13, 1998.
(2) In connection with the liquidation of TDC, Messrs. Winnick, Lee, Porter and Brown will also receive 735,985, 833,587, 249,438 and 83,147 shares of Common Stock, respectively, plus warrants to acquire a further 65,714, 75,150, 22,317 and 7,439 shares of Common Stock, respectively, directly attributable to Class D shares held by TDC. Such amounts are reflected in the post-liquidation columns under "Class D" above; however, amounts initially held by TDC are not shown in the "Old GCL Shares" column under "Class D" above. See "Certain Transactions--Transactions with Telecommunications Development Company."
(3) Amounts appearing under "GCL Shares Received", other than Class E shares, will be held through Old GCL, which will be wholly-owned by CIBC after the Old GCL Exchange.

GCL

  General. Pursuant to its Memorandum of Association, the authorized share capital of GCL is $6,000,000, divided into 600,000,000 shares of par value $.01 each. Prior to the Old GCL Exchange, all of the outstanding shares of Common Stock of GCL will be held by Old GCL.

  Voting and Transfer Restrictions. Following the adoption of the Amended and Restated Bye-Laws of the Company immediately prior to the Offerings, each share of Common Stock will have one vote, except that if, and so long as, the Controlled Shares (as defined below) of any person constitute more than 9.5% (or, in the case of CIBC and certain of its affiliates, collectively, 35%) of the voting power of the outstanding shares, including the Common Stock, of the Company (an "Over-the-Threshold Common Stockholder"), the voting rights with respect to the Controlled Shares owned by such person will be limited, in the aggregate, to a voting power of 9.5%, pursuant to a formula set forth in the Bye-Laws. The votes that could be cast by Over-the-Threshold Common Stockholders but for the restrictions on voting rights described above will be allocated to the other holders of Common Stock, pro rata based upon the number of shares of Common Stock held by all other holders of Common Stock, subject only to the further limitation that no stockholder allocated any such voting rights may exceed the applicable limitation set forth above as a result of such allocation. "Controlled Shares" includes, among other things, all shares of Common Stock that a person is deemed (i) to own directly, indirectly or constructively pursuant to Section 958 of the Code or (ii) to beneficially own directly or indirectly as a result of the possession of sole or shared voting power within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

  The Bye-Laws also provide that any transfer of shares of Common Stock (or any interest therein) that results in a person (other than PCG, GKW Unified Holdings, LLC, CIBC, Continental Casualty Company or MRCo, Inc. or their affiliates or certain lenders to any of them) beneficially owning (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, Controlled Shares in excess of the Maximum Percentage (as defined below) of the outstanding shares of Common Stock without the approval of a majority of the members of the Board of Directors and stockholders holding at least 75% of the votes that may be cast by all holders of Common Stock (after giving effect to the voting limitations outlined above) shall not be registered in the share register of the Company and shall be void and of no effect. "Maximum Percentage" means (x) in the case of a natural person, 5%, and (y) in the case of any person (other than a natural person) or any group (as used in Section 13(d) of the Exchange Act), 9.5%.

  Amendments to or waivers of the voting reallocation and transfer restriction provisions of the Bye-Laws will require the approval of the Board of Directors and stockholders holding 75% of the votes that may be cast by all holders of Common Stock. In the event of any such amendment or waiver, under certain circumstances the Company shall indemnify and hold harmless any stockholder who, as a result thereof, becomes subject to treatment as a "United States Shareholder" for purposes of Section 951 et seq. of the Code from and against all losses, costs, damages, liabilities and expenses directly or indirectly arising out of such treatment.

  These voting reallocation and transfer restrictions could make it difficult for any person or group of persons acting in concert (other than certain existing owners) to acquire control of the Company.

  Distributions. Holders of Common Stock will be treated equally with respect to all distributions to shareholders of GCL.

GCL STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

  The Company, PCG, GKW Unified Holdings, LLC ("GKW"), CIBC, Continental Casualty Company, MRCo, Inc. and certain other shareholders of the Company (including certain of the Company's officers and directors and their affiliates) (collectively, the "Existing Holders") have entered into a Stockholders Agreement and a Registration Rights Agreement, each of which has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

  Under the Stockholders Agreement, the Company has been granted a right of first refusal on certain private transfers by the Existing Holders during the first two years after the consummation of the Offerings. In addition, subject to the exceptions set forth in the Stockholders Agreement, certain of the Existing Holders have rights ("tag-along rights") permitting such shareholder to participate, on the same terms and conditions, in certain transfers of shares by other Existing Holders as follows: (i) PCG, GKW and CIBC (and their affiliates and permitted transferees) shall have the right to participate in any transaction initiated by any of them to transfer 5% or more of the outstanding securities of the Company and (ii) PCG, GKW, CIBC, Continental Casualty Company and MRCo, Inc (and their affiliates and permitted transferees) shall have the right to participate in any transaction initiated by any of them to transfer any securities of the Company which transaction would result in a change of control of the Company. In addition, so long as Gary Winnick, PCG and GKW and certain of their transferees ("PCG Holders") collectively beneficially own (within the meaning of Section 13(d) of the Exchange Act) at least 15% of the outstanding shares of Common Stock, any PCG Holder shall be entitled to seek appraisal of the fair value of the Common Stock beneficially owned by such person (and the payment thereof in cash) in connection with any merger or consolidation of the Company or the sale, lease or transfer of all or substantially all of the assets of the Company, if such PCG Holder, in his capacity as a shareholder of the Company, shall not have voted in favor of or given consent with respect to such transaction and beneficially owns the Common Stock as to which appraisal is sought immediately prior to consummation of the transaction.

  Pursuant to the Registration Rights Agreement, the Existing Holders have certain demand and piggyback registration rights and receive indemnification and, in certain circumstances, expense reimbursement from the Company in connection with such registration.

CAPITAL STOCK OF SUBSIDIARIES

  GCL owns, directly or indirectly, 100% of the capital stock of each of its subsidiaries, except for the PC-1 joint venture entity, in which it will have approximately a 58% economic interest. See "Business--Pacific Crossing."

TRANSFER AGENT AND REGISTRAR FOR COMMON STOCK

  The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offerings, there has been no public market for the Common Stock. Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.

  Upon completion of the Offerings, assuming no exercise of the over-allotment options granted to the Underwriters, the Company will have 201,892,900 shares of Common Stock outstanding, including 21,000,000 Shares of Common Stock offered hereby and 180,892,900 restricted shares of Common Stock. The restricted shares of Common Stock generally will be eligible for sale under Rule 144 as currently in effect, beginning as early as 180 days from the date of this Prospectus.

  The Shares offered hereby will be freely tradable without restriction or further registration under the Securities Act by persons other than affiliates of the Company within the meaning of Rule 144 promulgated under the Securities Act. The holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act.

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company, as that term is defined under the Securities Act, the holder is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability for current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Stock Incentive Plan, thus permitting the resale of such shares by non-affiliates upon issuance in the public market without restriction under the Securities Act. Such registration statement will automatically become effective immediately upon filing.

  Subject to certain exceptions, the Company and its shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for 180 days from the date of this Prospectus, without the prior written consent of Smith Barney Inc. and Merrill Lynch.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

GCH SENIOR NOTES

  On May 18, 1998, GCH, the direct wholly-owned subsidiary of the Issuer, issued and sold the GCH Senior Notes in the aggregate principal amount of $800.0 million to a group of institutional investors in a private transaction not subject to the registration requirements under the Securities Act. The GCH Senior Notes are guaranteed by the Issuer and certain subsidiaries of GCH. The Indenture for the GCH Senior Notes contains certain covenants that, among other things, limit the ability of GCH and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of GCH or its Restricted Subsidiaries, issue or sell capital stock of GCH's Restricted Subsidiaries or enter into certain mergers and consolidations. In addition, under certain limited circumstances, GCH will be required to offer to purchase the GCH Senior Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, with the excess proceeds of certain asset sales. In the event of a Change of Control (as defined in the Indenture), holders of the GCH Senior Notes will have the right to require GCH to purchase all of their GCH Senior Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. The Indenture relating to the GCH Senior Notes is an exhibit to the Registration Statement of which this Prospectus is a part.

  The Company entered into a Registration Agreement dated May 18, 1998 (the "Registration Agreement") with the initial purchasers of the GCH Senior Notes (the "Initial Purchasers") for the benefit of the holders of the GCH Senior Notes. Pursuant to the Registration Agreement, GCH agreed, for the benefit of the holders, that it will, at its cost, (a) file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer (the "Exchange Offer") to exchange the GCH Senior Notes for a series of notes (the "New Notes") with terms identical in all material respects to the GCH Senior Notes (except that the New Notes will not contain terms with respect to registration rights or transfer restrictions) or (b) in lieu of the Exchange Offer Registration Statement, file a shelf registration statement (the "Shelf Registration Statement") with respect to registration of resales of the GCH Senior Notes. If (i) the Exchange Offer Registration Statement has not been filed with the Commission within 90 days after May 18, 1998 (the "Closing Date") or declared effective within 150 days after the Closing Date, or the Exchange Offer has not been consummated within 180 days after the Closing Date or (ii) in lieu thereof, the Shelf Registration Statement has not been filed with the Commission on or prior to 30 days after such filing obligation arises or declared effective within 90 days after such obligation arises or (iii) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, as the case may be, it thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of GCH Senior Notes or New Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) through (iii), a "Registration Default"), additional interest ("Special Interest") will accrue on the GCH Senior Notes and the New Notes (in addition to the stated interest on the GCH Senior Notes and the New Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue and be payable semiannually at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rates exceed 1.00% per annum in the aggregate regardless of the number of Registration Defaults. The Registration Agreement relating to the GCH Senior Notes is an exhibit to the Registration Statement of which this Prospectus is a part.

AC-1 CREDIT FACILITY

  ACL is the borrower under the $482.0 million senior secured AC-1 Credit Facility, comprised of a $472.0 million term loan facility and a $10.0 million working capital facility, with certain commercial lending institutions and CIBC and Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities Inc., as lead agents for the lenders. The AC-1 Credit Facility is secured by pledges of the stock of ACL and its subsidiaries (and other entities holding landing licenses or AC-1 assets) and security interests in the assets and revenues of ACL and its subsidiaries and is being used to provide financing for a portion of AC-1. A portion of the AC-1 Credit Facility is available only to pay interest on the loans prior to the AC-1 RFS date, and a portion is available to issue letters of credit to the contractor of AC-1. The loans under the AC-1 Credit Facility will amortize in eight semi-annual installments, commencing on the first initial principal payment date (which shall be May 31 or November 30) to occur more than two months after the commercial operation date (anticipated to occur in February
1999), with 15% of the principal amount to be amortized in the first year, 25% in the second year, 30% in the third year and 30% in the fourth year. Borrowings bear interest at an adjustable rate based on the adjusted base rate or LIBOR plus an applicable margin. The facility also requires mandatory prepayments to be made from, among other things, 50% of excess cash flow, 50% of net cash proceeds of any equity offering of ACL and 100% of net cash proceeds of any permitted debt offerings of ACL or its immediate parent, permitted asset sales or insurance proceeds. As of June 30, 1998, a total of $367 million in indebtedness (to which the Notes would be effectively subordinated) was outstanding under the AC-1 Credit Facility.

  The AC-1 Credit Facility contains covenants that, among other things, restrict ACL's use of the term loan proceeds to the financing of AC-1 and the payment of fees and expenses directly thereto and the use of the working capital facility proceeds to AC-1 costs and for working capital purposes and limit ACL's ability to make certain dividends, distributions or investments and mergers. The facility generally only permits dividends or distributions with respect to a portion of ACL's excess cash flow, but severely restricts the payment of other dividends or distributions to GCL. The AC-1 Credit Facility contains certain financial covenants relating to minimum sales of capacity on AC-1 and ratio of EBITDA to interest expense, the failure to comply with which would cause all excess cash flow to be applied to the lenders under the AC-1 Credit Facility for such period. The AC-1 Credit Facility contains certain events of default including, among other things, failure to pay amounts when due, failure to comply with covenants and insolvency. An event of default shall also occur upon the occurrence of certain failures in connection with AC-1. Upon the occurrence of an event of default, the AC-1 Credit Facility permits the lenders to declare all outstanding borrowings to be immediately due and payable and to proceed against the collateral. In addition, the AC-1 Credit Facility prescribes the order by which proceeds from the sale of AC-1 capacity shall be applied, both prior to and after the commencement of commercial operations, and requires ACL to maintain certain reserve accounts. As a result of the foregoing, the ability of ACL to use and distribute revenue is severely restricted so long as the AC-1 Credit Facility remains in existence.

                              TAX CONSIDERATIONS

TAXATION OF THE COMPANY

  The Company believes that a significant portion of its income will not be subject to tax in Bermuda, which currently has no corporate income tax, or other countries in which the Issuer or its affiliates conduct activities or in which customers of the Company are located, including the United States. However, this belief is based upon the anticipated nature and conduct of the business of the Company, which may change, and upon the Company's understanding of its position under the tax laws of the various countries in which the Company has assets or conducts activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law (which may have retroactive effect). The extent to which certain taxing jurisdictions may require the Company to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, the operations of and payments due to the Company may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to the Company or other taxes assessed at the source, in excess of the taxation anticipated by the Company based on business contacts and practices of the Company and the current tax regimes. There can be no assurance that these factors will not have a material adverse effect on the Company.

 United States Federal Income Tax Considerations

  The Issuer and its non-United States subsidiaries will be subject to United States federal income tax at regular corporate rates (and to United States branch profits tax) on their income that is effectively connected with the conduct of a trade or business within the United States, and will be required to file federal income tax returns reflecting that income. The Company intends to conduct its operations so as to reduce the amount of its effectively connected income. However, no assurance can be given that the Internal Revenue Service (the "IRS") will agree with the positions taken by the Company in this regard. Moreover, the United States subsidiaries of the Issuer will be subject to United States federal income tax on their worldwide income regardless of its source (subject to reduction by allowable foreign tax credits), and distributions by such United States subsidiaries to the Issuer or its foreign subsidiaries generally will be subject to United States withholding.

 Bermuda Tax Considerations

  Under current Bermuda law, the Company is not subject to tax on income or capital gains. Furthermore, the Company has obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 (as amended), an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of such tax will not be applicable to the Company or to any of its operations, or the shares, capital or Common Stock of the Company, until March 28, 2016. This undertaking does not, however, prevent the imposition of property taxes on any company owning real property or leasehold interests in Bermuda.

TAXATION OF STOCKHOLDERS

  In the opinion of Simpson Thacher & Bartlett, special United States federal income tax counsel to the Company, the summary set forth below under "Taxation of Stockholders--United States Federal Income Tax Considerations" accurately describes certain material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of the Common Stock. In the opinion of Appleby, Spurling & Kempe, special Bermuda tax counsel to the Company, the summary set forth below under "Taxation of Stockholders--Bermuda Tax Considerations" accurately describes certain material Bermuda tax consequences that may be relevant to the purchase, ownership and disposition of the Common Stock. Unless otherwise stated, the discussion below deals only with Common Stock held as capital assets by United States Holders (as defined below) who purchase the Common Stock upon original issuance at its original offering price. The discussion does not deal with all possible tax consequences relating to an investment in the Common Stock and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies and tax-exempt entities) may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local or other national (e.g., non-United States, non-Bermuda) tax laws. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in the Common Stock. The following discussion is based upon laws, regulations and relevant interpretations thereof in effect as of the date of this Prospectus, all of which are subject to change, possibly retroactively.

 Bermuda Tax Considerations

  Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of the Common Stock or on any payments thereunder. See "Taxation of the Company--Bermuda Tax Considerations" for a description of the undertaking on taxes obtained by the Company from the Minister of Finance of Bermuda.

 United States Federal Income Tax Considerations

  The following is a summary of certain material United States federal income tax considerations that apply to the acquisition, ownership and disposition of Common Stock by United States Holders (as defined below) as of the date hereof. This summary deals only with Common Stock that is held as a capital asset by a United States Holder, and does not address tax considerations applicable to United States Holders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, insurance companies, tax-exempt entities, United States Holders that hold Common Stock as part of a straddle, conversion transaction, constructive sale or other arrangement involving more than one position, United States Holders that have a principal place of business or "tax home" outside the United States or United States Holders whose functional currency is not the United States dollar. In addition, the summary generally does not address the tax consequences to United States Holders that own (or are deemed for United States federal income tax purposes to own, pursuant to complex attribution and constructive ownership rules) 10% or more of the voting stock of the Issuer or any of its non-United States subsidiaries ("10% Shareholders"). 10% Shareholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in Common Stock.

  The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

  THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE COMMON STOCK. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMMON STOCK, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATIONS OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER FEDERAL TAX LAWS. THE STATEMENTS OF UNITED STATES FEDERAL INCOME TAX LAW SET OUT BELOW ARE BASED ON THE LAWS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS PROSPECTUS, AND ARE SUBJECT TO ANY CHANGES OCCURRING AFTER THAT DATE.

  As used herein, a "United States Holder" of Common Stock means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code.

 Taxation of Dividends

  The gross amount of dividends paid to United States Holders of Common Stock will be treated as dividend income to such United States Holders, to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includible in the gross income of a United States Holder as ordinary income on the day received by the United States Holder. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. Subject to the PFIC rules described below, to the extent that the amount of any distribution exceeds the Issuer's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Common Stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the United States Holder on a subsequent disposition of the Common Stock), and the balance in excess of adjusted basis will be taxed as capital gain. The Issuer does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

  For so long as the Issuer is a "United States-owned foreign corporation," distributions with respect to the Common Stock that are taxable as dividends generally will be treated for United States foreign tax credit purposes as either (i) foreign source "passive income" (or, in the case of certain United States Holders, foreign source "financial services income") or (ii) United States source income, in proportion to the earnings and profits of the Issuer in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, the Issuer will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of the Issuer is owned, directly or indirectly, by United States Holders.

 Taxation of Capital Gains

  For United States federal income tax purposes, a United States Holder will recognize taxable gain or loss on any sale or exchange of Common Stock in an amount equal to the difference between the amount realized for the Common Stock and the United States Holder's adjusted basis in the Common Stock. Subject to the PFIC and CFC rules discussed below, such gain or loss will be capital gain or loss. Capital gain of individuals derived with respect to capital assets held for more than one year is eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations. Any gain recognized by a United States Holder generally will be treated as United States source income. It is presently unclear whether any loss realized by a United States Holder will be treated as United States or foreign source.

 Passive Foreign Investment Company

  The Issuer believes that it is not a PFIC and does not expect to become a PFIC in the future for United States federal income tax purposes, although there can be no assurance in this regard. This conclusion is a factual determination made annually and thus is subject to change. In addition, it is based, in part, on interpretations of existing law that the Issuer believes are reasonable, but which have not been approved by any taxing authority.

  In general, the Issuer will be a PFIC with respect to a United States Holder if, for any taxable year in which the United States Holder held Common Stock, either (i) at least 75% of the gross income of the Issuer for the taxable year is passive income or (ii) at least 50% of the value (determined on the basis of a quarterly average) of the Issuer's assets is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income. If the Issuer owns (directly or indirectly) at least 25% by value of the stock of another corporation, the Issuer will be treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income. If the Issuer is classified as a PFIC in any year with respect to which a United States person is a shareholder, the Issuer generally will continue to be treated as a PFIC with respect to such shareholder in all succeeding years, regardless of whether it continues to meet the income or asset test described above, subject to certain possible shareholder elections that may apply in certain circumstances.

  If the Issuer is treated as a PFIC, unless a United States Holder makes a "QEF election" or a "mark to market election," each as described below:

    1. Distributions made by the Issuer during a taxable year to a United States Holder with respect to Common Stock that are "excess distributions" (defined generally as the excess of the amount received with respect to the Common Stock in any taxable year over 125% of the average received in the shorter of either the three previous years or the United States Holder's holding period before the taxable year) must be allocated ratably to each day of the United States Holder's holding period. The amounts allocated to the current taxable year and to taxable years prior to the first year in which the Issuer was classified as a PFIC are included as ordinary income in the United States Holder's gross income for that current year. The amount allocated to each other prior taxable year is taxed as ordinary income at the highest rate in effect for the United States Holder in that prior year and the tax is subject to an interest charge at the rate applicable to deficiencies in income taxes.

    2. The entire amount of any gain realized upon the sale or other disposition (including for these purposes a pledge) of Common Stock will be treated as an excess distribution made in the year of sale or other disposition and as a consequence will be treated as ordinary income and, to the extent allocated to years prior to the year of sale or disposition, will be subject to the interest charge described above. In addition, United States Holders who acquire their Common Stock from decedents generally will not receive a "stepped-up" basis in such Common Stock. Instead, such United States Holders will have a tax basis equal to the lower of the fair market value of such Common Stock or the decedent's basis.

  The special PFIC tax rules described above will not apply to a United States Holder if the United States Holder elects to have the Issuer treated as a "qualified electing fund" (a "QEF election") and the Issuer provides certain information to United States Holders. If the Issuer is treated as a PFIC, it intends to notify United States Holders and to provide to United States Holders such information as may be required to make such QEF election effective.

  A United States Holder that makes a QEF election will be taxable currently on its pro rata share of the Issuer's ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year of the Issuer during which it is treated as a PFIC, regardless of whether or not distributions were received. The United States Holder's basis in the Common Stock will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the Common Stock and will not be taxed again as a distribution to the United States Holder.

  Alternatively, a United States Holder of stock in a PFIC that is treated as "marketable stock" may make a mark to market election. A United States Holder that makes such an election will not be subject to the PFIC rules described above. Instead, in general, an electing United States Holder will include in each year as ordinary income the excess, if any, of the fair market value of such stock at the end of the taxable year over its adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of such stock over its fair market value at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark to market election). The electing United States Holder's basis in the stock will be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of the Common Stock will be ordinary income or loss (except that such loss will be ordinary loss only to the extent of the previously included net mark to market gain). The mark to market election is only available with respect to stock that is regularly traded on certain United States exchanges and other exchanges designated by the United States Treasury. The meaning of the term "regularly traded," for purposes of the mark to market election, is unclear.

  A United States Holder who owns Common Stock during any year that the Issuer is a PFIC must file IRS Form 8621. United States Holders are urged to consult their tax advisors concerning the United States federal income tax consequences of holding Common Stock of the Issuer if it is a PFIC, including the advisability and availability of making any of the foregoing elections.

 Foreign Personal Holding Company

  If the Issuer or one of its non-United States subsidiaries were classified as an FPHC, all United States Holders (including certain indirect holders), regardless of their percentage ownership, would be required to include in income, as a dividend, their pro rata share of the Issuer's (or its relevant non-United States subsidiary's) undistributed FPHC income (generally, taxable income with certain adjustments) if they were holders on the last day of the Issuer's taxable year (or if earlier, the last day on which the Issuer satisfied the shareholder test). In addition, if the Issuer were classified as an FPHC, United States Holders who acquire their Common Stock from decedents would not receive a "stepped-up" basis in such Common Stock. Instead, such United States Holders would have a tax basis equal to the lower of the fair market value of such Common Stock or the decedent's basis.

  A foreign corporation will be classified as an FPHC if (i) at any time during the corporation's taxable year, five or fewer individuals, who are United States citizens or residents, directly or indirectly own more than 50% of the corporation's stock (by either voting power or value) (the "shareholder test") and (ii) the corporation receives at least 60% of its gross income (50% after the initial year of qualification), as adjusted, for the taxable year from certain passive sources (the "income test"). It is possible that the shareholder test will be met after the Offering. It is also possible that the Issuer or one of its non-United States subsidiaries would meet the income test in a given year and would be treated as an FPHC. The Company intends to manage its affairs so as to attempt to avoid or minimize having income imputed to its United States Holders under these rules, to the extent such management of its affairs is consistent with its business goals, although there can be no assurance in this regard.

 Personal Holding Company

  A corporation classified as a PHC is subject to a 39.6% tax on its undistributed PHC income. Foreign corporations (such as the Issuer) determine their liability for PHC tax by considering only (i) gross income derived from United States sources and (ii) gross income that is effectively connected with a United States trade or business. A corporation will be classified as a PHC if (i) at any time during the last half of the corporation's taxable year, five or fewer individuals own more than 50% of the corporation's stock (by value) directly or indirectly and (ii) the corporation receives at least 60% of its gross income, as adjusted, from certain passive sources. However, if a corporation is an FPHC or a PFIC, it cannot be a PHC. It is possible that the Issuer could meet the PHC shareholder test in a given taxable year. It is also possible that the Issuer or one of its non-United States subsidiaries would meet the income test in a given year and would be treated as a PHC. The Company intends to manage its affairs so as to attempt to avoid or minimize the imposition of the PHC tax, to the extent such management of its affairs is consistent with its business goals, although there can be no assurance in this regard.

 Controlled Foreign Corporations

  If 10% Shareholders (as defined above) own, in the aggregate, more than 50% (measured by voting power or value) of the shares of the Issuer or any of its non-United States corporate subsidiaries (directly, indirectly, or by attribution), the Issuer or any such non-United States subsidiary would be a CFC. If characterized as CFCs, then a portion of the undistributed income of the Issuer and its non-United States subsidiaries may be includible in the taxable income of 10% Shareholders of those entities, and a portion of the gain recognized by such 10% Shareholders on the disposition of their shares in the Issuer (which could otherwise qualify for capital gains treatment) may be converted into ordinary dividend income. It is possible that the Issuer and its non-United States corporate subsidiaries may be CFCs or may become CFCs in the future. However, as discussed above, CFC status generally only has potentially adverse consequences to 10% Shareholders.

  In order to attempt to prevent any United States person from being a 10% Shareholder of the Issuer, the Bye-Laws of the Issuer generally provide, among other things, that no holder of Common Stock (or any group of holders through whom ownership may be attributed to another holder by the constructive ownership or attribution rules of Section 958 of the Code) will be allowed to cast votes with respect to more than 9.5% of the

Common Stock, and certain restrictions have been placed on the transferability of shares. There can be no assurance that these limitations will prevent the characterization of the Issuer (or any of its non-United States subsidiaries) as a CFC or of any United States Holder as a 10% Shareholder. However, a United States Holder that owns directly less than 10% of the Common Stock generally will not be treated as a 10% Shareholder unless it is attributed Common Stock owned by other shareholders.

 Taxation of Non-United States Holders

  For United States federal income tax purposes, a non-United States Holder generally will not be subject to tax or withholding on distributions made with respect to, and gains realized from the disposition of, Common Stock unless such distributions and gains are attributable to an office or fixed place of business maintained by such non-United States Holder in the United States.

 Information Reporting and Backup Withholding
 United States Holders

  In general, information reporting requirements will apply to dividends in respect of the Common Stock or the proceeds received on the sale, exchange, or redemption of the Common Stock paid within the United States (and in certain cases, outside of the United States) to United States Holders other than certain exempt recipients (such as corporations), and a 31% backup withholding may apply to such amounts if the United States Holder fails to provide an accurate taxpayer identification number or to report dividends required to be shown on its United States federal income tax returns. The amount of any backup withholding from a payment to a United States Holder will be allowable as a refund or credit against the United States Holder's United States federal income tax liability, provided that the required information or appropriate claim for refund is furnished to the IRS.

 Non-United States Holders

  Under current law, United States information reporting requirements and backup withholding generally will not apply to dividends paid to a non-United States Holder at an address outside the United States (unless the payor has knowledge that the payee is a United States person). However, under recently finalized United States Treasury regulations effective for payments made after December 31, 1999, a non-United States Holder will generally be subject to backup withholding unless applicable certification requirements are met.

  As a general matter, information reporting and backup withholding will not apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a non-United States Holder. However, payment of the proceeds of a sale of Common Stock within the United States or conducted through certain United States related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-United States Holder (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

  The amount of any backup withholding from a payment to a non-United States Holder will be allowable as a refund or credit against such non-United States Holder's United States federal income tax liability, provided that the required information or appropriate claim for refund is furnished to the IRS.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement among the Company, the Selling Shareholders and the U.S. Underwriters (the "U.S. Underwriting Agreement"), the Company and the Selling Shareholders have agreed to sell to each of the U.S. Underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters, for whom Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC Oppenheimer Corp., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as the representatives (the "U.S. Representatives"), has severally agreed to purchase the number of Shares set forth opposite its name below:

                                                                    UNDERWRITING
     U.S. UNDERWRITERS                                               COMMITMENT
     -----------------                                              ------------
     Smith Barney Inc. ............................................   4,031,000
     Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.............................................   4,031,000
     CIBC Oppenheimer Corp. .......................................   1,343,000
     Deutsche Bank Securities Inc. ................................   1,343,000
     Goldman, Sachs & Co. .........................................   1,343,000
     Morgan Stanley & Co. Incorporated.............................   1,343,000
     Bear, Stearns & Co. Inc. .....................................     306,000
     BT Alex. Brown Incorporated...................................     306,000
     Chase Securities Inc. ........................................     306,000
     Credit Suisse First Boston Corporation........................     306,000
     Donaldson, Lufkin & Jenrette Securities Corporation...........     306,000
     Dresdner Kleinwort Benson North America LLC...................     306,000
     Hambrecht & Quist LLC.........................................     306,000
     Lazard Freres & Co. LLC.......................................     306,000
     Lehman Brothers Inc. .........................................     306,000
     Monness, Crespi, Hardt & Co., Inc. ...........................     306,000
     NationsBanc Montgomery Securities LLC.........................     306,000
                                                                     ----------
       Total.......................................................  16,800,000
                                                                     ==========

  The Company and the Selling Shareholders have been advised by the U.S. Representatives that the several U.S. Underwriters initially propose to offer such Shares to the public at the Price to Public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $.68 per Share. The U.S. Underwriters may allow, and such dealers may re-allow, a concession not in excess of $.10 per Share to other dealers. After the Offerings, the Price to Public and such concessions may be changed.

  The Company has granted to the U.S. Underwriters and the international underwriters (the "International Underwriters" and, collectively with the U.S. Underwriters, the "Underwriters") options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 3,150,000 additional shares of Common Stock from the Company at the Price to Public less the Underwriting Discount, solely to cover over-allotments. To the extent that the U.S. Underwriters and the International Underwriters exercise such options, each of the U.S. Underwriters and the International Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's or International Underwriter's initial commitment.

  The Company and the Selling Shareholders have entered into an International Underwriting Agreement with the International Underwriters named therein, for whom Smith Barney Inc., Merrill Lynch International, CIBC Oppenheimer Corp., Deutsche Bank AG (London Branch), Goldman Sachs International and Morgan Stanley & Co. International Limited are acting as the representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), providing for the concurrent offer and sale of 4,200,000 Shares (in addition to the shares covered by the over-allotment options described above) outside the United States and Canada. Both the U.S. Underwriting Agreement and the International Underwriting Agreement provide that the obligations of the U.S. Underwriters and the International Underwriters are such that if any of the Shares are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement, or by the International Underwriters pursuant to the International Underwriting Agreement, all the Shares agreed to be purchased by either the U.S. Underwriters or the International Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The Price to Public and Underwriting Discount per Share for the U.S. Offering and the International Offering will be identical. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering.

  Each U.S. Underwriter has severally agreed that, as part of the distribution of the 16,800,000 Shares offered by the U.S. Underwriters, (i) it is not purchasing any Shares for the account of anyone other than a United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute this Prospectus to any person outside of the United States or Canada, or to anyone other than a United States or Canadian Person and (iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of anyone other than a United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares outside of the United States or Canada, or to anyone other than a United States or Canadian Person or to any other dealer who does not so represent and agree. Each International Underwriter has severally agreed that, as part of the distribution of the 4,200,000 Shares offered by the International Underwriters, (i) it is not purchasing any Shares for the account of any United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any Prospectus relating to the International Offering to any person in the United States or Canada, or to any United States or Canadian Person and
(iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of any United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares in the United States or Canada, or to any United States or Canadian Person or to any other dealer who does not so represent and agree.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters, including sales of Directed Shares (as defined below). "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of its source (other than any non-United States or non-Canadian branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Shares as may be mutually agreed. The price of any Shares so sold shall be the Price to Public, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of Shares initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

  Any offer of the Shares in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer is made.

  The U.S. Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the U.S. Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the U.S. Underwriters may be required to make in respect thereof.

  Subject to certain exceptions, the Company and its shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 180 days from the date of this Prospectus, without the prior written consent of Smith Barney Inc. and Merrill Lynch.

  At the Company's request, certain of the U.S. Underwriters have reserved up to 10% of the Shares (the "Directed Shares") for sale at the Price to Public to persons who are directors, officers or employees of, or otherwise associated with, the Company and its affiliates and who have advised the Company of their desire to purchase such Shares. The number of Shares of Common Stock available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any Shares not so purchased will be offered by the U.S. Underwriters on the same basis as all other Shares offered hereby. The Company has agreed to indemnify those certain U.S. Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the Directed Shares.

  The Underwriters do not intend to confirm sales of Shares to accounts over which they exercise discretionary authority.

  In connection with the Offerings and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Shares than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Shares at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Shares or effecting purchases of the Shares for the purpose of pegging, fixing or maintaining the price of the Shares or for the purpose of reducing a syndicate short position created in connection with the offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase Shares in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Shares in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  Prior to the Offerings, there has been no public market for the Common Stock. The Price to Public was determined by negotiations between the Company, the Selling Shareholders and the Representatives. Among the factors considered in determining the Price to Public were prevailing market conditions, the market values of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the demand for the Shares and for similar securities of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and other factors deemed relevant. There can be no assurance that the prices at which the Shares will sell in the public market after the Offerings will not be lower than the Price to Public. See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price."

  The Underwriters and certain of their affiliates have provided and may in the future provide investment banking and other financial services to the Company and certain of its affiliates for which they receive customary fees. Salomon Brothers Inc, an affiliate of Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC Oppenheimer Corp., Deutsche Bank Securities Inc. (formerly known as Deutsche Morgan Grenfell Inc.) and Morgan Stanley & Co. Incorporated acted as Initial Purchasers in connection with the issuance by GCH of its $800 million GCH Senior Notes. Affiliates of CIBC Oppenheimer Corp. have engaged in certain related-party transactions with the Company, including as a lender under the AC-1 Credit Facility. Affiliates of Deutsche Bank Securities Inc. are acting as lenders under the AC-1 Credit Facility and PC-1 credit agreement, and an affiliate of Goldman, Sachs & Co. is acting as a lender under the PC-1 credit agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Principal and Selling Shareholders," "Certain Transactions" and "Description of Certain Indebtedness."

  Under Rule 2720 ("Rule 2720") of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), the Company is considered an affiliate of CIBC Oppenheimer Corp. The Offerings are being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the public offering price per share can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards ("QIU"). In accordance with this requirement, Smith Barney Inc. has assumed the responsibilities of acting as QIU in pricing the Offerings and conducting due diligence. The Company and the other Underwriters have agreed to indemnify Smith Barney Inc. in its capacity as QIU against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Common Stock will be passed upon by the Company's counsel, Appleby, Spurling & Kempe, Hamilton, Bermuda. Certain legal matters under United States and New York law with respect to the Shares offered hereby will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York, and for the Underwriters by Latham & Watkins, New York, New York. Simpson Thacher & Bartlett and Latham & Watkins will rely, as to matters of Bermuda law, on the opinion of Appleby, Spurling & Kempe, Hamilton, Bermuda. Certain partners of Simpson Thacher & Bartlett will be purchasing Directed Shares in the Offerings in an aggregate amount equal to less than 1% of the Shares. See "Underwriting."

                                    EXPERTS

  The financial statements and schedules included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen & Co., independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

  The Company is not currently subject to the information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Offerings, GCL will be required to file reports and other information with the Securities and Exchange Commission (the "Commission") pursuant to the informational requirements of the Exchange Act. GCL intends to furnish its stockholders with Annual Reports containing Consolidated Financial Statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each year.

  GCL has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. GCL will issue annual and quarterly reports. Annual reports will include audited financial statements prepared in accordance with accounting principles generally accepted in the United States and a report of its independent auditors with respect to the examination of such financial statements. In addition, GCL will issue to its securityholders such other unaudited quarterly or other interim reports as it deems appropriate.

  The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE
                                                                       --------
Report of Independent Public Accountants.............................       F-2
Consolidated Balance Sheets as of June 30, 1998 (unaudited) and
 December 31, 1997...................................................       F-3
Consolidated Statements of Operations for the three months ended June
   30, 1998 (unaudited) and June 30, 1997 (unaudited), for the six months ended June 30, 1998 (unaudited), for the period from March
   19, 1997 (Date of Inception) to June 30, 1997 (unaudited) and for the period from March 19, 1997 (Date of Inception) to December 31,
   1997..............................................................       F-4
Consolidated Statements of Shareholders' Equity for the six months ended June 30, 1998 (unaudited) and for the period from March 19,
   1997 (Date of Inception) to December 31, 1997.....................       F-5
Consolidated Statements of Cash Flows for the six months ended June
   30, 1998 (unaudited), for the period from March 19, 1997 (Date of
   Inception) to June 30, 1997 (unaudited) and for the period from
   March 19, 1997 (Date of Inception) to December 31, 1997...........  F-6, F-7
Notes to Consolidated Financial Statements...........................       F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Global Crossing Ltd., LDC:

  We have audited the accompanying consolidated balance sheet of Global Crossing Ltd., LDC (a Cayman Islands company in its development stage) and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from March 19, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Crossing Ltd., LDC and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from March 19, 1997 (date of inception) to December 31, 1997, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen & Co.

Hamilton, Bermuda
April 21, 1998

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)

                                             JUNE 30, 1998   DECEMBER 31, 1997
                                             --------------  -----------------
                                              (UNAUDITED)
ASSETS:
 Current assets:
   Cash and cash equivalents................ $  304,125,205    $  1,452,684
   Accounts receivable, net of allowance for
    doubtful accounts of $1,012,117.........     33,954,617             --
   Interest receivable......................      1,979,573         123,000
   Other assets and prepaid costs...........     28,347,113         892,958
   Restricted cash and cash equivalents.....    237,485,187      25,275,196
                                             --------------    ------------
                                                605,891,695      27,743,838
 Long term accounts receivable..............      7,900,000             --
 Backhaul capacity available for sale.......     54,738,560      21,200,000
 Undersea capacity available for sale.......    206,271,310             --
 Construction in progress...................    518,636,709     497,318,509
 Investment in Pacific Crossing Ltd. .......    126,456,345             --
 Deferred finance and organization costs,
  net of accumulated amortization of
  $3,994,076 ($2,246,857 as of December 31,
  1997).....................................     44,338,405      25,934,021
                                             --------------    ------------
                                             $1,564,233,024    $572,196,368
                                             ==============    ============
LIABILITIES:
 Current liabilities:
   Accrued construction costs............... $   21,688,211    $ 52,003,875
   Accounts payable and accrued liabilities.      8,520,395       1,658,399
   Accrued interest and preference share
    dividends...............................      9,361,111       2,921,854
   Deferred revenue.........................     42,747,611       5,325,000
   Income taxes payable.....................      9,000,000             --
   Current portion of obligations under
    inland services agreements..............     43,489,498      17,891,000
   Current portion of obligations under
    capital leases..........................      6,215,130      12,297,645
                                             --------------    ------------
                                                141,021,956      92,097,773
 Long term debt.............................    367,048,000     162,325,000
 Senior notes...............................    796,277,203     150,000,000
 Long term deferred revenue.................      6,916,667             --
 Obligations under inland services
  agreements................................      7,628,050       3,009,000
 Obligations under capital leases...........      7,561,897             --
                                             --------------    ------------
   Total liabilities........................  1,326,453,773     407,431,773
                                             --------------    ------------
COMMITMENTS
MANDATORILY REDEEMABLE PREFERENCE SHARES
 (109,830 shares as of December 31, 1997,
 $1,000 preference liquidation preference
 per share (net of unamortized discount and
 issuance costs of $12,223,993 and
 $6,962,407 respectively))..................            --       90,643,919
                                             --------------    ------------
SHAREHOLDERS' EQUITY:
 Class A common stock, 31,102,950 shares
  issued (31,102,950 as of December 31,
  1997).....................................             20              20
 Class B common stock, 51,075,000 shares
  issued (50,625,000 as of December 31,
  1997).....................................             34              34
 Class C common stock, 50,625,000 shares
  issued (50,625,000 as of December 31,
  1997).....................................             34              34
 Class D common stock, 33,088,200 shares
  issued, convertible to Class E shares
  (33,088,200 as of December 31, 1997)......             22              22
 Class E common stock, 337,500 shares
  issued (nil as of December 31, 1997)......            -- *            --
 Other shareholders' equity.................    397,095,005      74,280,922
 Accumulated deficit........................   (159,315,864)       (160,356)
                                             --------------    ------------
                                                237,779,251      74,120,676
                                             --------------    ------------
                                             $1,564,233,024    $572,196,368
                                             ==============    ============

--------
 *Amount less than $1.

  The accompanying notes are an integral part of these consolidated financial statements.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          (EXPRESSED IN U.S. DOLLARS)

                                                                        FOR THE PERIOD       FOR THE PERIOD
                          THREE MONTHS   THREE MONTHS   SIX MONTHS    FROM MARCH 19, 1997 FROM MARCH 19, 1997
                              ENDED          ENDED         ENDED      (DATE OF INCEPTION) (DATE OF INCEPTION)
                          JUNE 30, 1998  JUNE 30, 1997 JUNE 30, 1998   TO JUNE 30, 1997   TO DECEMBER 31, 1997
                          -------------  ------------- -------------  ------------------- --------------------
                           (UNAUDITED)    (UNAUDITED)   (UNAUDITED)       (UNAUDITED)
SALES AND OPERATING
 REVENUES...............  $ 101,255,867   $       --   $ 101,255,867      $       --          $        --
                          -------------   -----------  -------------      -----------         ------------
EXPENSES:
 Cost of capacity sold..     41,200,229           --      41,200,229              --                   --
 Operations and
  maintenance...........      2,470,000           --       2,470,000              --                   --
 Sales and marketing....      6,528,780        40,235      7,312,995           40,235            1,366,724
 Network development....      4,314,183           --       4,314,183              --                78,000
 General and
  administrative........      6,507,671        50,204      9,099,341           50,204            1,617,770
 Termination of
  advisory services
  agreement.............    139,669,340           --     139,669,340              --                   --
 Stock related expense..     22,760,170           --      23,397,670              --                   --
 Provision for doubtful
  accounts..............      1,012,117           --       1,012,117              --                   --
 Depreciation and
  amortization..........        442,827        51,623        473,194           51,623               39,214
                          -------------   -----------  -------------      -----------         ------------
                            224,905,317       142,062    228,949,069          142,062            3,101,708
                          -------------   -----------  -------------      -----------         ------------
OPERATING LOSS..........   (123,649,450)     (142,062)  (127,693,202)        (142,062)          (3,101,708)
OTHER INTEREST INCOME
 (EXPENSE):
 Interest income........      4,327,602     1,347,512      4,673,436        1,347,512            2,941,352
 Interest expense.......     (7,403,037)          --      (7,426,271)             --                   --
                          -------------   -----------  -------------      -----------         ------------
INCOME (LOSS) BEFORE
 INCOME TAXES AND
 EXTRAORDINARY ITEM.....   (126,724,885)    1,205,450   (130,446,037)       1,205,450             (160,356)
 Provision for income
  taxes.................     (9,000,000)          --      (9,000,000)             --                   --
                          -------------   -----------  -------------      -----------         ------------
INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEM.....   (135,724,885)    1,205,450   (139,446,037)       1,205,450             (160,356)
 Extraordinary loss on
  retirement of senior
  notes.................    (19,709,471)          --     (19,709,471)             --                   --
                          -------------   -----------  -------------      -----------         ------------
NET INCOME (LOSS).......   (155,434,356)    1,205,450   (159,155,508)       1,205,450             (160,356)
 Preference share
  dividends.............     (3,898,203)   (4,041,664)    (8,306,433)      (4,236,108)         (12,689,923)
 Redemption of
  preference shares.....    (34,140,067)          --     (34,140,067)             --                   --
                          -------------   -----------  -------------      -----------         ------------
NET LOSS APPLICABLE TO
 COMMON SHAREHOLDERS....  $(193,472,626)  $(2,836,214) $(201,602,008)     $(3,030,658)        $(12,850,279)
                          =============   ===========  =============      ===========         ============
LOSS PER COMMON SHARE
 Net loss before
  extraordinary item:
   Basic and diluted....  $       (1.05)  $     (0.02) $       (1.10)     $     (0.02)        $      (0.08)
                          =============   ===========  =============      ===========         ============
 Extraordinary item.....  $       (0.12)  $       --   $       (0.12)     $       --          $        --
                          =============   ===========  =============      ===========         ============
 Net loss applicable to
  common shareholders:
   Basic and diluted....  $       (1.17)  $     (0.02) $       (1.22)     $     (0.02)        $      (0.08)
                          =============   ===========  =============      ===========         ============
Shares used in computing
 basic and diluted net
 loss per share.........    166,194,035   165,441,150    166,062,697      165,441,150          165,441,150
                          =============   ===========  =============      ===========         ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

   FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND FOR THE PERIOD FROM
            MARCH 19, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)

                                                   OTHER SHAREHOLDERS'
                              COMMON STOCK               EQUITY
                          --------------------- --------------------------
                                                 ADDITIONAL                                    TOTAL
                                                  PAID-IN       UNEARNED     ACCUMULATED   SHAREHOLDERS'
                            SHARES    AMOUNT(1)   CAPITAL     COMPENSATION     DEFICIT        EQUITY
                          ----------- --------- ------------  ------------  -------------  -------------
Issuance of Class A
 common stock for cash
 on March 25, 1997......   11,250,000   $  7    $  7,499,993  $        --   $         --   $   7,500,000
Class A common stock
 distributed for nil
 consideration to the
 initial purchaser of
 preference shares on
 March 25, 1997.........   19,852,950     13      13,234,987           --             --      13,235,000(2)
Issuance of Class B
 common stock for cash
 on March 25, 1997......   50,625,000     34      31,249,966           --             --      31,250,000
Issuance of Class C
 common stock for cash
 on March 25, 1997......   50,625,000     34      33,749,966           --             --      33,750,000
Issuance of Class D
 common stock for cash
 to certain Class B
 shareholders on
 March 25, 1997.........   33,088,200     22       2,499,978           --             --       2,500,000
Costs incurred related
 to the issuance of
 common stock...........          --     --       (1,264,045)          --             --      (1,264,045)
Preference share
 dividends..............          --     --      (12,689,923)          --             --     (12,689,923)
Net loss for the period.          --     --              --            --        (160,356)      (160,356)
                          -----------   ----    ------------  ------------  -------------  -------------
Balance, December 31,
 1997...................  165,441,150    110      74,280,922           --        (160,356)    74,120,676
                          -----------   ----    ------------  ------------  -------------  -------------
Issuance of Class B
 common stock for cash
 on January 21, 1998....      450,000    -- *        750,000           --             --         750,000
Issuance of Class E
 common stock for cash
 on January 21, 1998....      187,500    -- *        312,500           --             --         312,500
Issuance of Class E
 common stock for cash
 on April 22, 1998......      150,000    -- *      1,725,179           --             --       1,725,179
Cash reimbursement to
 certain shareholders...          --     --       (7,047,044)          --             --      (7,047,044)
Unearned compensation...          --     --       67,130,700   (67,130,700)           --             --
Compensation expense....          --     --              --     21,134,991            --      21,134,991
PCG Warrants to be
 converted to common
 stock..................          --     --      213,384,957           --             --     213,384,957
Common stock to be
 issued in exchange for
 termination of advisory
 services agreement.....          --     --      135,000,000           --             --     135,000,000
Preference share
 dividends..............          --     --       (8,306,433)          --             --      (8,306,433)
Redemption of preference
 shares.................          --     --      (34,140,067)          --             --     (34,140,067)
Net loss for the six
 months ended June 30,
 1998...................          --     --              --            --    (159,155,508)  (159,155,508)
                          -----------   ----    ------------  ------------  -------------  -------------
Balance, June 30, 1998..  166,228,650   $110    $443,090,714  $(45,995,709) $(159,315,864) $ 237,779,251
                          ===========   ====    ============  ============  =============  =============

--------
 *Amount less than $1.
(1) Amount per share less than $1.
(2) Per Note 7, value was determined based on the $1 per share paid for the 11,250,000 Class A shares.

  The accompanying notes are an integral part of these consolidated financial statements.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (EXPRESSED IN U.S. DOLLARS)

                                           FOR THE PERIOD      FOR THE PERIOD
                           SIX MONTHS      MARCH 19, 1997      MARCH 19, 1997
                              ENDED      (DATE OF INCEPTION) (DATE OF INCEPTION)
                            JUNE 30,         TO JUNE 30,       TO DECEMBER 31,
                              1998              1997                1997
                          -------------  ------------------- -------------------
                           (UNAUDITED)       (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss applicable to
  common shareholders...  $(201,602,008)    $  (3,030,658)      $ (12,850,279)
 Adjustments to
  reconcile net loss to
  net cash provided by
  operating activities:
 Depreciation and
  amortization..........        473,194            51,623              39,214
 Provision for doubtful
  accounts..............      1,012,117               --                  --
 Termination of advisory
  services agreement ...    135,000,000               --                  --
 Stock related expenses.     23,397,670               --                  --
 Preference share
  dividends.............      8,306,433         4,236,108          12,689,923
 Redemption of
  preference shares.....     34,140,067               --                  --
 Extraordinary loss on
  retirement of debt....     19,709,471               --                  --
 Increase in accounts
  receivable............    (42,866,734)              --                  --
 Increase in interest
  receivable............     (1,856,573)         (246,449)           (123,000)
 Increase in backhaul
  capacity available for
  sale..................    (33,538,560)              --          (21,200,000)
 Increase in other
  assets and prepaid
  costs.................    (27,454,155)         (216,355)           (909,015)
 Undersea capacity
  available for sale
  transferred from
  construction in
  progress..............    238,554,078               --                  --
 Increase in undersea
  capacity available for
  sale..................   (206,271,310)              --                  --
 Increase in deferred
  revenue...............     44,339,278               --            5,325,000
 Increase in income tax
  payable...............      9,000,000               --                  --
 Increase in accounts
  payable and accrued
  liabilities...........      6,861,996         1,991,377           1,248,133
 Increase in obligations
  under inland service
  agreements............     30,217,548               --           20,900,000
                          -------------     -------------       -------------
  Net cash provided by
   operating activities.     37,422,512         2,785,646           5,119,976
                          -------------     -------------       -------------
CASH FLOWS PROVIDED BY
 FINANCING ACTIVITIES:
 Finance and
  organization costs
  incurred..............    (31,773,003)      (25,320,533)        (28,180,878)
 Preference share
  issuance costs........            --         (7,487,343)         (7,529,651)
 Costs related to
  issuance of common
  stock.................            --         (1,264,045)         (1,264,045)
 Cash reimbursement to
  certain shareholders..     (7,047,044)              --                  --
 Proceeds from issuance
  of common stock and
  additional paid-in
  capital...............        525,000        75,000,000          75,000,000
 Proceeds from issuance
  of preference shares..            --        100,000,000         100,000,000
 Redemption of
  preference shares.....   (134,371,773)              --                  --
 Proceeds from long term
  debt..................    204,723,000         9,250,000         162,325,000
 Proceeds from issuance
  of senior notes.......    796,232,000        75,000,000         150,000,000
 Retirement of senior
  notes.................   (159,750,000)              --                  --
 Increase in restricted
  cash and cash
  equivalents...........   (212,209,991)      (77,354,396)        (25,275,196)
                          -------------     -------------       -------------
  Net cash provided by
   financing activities.    456,328,189       147,823,683         425,075,230
                          -------------     -------------       -------------
CASH FLOWS USED IN
 INVESTING ACTIVITIES:
 Cash paid for
  construction in
  progress and capacity
  available for sale....   (191,072,180)     (147,597,810)       (428,742,522)
 Investment in Pacific
  Crossing Ltd..........         (6,000)              --                  --
                          -------------     -------------       -------------
  Net cash used in
   investing activities.   (191,078,180)     (147,597,810)       (428,742,522)
                          -------------     -------------       -------------
NET INCREASE IN CASH....    302,672,521         3,011,519           1,452,684
CASH, beginning of
 period.................      1,452,684               --                  --
                          -------------     -------------       -------------
CASH, end of period.....  $ 304,125,205     $   3,011,519       $   1,452,684
                          =============     =============       =============

  The accompanying notes are an integral part of these consolidated financial statements.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                          (EXPRESSED IN U.S. DOLLARS)

                                           FOR THE PERIOD      FOR THE PERIOD
                           SIX MONTHS      MARCH 19, 1997      MARCH 19, 1997
                              ENDED      (DATE OF INCEPTION) (DATE OF INCEPTION)
                            JUNE 30,         TO JUNE 30,       TO DECEMBER 31,
                              1998              1997                1997
                          -------------  ------------------- -------------------
                           (UNAUDITED)       (UNAUDITED)
SUPPLEMENTAL INFORMATION
 ON NON-CASH INVESTING
 ACTIVITIES:
 Costs incurred for
  construction in
  progress and capacity
  available for sale....  $ 259,872,278     $186,994,677        $497,318,509
 Decrease (increase) in
  accrued construction
  costs.................     30,315,664      (39,396,867)        (52,003,875)
 Increase in accrued
  interest on senior
  notes.................     (7,720,611)             --           (1,640,500)
 Increase in accrued
  liabilities...........            --               --             (410,267)
 Amortization of
  deferred finance
  costs.................     (2,981,157)             --           (2,223,700)
 Increase in obligations
  under capital leases..     (1,479,382)             --          (12,297,645)
 Conversion of PCG
  Warrants..............    (86,934,612)             --                  --
                          -------------     ------------        ------------
 Cash paid for
  construction in
  progress and capacity
  available for sale....  $ 191,072,180     $147,597,810        $428,742,522
                          =============     ============        ============
SUPPLEMENTAL INFORMATION
 ON NON-CASH FINANCING
 ACTIVITIES:
 Class A common stock
  distributed to holders
  of preference shares
  reflected as a
  discount..............  $         --      $        --         $ 13,235,000
                          =============     ============        ============
SUPPLEMENTAL INFORMATION
 ON NON-CASH INVESTING
 ACTIVITIES:
 Investment in Pacific
  Crossing Ltd. ........  $ 126,456,345     $        --         $        --
 Conversion of PCG
  Warrants..............   (126,450,345)             --                  --
                          -------------     ------------        ------------
                          $       6,000     $        --         $        --
                          =============     ============        ============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Interest paid and
  capitalized...........  $  18,060,320     $        --         $  8,136,267
                          =============     ============        ============
 Interest paid (net of
  capitalized interest).  $      23,234     $        --         $        --
                          =============     ============        ============


  The accompanying notes are an integral part of these consolidated financial statements.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

1. BACKGROUND

  On March 19, 1997, Global Crossing Ltd., LDC ("GCL"), formerly GT Parent Holdings LDC, was incorporated as an exempted limited duration company in the Cayman Islands. GCL is an independent developer, owner and operator of undersea digital fiber optic cable systems. Atlantic Crossing Ltd. ("ACL"), formerly Global Telesystems Ltd., a Bermuda company which is an indirect wholly-owned subsidiary of GCL, was incorporated to construct and operate an undersea fiber optic cable ring with landing stations in the United States, the United Kingdom, Germany and the Netherlands. ACL has incorporated wholly-owned subsidiaries in each of these countries in order to own the portion of the cable system located in each country and the related territorial waters.

  GCL entered into a joint venture, Pacific Crossing Ltd., ("PCL") for purposes of constructing and operating PC-1, an undersea fiber optic cable ring system connecting California, Washington and two landing sites in Japan (see Note 3).

  Mid-Atlantic Crossing Ltd., a wholly-owned subsidiary of GCL, entered into a contract with Alcatel Submarine Networks on June 2, 1998 for the construction of MAC, an undersea fiber optic cable ring connecting New York, the Caribbean and Florida at a total cost of $350 million. Mid-Atlantic Crossing Ltd. is in the process of incorporating companies in each country in which the cable will land in order to own the portion of the cable system located in each country and the related territorial waters. To finance, in part, the construction of MAC, the Company signed a commitment letter to obtain $240 million of senior secured non-recourse indebtedness.

  Effective July 21, 1998, the Company through its wholly-owned subsidiary Pan American Crossing Ltd., entered into a contract with Tyco Submarine Systems Ltd. ("TSSL"), formerly AT&T Submarine Systems, Inc. for the construction of PAC, an undersea fiber optic cable system connecting California, Mexico and Panama at a total cost of $475 million. To finance, in part, the construction of PAC, Pan American Crossing Ltd. signed a commitment letter to obtain $310 million of non-recourse indebtedness on July 21, 1998.

  To finance construction of ACL's undersea fiber optic cable ring, GCL issued $75 million of common stock and Global Telesystems Holdings Ltd. ("GTH"), an indirect wholly-owned subsidiary of GCL, and the parent of ACL, issued $100 million of preference shares and sold $150 million of senior notes, as described in Note 6. These proceeds, together with a $482 million Credit Facility, as described in Note 5, are being used to pay for construction costs, financing fees and other related costs. Together GCL and its subsidiaries are defined as the Company.

  ACL has entered into a fixed price contract (the "Contract") with TSSL for the development, design, construction and installation of a four fiber pair, fiber optic cable system connecting (i) the United States to the United Kingdom, (ii) the United Kingdom to the Netherlands and Germany, (iii) the Netherlands to Germany and (iv) Germany to the United States (collectively, "AC-1" or the "System"). AT&T Corp. has provided ACL with a guarantee in respect of TSSL's obligations under the Contract. Assuming that construction of AC-1 progresses according to the Contract schedule, the System will be accepted by ACL and made available for commercial service on February 22, 1999 (the "System RFS date"). Certain segments of the System are expected to be completed in advance of the System RFS date. The United States to the United Kingdom segment was ready for service on May 26, 1998 and the Germany to the United States segment is expected to be ready for service on November 30, 1998. Once ACL formally accepts each segment of the System, the segment

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998,
  FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
becomes ready for service and the ownership of the segment assets transfers to ACL and its subsidiaries. The only exception to this transfer of ownership is in respect of certain of the segment assets located in United States territory to which TSSL retains title until such time as GT Landing Corp., a United States wholly-owned subsidiary of ACL, exercises its $10,000 bargain purchase option to purchase title. Pursuant to the Contract, TSSL granted GT Landing Corp. an indefeasible right of use ("IRU"), for the estimated life of the System of 25 years from the System RFS date. GT Landing Corp. has accounted for the IRU as a capital lease, since the IRU transfers the risks and rewards of ownership to GT Landing Corp. The United States assets governed by this IRU includes all landing stations assets (with the exception of the building and land, to which GT Landing Corp. has title), fiber optic cable located in the United States and the landing license.

  Customers of the Company enter into Capacity Purchase Agreements ("CPA") to obtain an IRU in units of transatlantic and European capacity ("AC-1 Capacity"). The purchase price for AC-1 Capacity is non-refundable once the segment of the System specified in the CPA is ready for service and the IRU entitles the customer to all rights and obligations of ownership of the AC-1 capacity for a period ending 25 years after the System RFS date. The Company's CPAs provide that the AC-1 System will have self-healing ring capability, whether or not a CPA relates only to a segment of the System. Self-healing capability enables capacity on the segment of the System to be instantaneously restored either on the System's other segments or within the same segment in the event of interruption so that the same point-to-point connectivity is maintained.

  Customers who purchase AC-1 capacity prior to the System RFS date will be granted 80% of the capacity that remains unsold, if any, 12 1/2 years after the System RFS date. However, based on sales projections provided by a third party consultant, it is highly unlikely that there will be a material amount of unsold capacity on AC-1 at the end of 12 1/2 years after the System RFS date. The Company has no constraints on the pricing or structure of sales of residual capacity and the Company would expect that if such capacity had any remaining value, it would enter into one or more transactions to dispose of such capacity prior to such date to realize such remaining value. As a result, the right to residual capacity is not a substantive right.

  ACL subsidiaries have entered into contracts, called Inland Services Agreements, to obtain IRUs of capacity on terrestrial telecommunications systems ("Backhaul Capacity") for terms of 25 years from the System RFS date. Under the IRU, the Company is required to pay an up-front non-recurring charge plus, in certain cases, monthly recurring charges over a 25 year period and in exchange obtains all rights and obligations of ownership. The Company has accounted for the IRUs as capital leases since these IRUs represent leases as defined under Statement of Financial Accounting Standards No. 13, "Accounting for Leases" ("SFAS 13"). The Company sells this Backhaul Capacity under separate CPAs ("Backhaul CPA") to certain customers that have purchased capacity on AC-1 for the purpose of extending capacity from AC-1 landing stations to major telecommunication centers in the United States and the United Kingdom. The purchase price for Backhaul Capacity is non-refundable and grants the customer an IRU which entitles the customer to all rights and obligations of ownership of the Backhaul Capacity for a period ending 25 years after the System RFS date.

  ACL has entered into an Operations, Administration and Maintenance ("OA&M") agreement with TSSL whereby TSSL is obligated to provide operating, administration and maintenance functions to AC-1. The administration functions include but are not limited to the provision of billing information and annual expense budgets. The operations and maintenance functions include but are not limited to the management and maintenance of a Network Operating Center, assumption of ship costs and any related ship repair costs, obtaining

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998,
  FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
and renewing all operating permits, providing repair equipment, providing cable protection and ordering and restocking spares. The OA&M Agreement is for an initial term of eight years with two renewal periods of eight and one half years each. Quarterly payments under the OA&M Agreement to TSSL will commence as ACL accepts ownership to the various segments.

  Pursuant to the terms of CPAs, ACL is obliged to use commercially reasonable efforts to cause the System to be maintained in efficient working order and in accordance with industry standards. In exchange for the operating, administration and maintenance services provided by ACL through the OA&M agreement with TSSL, customers are obligated for the term of the IRU to pay for their allocable share of the costs for operating and maintaining the System. In accordance with the CPA, customers appoint members to a System Advisory Committee which is charged with the responsibility of directing the operations and maintenance of the System. Customers pay for 110% of ACL's cost to operate and maintain the system based on their pro-rata share of total capacity subject to annual maximum amounts per circuit purchased of $250,000 per transatlantic circuit and $50,000 per European circuit. Their pro-rata share is effectively calculated by taking the weighted average of purchased capacity over total capacity multiplied by 110% of actual costs incurred. These OA&M costs are billed to customers quarterly in advance based on the prior year's actual costs, are non-refundable, and should a customer fail to make an OA&M payment, ACL may suspend all rights to capacity granted under the IRU.

  ACL originally entered into a Sales Agency Agreement with TSSL whereby TSSL was responsible for the marketing and sale of capacity of the System and received commissions on sales proceeds received at rates that varied as certain cumulative revenue levels were reached. Effective March 5, 1998, the Company entered into a commissions sharing agreement with TSSL whereby GCL assumed primary responsibility for the marketing and sale of capacity of the System and will share a percentage of commissions payable to TSSL under the Sales Agency Agreement as consideration for assuming primary responsibility for the sales effort and marketing of the Company's projects. The Sales Agency Agreement with TSSL will terminate on March 25, 2002 with an option to extend it until March 25, 2005.

  On January 21, 1998, GCL effected a 100-for-1 stock split of each of the Class A, B, C and D common stock and undesignated stock and amended the par value of each share of common stock from $.0001 per share to $.000001 per share. All share information presented in the consolidated financial statements, including these Notes, gives effect to the stock split.

  Shares of common stock of GCL outstanding have been restated to reflect the equivalent number of shares of New GCL that will be issued in connection with the Old GCL Exchange as described in "Description of Capital Stock."

2. SIGNIFICANT ACCOUNTING POLICIES

  These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies are summarized as follows:

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

 a) Principles of Consolidation

  The consolidated financial statements include the accounts of GCL and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated. Investment in PCL, in which GCL does not exercise control, has been accounted for using the equity method.

 b) Development Stage Company

  The Company was in its development stage until May 26, 1998 when the United States to United Kingdom segment of the AC-1 system was placed into service and the Company began generating significant revenues. All aspects of the AC-1 System are scheduled to be ready for commercial service by February 22, 1999. Currently, construction of the Company's other undersea fiber optic cable systems are underway.

  Successful future operations are subject to several risks, including the ability of the Company to ensure the successful, timely and cost-effective completion of AC-1 and other cable systems as well as to successfully market and generate significant revenue from the sale of capacity of the system. GCL may encounter problems, delays and expenses, many of which may be beyond its control. There can be no assurance that the cable systems will be completed within the time frame and that capacity sales will meet expectations, or that substantial delays would not adversely affect GCL's achievement of profitable operations.

 c) Cash and Cash Equivalents

  The Company considers short-term highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash in banks and short-term money market deposits with a maturity of one month.

 d) Sales, Cost of Sales and Deferred Revenue

  The Company enters into CPAs to sell capacity on the transatlantic and European segments. In addition, in conjunction with most sales of AC-1 capacity, the Company enters into Backhaul CPAs to sell Backhaul Capacity. Both AC-1 and Backhaul CPAs grant the customer an IRU of capacity for the life of the cable which is 25 years from the ready for service date.

  Sales of capacity under CPAs are accounted for as sales type leases as they represent leases of property and meet the criteria for sales-type lease accounting under SFAS 13.

  Revenues from the sale of AC-1 capacity and backhaul capacity are recognized in the period that the rights and obligations of ownership transfer to the purchaser, which occurs when (1) the purchaser obtains the right to use the capacity, which can only be suspended following a failure of the purchaser to pay the full purchase price or fulfill its contractual obligations, (2) the purchaser is obligated to pay OA&M costs and (3) the segment of the System related to the capacity purchased is available for service. Customers who have entered into CPAs for AC-1 capacity to date have paid deposits toward the purchase price and such amounts have been included as deferred revenue in the accompanying consolidated balance sheet. Certain CPAs require a refund of these deposits should the System RFS date occur after June 30, 1999. The Company's CPAs provide that the AC-1 system will have self-healing ring capability, whether or not a customer purchases capacity on a single segment

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998,
  FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
of the system. Substantially all of the Company's customers to date for its AC-1 System have assumed the risk of full ring completion. In a limited number of CPAs, customers who have purchased capacity on the United States to United Kingdom segment prior to the date the full AC-1 ring is operational have contractually required full self-healing ring capability as a legal condition subsequent which, if not satisfied, would enable them to terminate the CPA and require the Company to refund capacity payments. Payments received relating to these CPAs will be included in deferred revenue on the consolidated balance sheet until such time as the full self-healing ring is operative.

  Costs incurred on each segment of the System, currently reflected as construction in progress in the accompanying consolidated balance sheet, will be recorded as capacity available for sale at the date each segment of the System becomes operational. AC-1 Capacity and Backhaul Capacity available for sale will be recorded at the lower of cost or fair value less costs to sell and will be charged to costs of sales in the period the related revenues are recognized. Fair value of AC-1 capacity will be derived from a third party consultant's market study of expected sales of capacity.

  The amount charged to cost of sales in any period relating to System capacity will be calculated based on the ratio of System capacity revenues recognized in the period to total expected System capacity revenues over the life of the System multiplied by the total costs incurred to construct the System. This calculation of the cost of sales amount matches costs with the value of each sale relative to total expected revenues. Until the entire System is completed, for purposes of calculating cost of sales, the total System costs incurred will include an estimate of remaining costs to be incurred to complete the entire System. Backhaul Capacity sold to customers is acquired from third party capacity providers generally when needed to fulfill the Company's commitments under Backhaul CPA agreements. The cost of acquiring Backhaul Capacity will be charged to cost of sales in the period that the related revenue is recognized.

  The calculation of cost of undersea sales will be based on a total system cost and revenue forecast that includes both the initial system cost and the cost of system upgrades that management has the intent and ability to complete, provided the need for such upgrades is supported by a consultant's independent revenue forecast.

  The AC-1 System was designed to enable the Company to upgrade the System in future years so as to increase the initial design capacity of 256 circuits available for sale. The business plan for the investment in AC-1 indicated a minimum capacity sales level of 512 circuits and management currently has both the intent and ability to upgrade the system to that level. This is demonstrated by the fact that (i) the Board of Directors has authorized the purchase of the upgrade, (ii) the Company has the financial ability to purchase the upgrade and (iii) there are no regulatory or technology issues preventing the completion of the upgrade. In the period the Company purchases any further upgrades, the total expected System capacity revenues and cost of the System used in the cost of sales calculation will change to take into account the further increase in System cost and in System capacity. The total expected System capacity revenues used by the Company in its cost of sales calculation will always be limited by total sales forecasted by a third party consultant which will be updated on an annual basis. Based on the current third party consultant's sales forecast, the Company expects to sell all 512 circuits available for sale, which includes the initial upgrade.

  In addition to capacity upgrades, management's estimate of future expected AC-1 capacity revenues may change due to a number of factors including possible variances in actual sales prices and volume from

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998,
  FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
management's estimates. Management will continually evaluate these factors in conjunction with the updated third party consultant's sales forecast and, as necessary, revise its estimate of the total expected revenues of AC-1 capacity to be derived over the life of the System. Changes in management's estimate of the total expected revenues to be derived from sales of AC-1 capacity will result in adjustments to the calculations of cost of sales. These adjustments will be recorded on a prospective basis over future periods commencing with the period management revises its estimate.

  Under their respective CPAs, certain customers have been provided options to purchase additional capacity at specified prices for specified future periods as well as the option to purchase additional capacity should the Company upgrade the System capacity in the future. In many cases, prices under the options to purchase capacity during these specified periods are lower than the current price for capacity charged to the customer. Management's estimate of future revenues for purposes of calculating cost of sales takes into consideration prices under these options.

  Undersea and backhaul OA&M revenues are recognized in the period the services are provided. On an annual basis the actual undersea OA&M costs incurred by the Company will be accumulated and an adjustment will be made to true up actual undersea OA&M revenues so that they equal 110% of actual costs incurred, provided specified contractual limits have not been reached. This adjustment will be recorded in the period in which the adjustment is made.

 e) Commissions and Advisory Services Fees

  The Company's policy is to record the commission and advisory fee expense and related payable upon the recognition of revenue so as to appropriately match these costs with the related revenue. Under the Advisory Services Agreement ("ASA"), the Company pays PCG Telecom Services LLC ("PCG Telecom") and its affiliates 2% of revenues for advisory services performed and under the Sales Agency Agreement pays TSSL a commission based on a percentage of capacity revenues. See Note 12 for discussion of the termination of the ASA.

 f) Backhaul Capacity Available For Sale

  The cost of acquiring Backhaul Capacity under Inland Service Agreements has been capitalized to backhaul capacity available for sale. Under these agreements the Company is required to pay an up-front non-recurring charge plus, in certain cases, recurring charges over the period the capacity is provided. The Company has capitalized the present value of total future payments (excluding OA&M costs) in backhaul capacity available for sale and has recorded an equal amount as an obligation under Inland Services Agreements in the accompanying consolidated balance sheets (see Note 5). The related OA&M costs will be expensed in the period the services are provided.

 g) Construction in Progress

  Construction in progress includes direct expenditures for construction of the System and is stated at cost. Capitalized costs include costs incurred under the Contract; advisory, consulting and legal fees; interest; and amortized finance costs incurred during the construction phase. Once it is probable that a cable system will be

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
constructed, costs directly identifiable with the cable system under development are capitalized. Costs relating to the evaluation of new projects incurred prior to the date development of the cable system becomes probable are expensed as incurred.

  Additionally, the Company has included in construction in progress the minimum lease payments related to the IRU held by GT Landing Corp. on System assets in the United States and minimum lease payments related to leases of buildings and conduits in Germany and Netherlands described further in Note 5.

  Interest costs incurred which includes the amortization of deferred finance fees and the issuance discount, ("interest cost") are capitalized to construction in progress in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Costs" ("SFAS 34"). Total interest cost incurred and interest capitalized to construction in progress during the periods were:

                                                                  PERIOD FROM
                                                                MARCH 19, 1997
                                                                   (DATE OF
                           THREE MONTHS ENDED SIX MONTHS ENDED   INCEPTION) TO
                             JUNE 30, 1998     JUNE 30, 1998   DECEMBER 31, 1997
                           ------------------ ---------------- -----------------
                              (UNAUDITED)       (UNAUDITED)
Interest cost incurred...     $21,312,645       $31,828,147       $9,776,767
                              ===========       ===========       ==========
Interest cost capitalized
 to construction in
 progress................     $13,909,608       $24,401,876       $9,776,767
                              ===========       ===========       ==========

  No interest costs were incurred as of June 30, 1997.

 h) Deferred Finance and Organization Costs

  Costs incurred to obtain financing for the System through the issuance of senior notes and long term debt have been reflected as an asset in the accompanying consolidated balance sheets. Costs incurred to obtain financing for the System through the issuance of common stock and preference shares, respectively, have been reflected as a reduction in the carrying value of the issued common and preference shares. The financing costs relating to the debt are amortized over the term of the related debt agreements. Offering costs of $7,529,651 related to the issuance of preference shares were being amortized on a straight line basis through the mandatory redemption date of April 1, 2007. The issuance discount, as explained in Note 7, was also being amortized through the mandatory redemption date. On June 17, 1998 the preference shares were redeemed at which time the remaining balance of unamortized discount and offering costs was charged against additional paid-in capital. During the construction period of the System, the amortized portion of deferred financing costs relating to the senior notes and the long term debt are included in construction in progress as a component of interest capitalized or recorded as interest expense in accordance with SFAS 34. The amortized portion of the deferred financing costs relating to the preference shares is included as a component of preference share dividends. Deferred organization costs, which include legal and professional fees incurred to bring GCL, GTH and ACL into legal existence, are amortized to expense over a period of five years.

 i) Translation of Foreign Currencies

  Transactions in foreign currencies are translated into United States dollars at the rate of exchange prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies at year end are

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
translated into United States dollars at the rate of exchange at that date. Resulting gains or losses on exchange are recorded as other income or loss in the statement of operations.

 j) Stock Option Plan

  The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and, accordingly, recognizes compensation expense for stock option grants to the extent that the estimated fair value of the stock exceeds the exercise price of the option at the measurement date. The compensation expense is charged against operations ratably over the vesting period of the options. Disclosures will be made in the consolidated financial statements of future periods in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), (see Note 9).

 k) Interest Rate Derivatives

  The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest rates. The Company does not utilize derivative financial instruments for trading or other speculative purposes. The counterparty to these instruments is CIBC. The Company is exposed to credit loss in the event of nonperformance by this counterparty.

  As discussed in Note 5, effective December 31, 1997, the Company entered into an interest rate swap agreement to hedge its exposure to interest rates on its long term debt. The net cash amounts paid or received on the agreement are accrued and recognized as an adjustment to interest expense on the related debt.

  For interest rate derivatives to qualify for hedge accounting, the debt instrument being hedged must expose the Company to interest rate risk and, at the inception of the derivative instrument and throughout the period the derivative is held, there must be a high correlation of changes in the market value of the derivative and interest expense of the hedged item. Gains and losses on interest rate derivatives and other derivative instruments which do not meet this criteria would be recorded in the statement of operations.

  If an interest rate derivative instrument were to terminate or be replaced by another instrument and no longer qualify as a hedge instrument, then it would be marked to market and carried on the balance sheet at fair value.

 l) Interim Financial Information

  The unaudited financial statements as of June 30, 1998, and for the three months and six months ended June 30, 1998, for the three months ended June 30, 1997 and for the period from March 19, 1997 (date of inception) to June 30, 1997 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for the fair presentation of such financial statements.

 m) Net loss per Share

  Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Diluted net loss per share is computed using the weighted average number of shares of common

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998,
  FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
stock outstanding and common stock equivalents including shares issuable under options and warrants that are dilutive using the treasury stock method.

  The following is a reconciliation of the numerator and the denominator of the basic and diluted net loss per share:

                                                                          FOR THE PERIOD       FOR THE PERIOD
                          THREE MONTHS   THREE MONTHS     SIX MONTHS      MARCH 19, 1997       MARCH 19, 1997
                             ENDED           ENDED          ENDED       (DATE OF INCEPTION) (DATE OF INCEPTION)
                         JUNE 30, 1998   JUNE 30, 1997  JUNE 30, 1998    TO JUNE 30, 1997   TO DECEMBER 31, 1997
                         --------------  -------------  --------------  ------------------- --------------------
                          (UNAUDITED)     (UNAUDITED)    (UNAUDITED)        (UNAUDITED)
Basic and Diluted
 Net income (loss)
  before extraordinary
  item.................. $ (135,724,885) $  1,205,450   $ (139,446,037)    $  1,205,450         $   (160,356)
 Preference share
  dividends.............     (3,898,203)   (4,041,664)      (8,306,433)      (4,236,108)         (12,689,923)
 Redemption of
  preference shares.....    (34,140,067)          --       (34,140,067)             --                   --
                         --------------  ------------   --------------     ------------         ------------
 Net loss applicable to
  common shareholders
  before extraordinary
  item..................  $(173,763,155) $ (2,836,214)   $(181,892,537)    $ (3,030,658)        $(12,850,279)
                         ==============  ============   ==============     ============         ============
 Weighted average shares
  outstanding...........    166,194,035   165,441,150      166,062,697      165,441,150          165,441,150
                         ==============  ============   ==============     ============         ============
Basic and diluted net
 loss per common share
 before extraordinary
 item................... $        (1.05) $      (0.02)  $        (1.10)    $      (0.02)        $      (0.08)
                         ==============  ============   ==============     ============         ============

 n) Income taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). The Company recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities. A deferred tax liability or asset is recorded using the enacted tax rates expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. Future tax benefits attributable to these differences, if any, are recognized to the extent that realization of such benefits is more likely than not.

 o) Pending and New Accounting Standards

  The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 and SFAS 131 are effective for periods beginning after December 15, 1997. There was no impact to the financial statements due to the adoption of SFAS 130 in the first six months of 1998. Management does not expect the impact of the adoption of SFAS 131 on the Company's financial position or results of operations to be material.

  The Financial Accounting Standards Board has also recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") which is effective for periods beginning after June 15, 1999. Management does not expect the impact of the adoption of SFAS 133 on the Company's financial position or results of operations to be material.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

  The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities" ("SOP 98-5"). SOP 98-5 is effective for periods beginning after December 15, 1998. Management does not expect the impact of the adoption of SOP 98-5 on the Company's financial position or results of operations to be material.

 p) Reclassifications

  Certain reclassifications have been made to the December 31, 1997 consolidated financial statements to conform with the presentation as of June 30, 1998.

3. INVESTMENT IN PACIFIC CROSSING LTD.

  On April 9, 1998, a wholly-owned subsidiary of GCL entered into a joint venture to construct a cable system project, PC-1. PC-1 is owned and operated by PCL. The Company has an economic interest in PCL represented by a 50% direct voting interest and, through one of the joint venture partners, owns a further 8% economic non-voting interest. PCL entered into a contract on April 21, 1998 with TSSL to construct PC-1 for a total price of approximately $1.2 billion, which will be financed through a $400 million equity contribution by the joint venture partners and an $850 million credit facility. On July 30, 1998, an $850 million aggregate senior secured non-recourse loan facility ("the PCL Credit Facility") was executed, for the construction and financing costs of PC-1. The PCL Credit Facility is comprised of an $840 million multiple drawdown term loan facility and a $10 million working capital facility. On July 30, 1998, an initial drawdown was made on the term loan facility to repay the $104 million promissory note used for initial construction costs on PC-1 as well as fees incurred to secure the credit facility. The Company also placed $231 million into a restricted cash collateral account on July 30, 1998 to satisfy its equity funding commitment for its 58% joint venture economic interest in PCL. This amount will be accounted for as an equity investment in the joint venture.

  The investment in Pacific Crossing Ltd. is comprised of the following items:

      Equity investment in PCL.................................... $      6,000
      PC-1 development costs......................................  126,450,345
                                                                   ------------
      Investment in Pacific Crossing Ltd. ........................ $126,456,345
                                                                   ============

  The PC-1 development costs represent the estimated value of the PCG Warrants as of June 30, 1998 which were granted to PCG in exchange for the PC-1 system and related rights. In connection with the formation of PCL, the Company agreed to make available to PCL the consideration received by the Company in connection with the grant of the PCG Warrants, in addition to the $231 million cash investment made by the Company. See Note 12.

4. RESTRICTED CASH AND CASH EQUIVALENTS

  Restricted cash and cash equivalents comprises approximately $78 million as of June 30, 1998 ($nil as of December 31, 1997) for the collateralization of the promissory note used to make the initial payments on the PC-1 construction, $74 million as of June 30, 1998 ($20 million as of December 31, 1997) reserved for purposes of funding future interest payable on senior notes, approximately $72 million as of June 30, 1998 ($5 million as

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998,
  FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
of December 31, 1997) in funds received pursuant to CPAs that may be used only in accordance with the terms of the long term debt agreement and approximately $14 million as of June 30, 1998 ($nil as of December 31, 1997) restricted for purchases of Backhaul Capacity.

5. LONG TERM DEBT AND OBLIGATIONS UNDER INLAND SERVICES AGREEMENTS AND CAPITAL LEASES

  On June 27, 1997, ACL entered into a $410 million aggregate senior secured non-recourse loan facility (the "Credit Facility") with a group of banks led by CIBC and Deutsche Bank AG, for the construction and financing costs of AC-
1. On December 15, 1997, the Credit Facility was amended to increase it to $482 million comprised of a $472 million multiple draw down term loan facility (the "Term Facility") and a $10 million working capital facility (the "Working Capital Facility") for the purpose of extending the System to include, among other things, a Netherlands landing site. The Credit Facility is secured by pledges of the stock of ACL and its subsidiaries and security interests in its assets and revenues. As of June 30, 1998, ACL had borrowed $367,048,000 ($162,325,000 as of December 31, 1997) under the Credit Facility.

  The Credit Facility provides that ACL may select loan arrangements as either a Eurodollar loan or an Alternative Base Rate ("ABR") Loan. The Eurodollar interest rate is LIBOR plus 2.5% and the ABR interest rate is the greatest of
(a) the Prime Rate (b) the Base CD Rate plus 1% and (c) the Federal Funds Effective Rate plus 0.5%, plus 1.5%. ACL pays a commitment fee of 0.5% per annum on the unused portion of the Credit Facility. The Credit Facility contains various covenants that, among other things, (i) limit further indebtedness by ACL and its subsidiaries, (ii) limit the ability of ACL to pay dividends, (iii) require ACL to meet certain minimum capacity sales levels and
(iv) require ACL to meet a minimum interest coverage ratio for the years 1999 through to maturity of the Credit Facility. The Credit Facility will be repaid in eight semi-annual installments, commencing on the first May 31 or November 30 occurring two months after the System RFS date, with $72.3 million of the principal amount due in the initial year and $120.5 million, $144.6 million, and $144.6 million due in the second, third and fourth years, respectively. If at any semi-annual installment date the outstanding loan balance is lower than the installment amounts noted in the previous sentence, then the outstanding loan balance amount will be repaid. In addition, on each semi-annual installment date, ACL will apply an amount equal to 50% of Excess Cash Flow to the mandatory prepayment of the remaining outstanding balance under the Credit Facility. Excess Cash Flow is defined under the terms of the Credit Facility as all cash received from revenues during the period reduced by the payment of OA&M expenses, ASA fees, commissions under the Sales Agency Agreement, and transfers to certain reserve accounts. The Credit Facility also requires mandatory prepayments to be made from 50% of net cash proceeds of any equity offering of ACL and 100% of net cash proceeds from permitted debt offerings by ACL or GTH. Optional prepayments may be made at any time without premium or penalty. All revenues received prior to the System RFS date are used to fund certain reserve accounts, as defined by the Credit Facility, and thereafter applied against the borrowings under the Credit Facility and the Old Senior Notes as determined by the Credit Facility agreement.

  On September 30, 1997, pursuant to the Contract with TSSL and the Credit Facility agreement, ACL put in place a $50 million letter of credit in favor of TSSL which will expire at such time as ACL has paid all costs under the contract. ACL pays a commitment fee of 2.5% per annum on the full amount of the letter of credit.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998,
  FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
  As of June 30, 1998, all borrowings under the Credit Facility were Eurodollar Loans and were drawn down under the Term Facility. As of December 31, 1997, $500,000 was borrowed under the Working Capital Facility and $161,825,000 was borrowed under the Term Facility. Effective December 31, 1997, ACL entered into an interest rate swap transaction based on one month LIBOR to minimize its exposure to increases in interest rates on its borrowings. The swap transaction was amended on February 2, 1998 and currently fixes ACL's floating interest rate at 5.7825% on a notional amount of borrowings ranging between $200 million and $310 million until January 31, 1999.

  As described in Note 1, the Company has capitalized the minimum lease payments of the IRU held by GT Landing Corp. on System assets held in the United States. The Company has been granted a bargain purchase option to purchase for $10,000 all rights and title to these assets at any time during the term of this contract which is 25 years from the System RFS. As of June 30, 1998, the present value of the payments under the IRU recorded as an obligation under capital leases is $5,660,619 ($12,297,645 as of December 31, 1997).

  The Company has capitalized building and conduit leases in the Netherlands and Germany. The leases are for a period of 25 years which represents more than 75 percent of the economic life of the asset being purchased. The Company has the option to extend the Netherlands lease for an additional 5 year term. As of June 30, 1998, the present value of the obligation has been recorded as an obligation under capital leases in the accompanying consolidated balance sheet in the amount of $8,116,408 ($ nil as of December 31, 1997.)

  Contracts to purchase Backhaul Capacity have a duration of 25 years from System RFS which represents more than 75 percent of the economic life of the asset being purchased. Certain of these contracts require payments over the 25 year period. As of June 30, 1998, the present value of the payments under these contracts (excluding amounts attributable to operations and maintenance) has been recorded as obligations under Inland Services Agreements in the accompanying consolidated balance sheets in the amount of $51,117,547 ($20,900,000 as of December 31, 1997).

  At June 30, 1998 future minimum payments, in the aggregate for the six months ending December 31, 1998 and for the four succeeding years, under these Inland Services Agreements and capital leases are as follows:

   For the six months ending December 31, 1998.................... $ 39,138,000
   1999...........................................................   23,069,000
   2000...........................................................    7,057,000
   2001...........................................................    4,692,000
   2002...........................................................    4,847,000
   Thereafter until 2024..........................................  152,083,000
                                                                   ------------
   Total minimum lease payments...................................  230,886,000
   Less: Amount representing maintenance payments.................  138,515,331
                                                                   ------------
                                                                     92,370,669
   Less: Amount representing interest.............................   27,476,095
                                                                   ------------
   Present value of net minimum lease payments.................... $ 64,894,574
                                                                   ============

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

6. SENIOR NOTES

 New Senior Notes

  The 9 5/8% senior notes due May 15, 2008 with a face value of $800 million ("New Senior Notes") are general unsecured obligations of Global Crossing Holdings Ltd. ("GCH"), a wholly owned subsidiary of GCL and will rank senior to any future subordinated indebtedness of GCH and pari passu in right of payment with any future unsecured senior indebtedness of GCH. GCH has set aside $74 million to fund the first two interest payments. Interest is payable semi-annually in arrears on each May 15 and November 15 commencing on November 15, 1998. The New Senior Notes are redeemable at the option of GCH on May 15, 2003 at 104.813%, May 15, 2004 at 103.208%, on May 15, 2005 at 101.604% and on
May 15, 2006 and on May 15 thereafter at par. The New Senior Notes are redeemable at the option of the Holder only upon the occurrence of a change in control in GCL. The New Senior Notes agreement imposes certain limitations on the ability of GCH and its subsidiaries to, among other things, (i) incur additional indebtedness including senior indebtedness and (ii) pay certain dividends and make certain other restricted payments and investments.

 Old Senior Notes

  The 12% senior notes due March 31, 2004 with a face value of $150 million ("Old Senior Notes") are general unsecured obligations of GTH and will rank senior to any future subordinated indebtedness of GTH and pari passu in right of payment with any future unsecured senior indebtedness of GTH. The Old Senior Notes bear an initial interest rate of 12% per annum. Interest is payable semi-annually in arrears on each June 1 and December 1. If the Old Senior Notes are not repaid by April 1, 2000, the interest rate will increase by 0.5% on April 1, 2000 and by an additional 0.5% on each subsequent April 1, until repaid. If the interest rate exceeds 15% per annum (the interest rate payable increases by 2% upon any event of default) GTH may, at its option, cause such interest in excess of 15% to be paid in additional senior notes.

  As described in Note 5, revenues received prior to the System RFS date are used to fund certain reserve accounts which are then applied against borrowings under the Credit Facility and the Old Senior Notes as determined by the Credit Facility agreement. Additionally, GTH will on each June 1 and December 1, commencing on the first such date to occur more than 90 days after the System RFS date, apply an amount equal to 50% of ACL's Excess Cash Flow (as defined in Note 5), to redeem the Old Senior Notes at face value, plus accrued interest to the date of repurchase. The Old Senior Notes are redeemable at the option of GTH, at redemption prices starting at 106% of the face value beginning April 1, 2000, declining to 103% in 2001, and 100% in 2002 and 2003, plus accrued interest (see Note 15).

  On May 18, 1998, a portion of the proceeds from the issuance of the New Senior Notes was used to repurchase the Old Senior Notes. The Company recognized an extraordinary loss of $19.7 million on repurchase comprising a premium of approximately $9.8 million and a write-off of approximately $9.9 million of unamortized deferred financing costs.

7. MANDATORILY REDEEMABLE PREFERENCE SHARES

  The authorized preference shares consist of 500,000 shares at a liquidation preference of $1,000 per share. Effective March 25, 1997, 100,000 shares were issued for $100 million in cash and as of June 30, 1998, nil shares (109,830 shares as of December 31, 1997) were issued and outstanding.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

  The holders of preference shares are entitled to receive cumulative, compounding dividends at an initial annual rate of 14% of the $1,000 liquidation preference per share. If the preference shares are not redeemed on or prior to April 1, 2001, the annual dividend rate will increase by 0.5% per annum (the dividend rate payable increases by 2% upon any event of default) thereafter, subject to a maximum annual dividend rate of 20%. At the option of GTH, accrued dividends may be paid in cash or paid by issuing additional preference shares (i.e. pay-in-kind) until April 1, 2002, at which time they must be paid in cash. However, if the dividend rate exceeds 15% per annum, GTH may cause dividends in excess of 15% to be paid in additional preference shares. Dividends paid in additional preference shares are payable on a quarterly basis and cash dividends are payable on a semi-annual basis. All dividends declared to date have been paid in additional preference shares. The preference shares rank senior to all common stock with respect to dividend rights, rights of redemption or rights on liquidation and senior to any future preferred stock. The preference shares are non-voting unless GTH fails to pay a dividend, fails to make a mandatory redemption or upon a change in control, fails to make an offer to purchase the preference shares at 101%, at which time the holders of a majority of the preference shares will be entitled to elect one to two directors. In the event that any preference shares are still outstanding on April 1, 2001, the holders thereof will receive warrants to purchase shares of Class A common stock of GCL at an exercise price of $.01 per share, up to a maximum of 46,440 shares of GCL common stock.

  The preference shares have a mandatory redemption on April 1, 2007 at their liquidation preference. In addition, the preference shares will be redeemed out of ACL's Excess Cash Flows (as described in Note 5) after repayment of the Credit Facility and Senior Notes at redemption prices starting at 114% for both 1997 and 1998, declining to 112% in 1999 and 2000, 107% in 2001 and 100%
thereafter. The preference shares can be redeemed, in whole or in part, at the option of GTH at redemption prices starting at 114% of the liquidation preference through 2001, declining to 111% in 2002, 108% in 2003, 105% in 2004, 102% in 2005 and 100% thereafter. The outstanding preference shares are exchangeable, in whole, at the option of GTH for Senior Subordinated Exchange Notes ("Exchange Notes") issued by ACL at a rate of $1,000 principal amount of Exchange Notes for each $1,000 of liquidation preference of preference shares. These Exchange Notes will bear an interest rate equal to the dividend rate of the preference shares and will have repayment terms similar to the preference shares described above.

  In connection with the issuance of the preference shares, the holders of preference shares purchased an aggregate of 11,250,000 shares of GCL's Class A common stock for total proceeds of $7.5 million. Additionally, in connection with the issuance of the preference shares, the initial purchaser of the preference shares received 19,852,950 shares of GCL's Class A common stock for no additional consideration representing 15% of the aggregate number of GCL's Class A, B and C shares outstanding, after giving effect to the issuance. The initial purchaser had the right to distribute these Class A shares to purchasers of the preference shares. The Company has reflected the $13,235,000 estimated fair value of the GCL's Class A common stock as a discount in the carrying value of the preference shares.

  The fair value of the 19,852,950 shares of GCL's Class A common stock distributed to preference shareholders was based on the $.67 per share paid by the holders of preference shares for the 11,250,000 GCL's Class A shares purchased for cash.

  On June 17, 1998, proceeds from the issuance of the New Senior Notes were used to redeem the preference shares. The redemption of the preference shares resulted in a charge against additional paid-in capital comprised

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998,
  FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
of approximately a $15.9 million redemption premium and $18.2 million of unamortized discount and issuance cost on the preference shares on the date of the redemption. The redemption premium and write-off of unamortized discount and issuance costs on the preference shares were treated as a deduction to arrive at the net loss applicable to common shareholders in the consolidated statement of operations. Furthermore, upon the redemption of the preference shares, the warrants attached to the preference shares expired.

  Preference share dividends included the following:

                                                                              FOR THE
                                                                  FOR THE      PERIOD
                                                                  PERIOD        FROM
                                                                   FROM      MARCH 19,
                                                                 MARCH 19,   1997 (DATE
                                                        SIX     1997 (DATE       OF
                                                      MONTHS        OF       INCEPTION)
                          THREE MONTHS THREE MONTHS    ENDED    INCEPTION)       TO
                           ENDED JUNE   ENDED JUNE   JUNE 30,   TO JUNE 30, DECEMBER 31,
                            30, 1998     30, 1997      1998        1997         1997
                          ------------ ------------ ----------- ----------- ------------
                          (UNAUDITED)  (UNAUDITED)  (UNAUDITED) (UNAUDITED)
Preference share
 dividends..............   $3,448,123   $3,500,001  $7,337,031  $3,694,445  $11,111,672
Amortization of discount
 on preference shares...      286,759      349,257     617,634     349,257    1,011,007
Amortization of
 preference share
 issuance costs.........      163,321      192,406     351,768     192,406      567,244
                           ----------   ----------  ----------  ----------  -----------
                           $3,898,203   $4,041,664  $8,306,433  $4,236,108  $12,689,923
                           ==========   ==========  ==========  ==========  ===========

8. COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL


   Common Stock:
     Authorized:
       1,000,000,000 Class A common stock of $.00000067 par
        value
       1,000,000,000 Class B common stock of $.00000067 par
        value
       1,000,000,000 Class C common stock of $.00000067 par
        value
       3,000,000,000 Class D common stock of $.00000067 par
        value
       1,000,000,000 Class E common stock of $.00000067 par
        value
       43,000,000,000 undesignated common stock of $.00000067
        par value
                                                                  JUNE 30,   DECEMBER 31,
                                                                    1998         1997
                                                                 ----------- ------------
                                                                 (UNAUDITED)
     Issued and Outstanding as of June 30, 1998:
       31,102,950 Class A shares (31,102,950 as of December 31,
        1997)..................................................      $20         $20
       51,075,000 Class B shares (50,625,000 as of December 31,
        1997)..................................................       34          34
       50,625,000 Class C shares (50,625,000 as of December 31,
        1997)..................................................       34          34
       33,088,200 Class D shares (33,088,200 as of December 31,
        1997)..................................................       22          22
       337,500 Class E shares (nil as of December 31, 1997)....      -- *        --

--------
* Amount less than $1.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

  As discussed in Note 1, on January 21, 1998, GCL effected a 100 for 1 stock split of each of the Class A, B, C and D common stock and undesignated stock and amended the par value of each share of common stock from $.0001 per share to $.000001 per share. Shares of common stock of GCL outstanding have been restated to reflect the equivalent number of shares of New GCL that will be issued in the Old GCL Exchange as discussed in "Description of Capital Stock". Class A shares, Class B shares and Class C shares all have voting rights. On March 25, 1997, GCL issued 11,250,000 Class A shares, 50,625,000 Class B shares, 50,625,000 Class C shares for $.67 per share, resulting in aggregate proceeds of $75 million. As discussed in Note 7, in addition to the 11,250,000 Class A shares issued to the preference shareholders for cash, in connection with the issuance of the preference shares, a total of 19,852,950 Class A shares were distributed to the initial preference shareholder representing 15% of the aggregate number of Class A, B and C shares outstanding. In addition, warrants to acquire a maximum of 46,440 shares of common stock of GCL were issued into escrow for the benefit of the holders of preference shares. All or a portion of the warrants may be exercised at a price of $.01 per share if the preference shares are outstanding on April 1, 2001. Effective January 21, 1998, GCL authorized 1,000,000,000 of new Class E non-voting shares.

  Certain of the Class B shareholders were issued a total of 33,088,200 Class D shares. Of the $33,750,000 of proceeds received from the issuance of Class B shares, $2,500,000 was allocated to the Class D shares representing the estimated fair value of the Class D shares based on an independent valuation. Class D shares are non-voting shares which carry special preference rights on the cash distributions made by GCL. Class D shareholders will receive 10% of cash distributions to common shareholders once the internal rate of return to Class C shareholders exceeds 10%, and then increasing to 20% of cash distributions to common shareholders once the internal rate of return to Class C shareholders exceeds 30%. Effective January 21, 1998, Class D share rights were amended such that Class D shareholders now have the option to convert each Class D share into one Class E share upon payment to GCL of $1.47 per share or are entitled to a fraction of a Class E share based upon a valuation at the time of such conversion, together with a warrant to purchase the remaining fraction of such Class E share at an exercise price based upon such market valuation. By granting to holders of the Class D shares an option to convert such shares into Class E shares, the Company obtained effective assurance that it could effect a change to a corporate structure in the event of a major equity event, such as a merger or other business combination or in the event of an IPO by GCL's wholly-owned subsidiary, New GCL, see Note 10, of its common stock, since the holders of the Class D shares would need to exercise their options in order to participate directly in benefits of a merger or acquisition of GCL or in order to obtain the benefits of any trading market for the common stock of GCL; no trading market was expected to develop for the Class D shares. The grant of the options to Class D shareholders represents an equity transaction since the Company granted these shareholders amended share rights in the form of options with new warrants. As an equity transaction, the fair value of the option would be recorded as an increase in additional paid-in capital and a corresponding charge against retained earnings, but since the Company has an accumulated deficit, the charge would be made against additional paid in capital which would have no impact on the consolidated financial statements. The Company will account for the new warrants as an equity transaction on the date the warrants are issued, which is expected to be the IPO date. The accounting would increase additional paid in capital and a charge to retained earnings to the extent the Company has retained earnings on that date, or against additional paid in capital if the Company does not have retained earnings.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

  During the six months ended June 30, 1998, the Company issued, at a price of $.67 per share, 450,000 Class B shares and 337,500 Class E shares. Since the estimated fair value of shares exceeded the issue price, the Company increased stock related expense and shareholders' equity by $1,625,179 and $2,162,679 in the three and six months ended June 30, 1998, respectively.

9. STOCK OPTION PLAN

  On January 21, 1998, GCL adopted the 1998 Stock Incentive Plan ("the Plan") which provides for the granting of non-qualified stock options to key officers and employees of GCL at the discretion of the compensation committee or Board of Directors. As of June 30, 1998, the maximum number of shares of common stock which may be issued under the Plan was 16,607,865 shares of Class E common stock. Generally, options vest equally over a period of three years and expire ten years from the date of grant.

  The following table summarizes the transactions of the Company's stock option plans for the six months ended June 30, 1998:

                                                        WEIGHTED    NUMBER
                                            NUMBER OF   AVERAGE   EXERCISABLE
                                             OPTIONS    EXERCISE     AS AT
                                           OUTSTANDING   PRICE   JUNE 30, 1998
                                           -----------  -------- -------------
   Options outstanding as of December 31,
    1997..................................        --       --            --
   Options granted on January 21, 1998....  4,231,500    $1.67           --
   Options granted April 3, 1998..........  5,557,500     1.67     1,305,000
   Options granted June 12, 1998..........  3,352,950     6.67       831,251
   Options forfeited...................... (1,563,000)    1.67           --
                                           ----------    -----     ---------
   Options outstanding as of June 30,
    1998.................................. 11,578,950    $3.01     2,136,251
                                           ==========    =====     =========

  The weighted average remaining life of the options outstanding as of June 30, 1998 is 9.5 years. During the three month and six month periods ended June 30, 1998, no options had expired or were exercised. Of the options granted on April 3, 1998 and June 12, 1998, there were 90,000 options and 370,500 options, respectively, which had an exercise price equal to the IPO price. Since the IPO price was unknown as of June 30, 1998, these options were not considered in the weighted average exercise price computations.

  During the three months ended June 30, 1998, the Company recorded $67.1 million of unearned compensation ($5.3 million of which relates to the put rights described below) which is being recognized as an expense over the vesting period of the options. Of this amount, the Company recognized $21.1 million of compensation expense ($0.3 million of which relates to the employee rights described below) during the three months and six months ended June 30, 1998, for the options issued in April and June, certain of which vested immediately, since the exercise price was less than the estimated fair value of the stock on the dates of grant. The remaining $46.0 million will be recognized in the amounts of $4.8 million in each of the third and fourth quarters of 1998, $19.2 million in 1999, $13.5 million in 2000 and $3.7 million in 2001. No compensation expense was recognized in respect of the January 21, 1998 option grant since the estimated fair value of the stock, on that date did not exceed the exercise price. Certain employees have the right, after three years of employment, to require the Company to purchase up to 600,000 shares of common stock held by them for $13.33 per share, if the Company has not completed an IPO of its stock by that time and one employee has the option to sell 150,000 shares of stock to the Company at $13.33 per share for a period of two years from the grant date.

  On August 9, 1998, the Company granted options to purchase 507,750 shares under the Plan at a exercise price equal to the IPO price. Such options generally have a three year vesting period and expire ten years from the date of grant.

  As permitted by SFAS 123, the Company has chosen to account for employee stock options under APB 25 and is recognizing compensation expense over the vesting period to the extent that the estimated fair value of the stock on the date the options were granted exceeded the exercise price on the dates of grant. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the SFAS 123 fair value approach, the impact on the Company's loss applicable to common shareholders and loss per share would be as follows:

                                                  FOR THE THREE   FOR THE SIX
                                                  MONTHS ENDED   MONTHS ENDED
                                                  JUNE 30, 1998  JUNE 30, 1998
                                                  -------------  -------------
                                                   (UNAUDITED)    (UNAUDITED)
Net loss applicable to common shareholders:
  As reported.................................... $(193,472,626) $(201,602,008)
  Pro forma...................................... $(195,220,089) $(203,496,876)
Basic and diluted net loss per share:
  As reported.................................... $       (1.17) $       (1.22)
  Pro forma...................................... $       (1.17) $       (1.23)

  The fair value of options for purposes of the SFAS 123 disclosure is estimated on the date of grant using the minimum value method with the following average assumptions: no dividend yield, risk-free interest rates of 5.45% and an average expected life of 4 years. The estimated fair value of the options granted on January 21, April 3, and June 12, 1998 were $0.49, $11.40 and $15.90 respectively.

10. FORMATION OF GLOBAL CROSSING HOLDINGS LTD.

  On March 18, 1998, GCL formed a wholly-owned subsidiary, New GCL, a Bermuda company, and contributed its investment in GTH to New GCL. On April 30, 1998, New GCL formed a wholly-owned subsidiary GCH, a Bermuda company. New GCL contributed its investment in GTH to GCH upon its formation.

  Because GCL, New GCL and GCH are entities under common control, the transfers by GCL to New GCL and New GCL to GCH were accounted for similar to pooling of interests. Accordingly, the summarized financial information of GCH presented below reflects the accounts of GTH and its subsidiaries retroactive to inception of GTH (March 24, 1997). GCL, New GCL and GTH each provide a guarantee of the New Senior Notes described in Note 6. Additionally, Global Crossing International, Inc. ("GCI"), a wholly-owned subsidiary of GCH that provides marketing and development services to GCL, along with its wholly-owned subsidiaries also provide guarantees of the New Senior Notes. All guarantees are full, unconditional, joint and several. Separate financial statements of each subsidiary guarantor have not been provided because they would not be material to investors.

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                      1997
               (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

            SUMMARIZED FINANCIAL INFORMATION OF GCH AND GUARANTORS:
                              ($ AMOUNTS IN '000S)
                                  (UNAUDITED)

                                      NEW                GUARANTOR   NON-GUARANTOR CONSOLIDATING ELIMINATION     GCL
                            GCL       GCL       GCH     SUBSIDIARIES SUBSIDIARIES     ENTRIES      ENTRIES   CONSOLIDATED
AS OF JUNE 30, 1998       --------  --------  --------  ------------ ------------- ------------- ----------- ------------
 Current assets.........  $    782  $     47  $376,479    $ 15,736     $226,192      $     --     $ (13,344)  $  605,892
 Long term accounts
  receivable............       --        --        --          --         7,900            --           --         7,900
 Senior notes...........       --        --    150,000         --           --             --      (150,000)         --
 Backhaul capacity
  available for sale....       --        --        --          --        54,739            --           --        54,739
 Capacity available for
  sale..................       --        --        --          --       201,328          4,943          --       206,271
 Construction in
  progress..............       --        --        --          --       418,793         99,988         (144)     518,637
 Investment in
  subsidiary............    46,038    46,022   294,399     341,201          --             --      (727,660)         --
 Investment in Pacific
  Crossing Ltd..........       --        --        --          --             6        126,450          --       126,456
 Deferred finance costs,
  net...................       190       171    30,904       9,816       13,074            --        (9,816)      44,339
                          --------  --------  --------    --------     --------      ---------    ---------   ----------
 Total assets...........  $ 47,010  $ 46,240  $851,782    $366,753     $922,032      $ 231,381    $(900,964)  $1,564,234
                          ========  ========  ========    ========     ========      =========    =========   ==========
 Current liabilities....  $    989  $    202  $  9,483    $  3,149     $128,876      $  11,668    $ (13,344)  $  141,023
 Long term debt.........       --        --        --          --       367,048            --           --       367,048
 Senior notes...........       --        --    796,277     150,000          --             --      (150,000)     796,277
 Long term deferred
  revenue...............       --        --        --          --         6,917            --           --         6,917
 Obligations under
  inland service
  agreements............       --        --        --          --         7,628            --           --         7,628
 Obligations under
  capital leases........       --        --        --          --         7,562            --           --         7,562
 Shareholders' equity...    46,021    46,038    46,022     213,604      404,001        219,713     (737,620)     237,779
                          --------  --------  --------    --------     --------      ---------    ---------   ----------
 Total liabilities and
  shareholders' equity..  $ 47,010  $ 46,240  $851,782    $366,753     $922,032      $ 231,381    $(900,964)  $1,564,234
                          ========  ========  ========    ========     ========      =========    =========   ==========

-------------------------------------------------------------------------------------------------------------------------
FOR THE SIX MONTHS ENDED
 JUNE 30, 1998
 Sales and operating
  revenue...............  $    --   $    --   $    --     $    --      $101,256      $     --     $     --    $  101,256
 Operating expenses.....     1,009       284     3,346      16,774       53,518        154,018          --       228,949
                          --------  --------  --------    --------     --------      ---------    ---------   ----------
 Operating income
  (loss)................    (1,009)     (284)   (3,346)    (16,774)      47,738       (154,018)         --      (127,693)
 Other income (expense),
  net...................       --        --     (2,643)     (1,103)         993                         --        (2,753)
 Provision for income
  taxes.................       --        --        --          --           --          (9,000)         --        (9,000)
 Extraordinary loss.....       --        --     (9,750)        --           --          (9,960)         --       (19,710)
                          --------  --------  --------    --------     --------      ---------    ---------   ----------
 Net income (loss)......    (1,009)     (284)  (15,739)    (17,877)      48,731       (172,978)         --      (159,156)
 Equity in gain (loss)
  from subsidiary.......   (27,615)  (27,331)  (11,592)     48,407          --             --        18,131          --
 Preference share
  dividends.............       --        --        --       (8,306)         --             --           --        (8,306)
 Premium on redemption
  of preference shares..       --        --        --      (34,140)         --             --           --       (34,140)
                          --------  --------  --------    --------     --------      ---------    ---------   ----------
 Net income (loss)
  applicable to common
  shareholders..........  $(28,624) $(27,615) $(27,331)   $(11,916)    $ 48,731      $(172,978)   $  18,131   $ (201,602)
                          ========  ========  ========    ========     ========      =========    =========   ==========

                   GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                      1997
               (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
      SUMMARIZED FINANCIAL INFORMATION OF GCH AND GUARANTORS (CONTINUED):
                              ($ AMOUNTS IN '000S)

                                      NEW                GUARANTOR   NON-GUARANTOR ELIMINATION     GCL
                            GCL       GCL       GCH     SUBSIDIARIES SUBSIDIARIES    ENTRIES   CONSOLIDATED
                          --------  --------  --------  ------------ ------------- ----------- ------------
AS OF DECEMBER 31, 1997
Current assets..........  $     33  $     12  $     12    $ 21,307     $  6,597     $    (217)   $ 27,744
Backhaul capacity
 available for sale.....       --        --        --          --        21,200           --       21,200
Construction in
 progress...............       --        --        --        9,014      488,305           --      497,319
Investment in
 subsidiary.............    73,964    73,952    73,940     276,897          --       (498,753)        --
Deferred finance costs,
 net....................       208       --        --       10,619       15,107           --       25,934
                          --------  --------  --------    --------     --------     ---------    --------
Total assets............  $ 74,205  $ 73,964  $ 73,952    $317,837     $531,209     $(498,970)   $572,197
                          ========  ========  ========    ========     ========     =========    ========
Current liabilities.....  $     72  $    --   $    --     $  3,253     $ 88,978     $    (205)   $ 92,098
Long term debt..........       --        --        --          --       162,325           --      162,325
Senior notes............       --        --        --      150,000          --            --      150,000
Obligations under inland
 service agreements.....       --        --        --          --         3,009           --        3,009
Mandatorily redeemable
 preference shares......       --        --        --       90,644          --            --       90,644
Shareholders' equity....    74,133    73,964    73,952      73,940      276,897      (498,765)     74,121
                          --------  --------  --------    --------     --------     ---------    --------
Total liabilities and
 shareholders' equity...  $ 74,205  $ 73,964  $ 73,952    $317,837     $531,209     $(498,970)   $572,197
                          ========  ========  ========    ========     ========     =========    ========

-----------------------------------------------------------------------------------------------------------

FOR THE PERIOD FROM
 MARCH 19, 1997 TO
 DECEMBER 31, 1997
Interest income.........  $    --   $    --   $    --     $    556     $  2,385     $     --     $  2,941
Operating expenses......        42       --        --          200        2,859           --        3,101
                          --------  --------  --------    --------     --------     ---------    --------
Net income (loss).......       (42)      --        --          356         (474)          --         (160)
Equity in loss of
 subsidiary.............   (12,808)  (12,808)  (12,808)       (474)         --         38,898         --
Preference share
 dividends..............       --        --        --      (12,690)         --            --      (12,690)
                          --------  --------  --------    --------     --------     ---------    --------
Net loss applicable to
 common shareholders....  $(12,850) $(12,808) $(12,808)   $(12,808)    $   (474)    $  38,898    $(12,850)
                          ========  ========  ========    ========     ========     =========    ========

11. FINANCIAL INSTRUMENTS

  The following table presents the carrying amounts and fair values of the Company's financial instruments:

                                JUNE 30, 1998               DECEMBER 31, 1997
                         ----------------------------  ----------------------------
                           CARRYING         FAIR         CARRYING         FAIR
                            AMOUNT          VALUE         AMOUNT          VALUE
                         -------------  -------------  -------------  -------------
                          (UNAUDITED)    (UNAUDITED)
Cash, restricted cash
 and cash equivalents... $ 541,610,392  $ 541,610,392  $  26,727,880  $  26,727,880
Current portion of
 obligations under
 Inland Services
 Agreements and capital
 leases.................   (49,704,628)   (49,704,628)   (30,188,645)   (30,188,645)
Long term debt,
 obligations under
 Inland Services
 Agreements
 and capital leases.....  (382,237,947)  (382,237,947)  (165,334,000)  (165,334,000)
Preference shares.......           --              -     (90,643,919)   (90,643,919)
Senior notes............  (796,277,203)  (796,277,203)  (150,000,000)  (150,000,000)
Interest rate swap
 transaction............           --        (115,344)           --        (115,115)

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
                                 The carrying amount of restricted cash and
Cash, restricted cash and cash   cash equivalents is a reasonable estimate of
 equivalents...................  fair value as the balances include amounts held in banks and money market deposits with a short-term maturity.

Long term debt, obligations
 under Inland Services
 Agreements and capital          The Credit Facility is a special financing
 leases........................  for the construction of the System, and the interest rates provided under the existing
                                 Credit Facility are the best estimate of cur-rent market rates available to ACL for fi-nancing with similar terms. Obligations under Inland Services Agreements and capital leases are recorded at their present value using a weighted average interest rate of the Credit
                                 Facility, preference shares, and Senior
                                 Notes.

Preference shares..............  Since the preference shares are a special fi-
                                 nancing for the construction of the System, the dividend rates provided under the exist-ing preference share agreement are the best estimate of current market rates available for financing with similar terms and redemp-tion provisions.

Senior notes...................  Since the Senior Notes are a special financ-
                                 ing for the construction of the Systems, the interest rates provided under the existing Senior Notes arrangement are the best esti-mate of current market rates available for financing with similar terms.

                                 The interest rate swap transaction is "zero
Interest rate swap               cost" meaning that the cost of acquiring the
 transaction...................  transaction is embedded in the fixed interest rate paid. As the transaction is accounted for as a hedge against interest rate fluctua-tions on the long term debt there is no car-rying value. The fair value is a mid-market valuation provided by CIBC.

12. RELATED PARTY TRANSACTIONS

 Advisory Services Agreement

  ACL has entered into the ASA with PCG Telecom, an affiliate of Pacific Capital Group, Inc. ("PCG") which is a shareholder of GCL. Under the ASA, PCG Telecom provides ACL with advice in respect of the development and maintenance of the System, development and implementation of marketing and pricing strategies and the preparation of business plans and budgets. As compensation for its advisory services, PCG Telecom receives a 2% fee on the gross revenues of the Company, subject to certain restrictions, with the first such payment occurring at the System RFS date. Advances on fees payable under the ASA are being paid to PCG Telecom at a rate of 1% on signed CPAs and Backhaul CPAs until the System RFS date and are secured by amounts payable under the ASA. Fees paid under the ASA to PCG Telecom are shared amongst ULLICO, Inc., PCG, CIBC, and Messrs. Winnick, Cook, Brown, Lee and Porter, all of whom are shareholders of GCL. The Advisory Service Agreements ("ASA") which were terminated effective on June 30, 1998 had terms of 25 years subject to termination, however, the ASA did not contain provisions regarding cancellation fees or liquidated damages in the event of termination or breach. The Advisory Services Agreement Termination was recorded in the consolidated financial statements as an increase in additional paid-in capital and a charge against the statement of operations in the amount of $137.7 million. The $137.7 million is comprised of a $135 million settlement of the fees that would have been payable and the cancellation of approximately $2.7 million owed to the Company under a related advance agreement. The $135 million amount was calculated by applying the 2% advisory services fee to projected future revenues and discounting the amount relating to AC-1 revenues by 12% and the amount relating to all other system's revenues by 15%. The result of this calculation was $155.5 million, which amount was subsequently reduced to $135 million. Both the discount rates and the ultimate valuation were determined as a result of a negotiation process including a disinterested director of the Company and the various persons entitled to fees under the ASA. The Company has obtained a fairness opinion from an independent financial advisor in connection with this transaction.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
 PCG Warrants

  Prior to January 21, 1998, PCG and its affiliates had commenced development of systems other than AC-1, namely PC-1, MAC and PAC. Through January 21, 1998, such development included assembling a management team, negotiating with potential suppliers, partners, financing sources, obtaining preliminary market and feasibility studies and developing technical requirements. On January 21, 1998, the Board determined that it was in the Company's best interests to pursue these new systems, obtain the results of the work and the employees then within the scope of activity of PCG and broaden the goals, objectives and business plan of the Company. In consideration of PCG transferring the results of its activities and becoming limited in its future activities in fiber optic telecommunications other than through the Company, the Board approved and the shareholders subsequently approved the transaction whereby PCG received approximately $7 million representing PCG's costs related thereto and GCL entered into a warrant agreement ("PCG Warrants") under which PCG was issued three separate warrants permitting PCG to purchase (i) 9,226,592 of GCL's Class B shares for an aggregate price of $50,000,000; (ii) an additional 4,613,297 of the GCL's Class B shares for an aggregate price of $31,250,000; and (iii) an additional 4,613,297 of GCL's Class B shares for an aggregate price of $37,500,000. The PCG Warrants were granted in exchange for the rights to commence the development of the new projects that previously had been under development by an affiliate of PCG.

  These warrants are intended to entitle PCG to acquire, in addition to their existing ownership, 10% of the capital stock of GCL, as of the date these warrants were issued. Exercise of these warrants is contingent upon (i) an IPO of shares of GCL (or any successor thereto), underwritten by an investment banking firm of national reputation (as determined by a majority of the Board of Directors of GCL) from which GCL shall have received at least $50,000,000 in net proceeds, (ii) the investment by GCL in the aggregate of at least $500,000,000 of Net Attributable Capital (as defined below) in cable systems other than AC-1 and (iii) the generation in the aggregate by cable systems other than AC-1 of at least $100,000,000 in Net Attributable Revenues (as defined below). For purposes of the PCG Warrant Agreement, with respect to any cable system, "Net Attributable Capital" means the aggregate debt and equity capitalization of such system multiplied by the percentage ownership of Old GCL (directly or indirectly) in such system, and "Net Attributable Revenues" means the net revenues of such system multiplied by the percentage ownership interest of GCL (directly or indirectly) in such system. No accounting was made for the PCG Warrants at the time of issuance on the basis that it was indeterminable when the conditions described above would be met.

  In June, 1998, the Board of Directors amended the terms of the PCG Warrants so that the PCG Warrants will become exercisable upon the successful completion of the IPO and eliminated conditions (ii) and (iii) above. Further to this amendment, the Board of Directors also amended the terms of the PCG Warrants to give each holder the option to convert each share under warrant into a fraction of a Class B share based upon the ratio of the current per share valuation at the time of conversion less the per share exercise price of the warrant divided by the current per share valuation at the time of conversion multiplied by the 18,453,185 shares available under the PCG Warrants, together with a new warrant ("New PCG Warrants") to purchase the remaining fraction of such Class B share at an exercise price equal to the current per share valuation. Prior to the IPO, it is expected that the holders of the PCG Warrants will exercise their warrants to acquire Class B shares by way of the cashless conversion and the New PCG Warrants will be issued with an exercise price based on the per share valuation at the conversion date.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998,
  FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
  The Company has accounted for the PCG Warrants by assuming the cashless conversion took place as of June 30, 1998 using the current estimated per share valuation at the expected conversion date, multiplied by the number of Class B shares estimated to be converted in exchange for the PCG Warrants. The resulting value under this calculation is approximately $213.3 million which has been allocated to the new systems acquired in exchange for the PCG Warrants. In connection with the formation of PCL, the Company agreed to make available to PCL the consideration received by the Company in connection with the grant of the PCG Warrants, in addition to the $231 million cash investment made by the Company. See Note 3. Therefore, the Company recorded an increase in its investment in PCL in the amount of approximately $126.5 million and an increase in construction in progress for PAC and MAC in the amounts of approximately $49.9 million and $36.9 million, respectively, with a corresponding increase of $213.3 million in additional paid in capital. The $213.3 million was allocated on a pro rata basis to the three projects according to the estimated cost of each system. The Company's accounting for the PCG Warrants is pursuant to Emerging Issues Task Force 96-18, "Accounting for Equity Instruments with Variable Terms that are Issued for Consideration other than Employee Services under FASB Statement No. 123" ("EITF 96-18"). Under EITF 96-18, the fair value of equity instruments issued for consideration other than employee services should be measured using the stock price or other measurement assumptions as of the date at which a firm commitment for performance level has been reached. The Company has recorded the estimated value of the PCG Warrants as of June 30, 1998, since the IPO was probable at that date. The $213.3 million value attributed to the PCG Warrants as of June 30, 1998 will be adjusted to the actual value on the actual date of the IPO based upon the Price per Share to Public in the Offerings. Such adjustment is not expected to be material.

  The Company will give accounting recognition for the New PCG Warrants on the date these warrants are issued, which is the date of the IPO. The Company has estimated the value of each of the New PCG Warrants at $6.67 based on an independent valuation assuming an IPO price of $18 per share. Assuming a cashless conversion, as of June 30, 1998 the New PCG Warrants would have a total value of approximately $44 million. Upon the issuance of the New PCG Warrants the Company will record the actual value of the New PCG Warrants in a manner similar to that described above whereby the total value will be allocated to the investment in PCL, MAC and PAC based on their relative total contract costs.

 Other transactions

  $7,250,000 in fees were paid to PCG and certain of its key executives, who are shareholders of GCL, and another shareholder for services provided in respect of obtaining the Credit Facility, Senior Notes and preference share financing. Of the fees paid, $5,523,775 was allocated to the Credit Facility and Senior Notes and recorded as deferred finance costs, $986,725 was allocated to the preference shares and recorded as a reduction in the carrying value of the preference shares and $739,500 was recorded as common stock issuance costs and is included in the approximately $1.3 million which is reflected as a reduction in additional paid-in capital.

  GCL has paid CIBC and affiliates ("CIBC"), a shareholder, approximately $25 million in fees related to the financing obtained under the Old Senior Notes, Credit Facility, and the issuance of preference shares. Of the fees incurred, approximately $6.2 million related to underwriting and commitment fees pertaining to the issuance of the preference shares and were recorded as a reduction in the carrying value of the preference shares, approximately $9.2 million related to underwriting, commitment and advisory fees in connection with the issuance of the Senior Notes and approximately $9.6 million related to fees associated with obtaining the Credit Facility which were recorded as deferred finance costs. CIBC is a member of the syndicate funding the Credit

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998,
  FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)
Facility under which GCL has borrowings of $367,048,000 ($162,325,000 as of December 31, 1997), as of June 30, 1998 and has been paid interest and other related fees in the amount of approximately $19 million as of June 30, 1998 ($4.2 million as of December 31, 1997). CIBC is also one of the initial purchasers of the New Senior Notes and received a $5,817,425 commitment and structuring fee as well as portion of the $24,750,000 underwriting fee paid to the initial purchasers.

  On April 7, 1998, the Company signed a CPA with Worldport Communications, Inc. ("Worldport"), to acquire capacity on AC-1. This transaction occurred in the ordinary course of business of the Company and on terms and conditions no less favorable to the Company than in its other CPAs. Certain officers and directors of the Company, have direct or indirect equity ownership positions in Worldport, aggregating approximately 10% of the current common stock of Worldport.

  The Board of Directors authorized, that immediately prior to the IPO, the Company will purchase all common shares owned by Telecommunications Development Corporation ("TDC") in the Company in exchange for 150,000 fewer shares of newly issued common shares based upon the per share value at the repurchase date. The transaction benefited the Company since 150,000 fewer shares were outstanding after the repurchase without any cost to the Company. The transaction will be accounted for as the acquisition of treasury stock and will be recorded at the fair value of the consideration given.

13. TAXES

  The Company accounts for income taxes in accordance with SFAS 109. The components of income tax expense are as follows:

                                                      THREE
                                                  MONTHS ENDED  SIX MONTHS ENDED
                                                  JUNE 30, 1998  JUNE 30, 1998
                                                  ------------- ----------------
                                                           (UNAUDITED)
Current
  U.S. ..........................................  $8,000,000      $8,000,000
  Other foreign..................................   1,000,000       1,000,000
                                                   ----------      ----------
  Total income tax expense.......................  $9,000,000      $9,000,000
                                                   ----------      ----------

  Bermuda does not impose a statutory income tax and consequently the provision for income taxes recorded relates to income earned in taxable jurisdictions. There are no significant temporary differences between accounting and taxable income.

  Since the Company has not recognized any income in periods prior to April 1, 1998, no tax provision has been reflected in those periods. Operating losses incurred in those periods relate almost entirely to non-taxable jurisdictions and therefore these operating losses cannot be applied to future taxable earnings of the Company. Therefore the Company has not recorded any deferred tax asset as a result of such losses in accordance with SFAS 109.

                  GLOBAL CROSSING LTD., LDC AND SUBSIDIARIES

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
     (INFORMATION FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1998, FOR THE THREE MONTHS ENDED JUNE 30, 1997, AND FOR THE PERIOD FROM MARCH 19,
                                     1997
              (DATE OF INCEPTION) TO JUNE 30, 1997 IS UNAUDITED)
                          (EXPRESSED IN U.S. DOLLARS)

14. COMMITMENTS

  As of June 30, 1998, ACL was committed under its contract with TSSL for future construction costs totaling approximately $64 million ($195 million as of December 31, 1997) and is committed under the OA&M contract with TSSL to quarterly payments, over the next eight years, totaling approximately $261 million ($263 million as of December 31, 1997).

  ACL is committed to paying TSSL commissions ranging from 4% to 7% on revenues received until 2002, subject to certain reductions. As of June 30, 1998, Mid Atlantic Crossing Ltd. was committed under its contract with Alcatel Submarine Networks for future construction costs totaling approximately $180 million and as of July 21, 1998 Pan American Crossing Ltd. was committed under its contract with TSSL for future construction costs totaling approximately $335 million.

  GCL and its subsidiaries have commitments under various operating leases primarily relating to its office facility in Bermuda. Rent expense for operating leases $26,556 and $361,354 for the three and six months ended June 30, 1998. Estimated future minimum lease payments on all operating leases are approximately as follows:

       For the six months ended December 31, 1998................... $  438,000
       1999.........................................................    953,000
       2000.........................................................    963,000
       2001.........................................................    971,000
       2002.........................................................    652,000
       Thereafter...................................................  1,910,000

                       GLOSSARY OF CERTAIN DEFINED TERMS

  Unless the context otherwise requires, any reference in this Prospectus to any agreement shall mean such agreement and all schedules, exhibits and attachments thereto, as amended, supplemented or otherwise modified as of the date of this Prospectus. All terms defined herein used or the singular shall have the same meanings when used in the plural and vice versa.

 Amplifier:                         A device used to boost the strength of an
                                     electronic or optical signal, which is
                                     weakened (attenuated) as it passes through
                                     the transport network. Amplifiers add gain
                                     to the signal by an amount equal to the
                                     loss in the previous section of the
                                     network since last amplification.
 Backhaul Capacity:                 Capacity on terrestrial fiber optic cables
                                     from undersea cable landing stations to
                                     metropolitan areas.
 Band:                              A range of frequencies between two defined
                                     limits.
 Bandwidth:                         A measure of capacity of information-
                                     carrying capacity on a communications
                                     channel. 1) The difference between the
                                     high and low frequencies of a transmission
                                     band, expressed in cycles per second
                                     (Hertz) or in wavelengths (nanometers). It
                                     is a measure of raw capacity without
                                     compression or coding of the information
                                     signal. A voice transmission requires
                                     about 3 KHz and a TV channel about 6 MHz.
                                     2) Transmission capacity is expressed in
                                     bits per second. For example megabits per
                                     second (Mbps) is a bit rate expressed in
                                     millions of bits per second while gigabits
                                     per second (Gbps) is a bit rate expressed
                                     in billions.
                                    .  Narrowband: Less than or equal to 64-
                                       kbps
                                    .  Wideband: Digital rates between 64-kbps
                                       and 1.544-Mbps (DS1) or 2.048-Mbps
                                       (E1)--LANs, bulk files transfer, video
                                       conferencing, and multimedia.
                                    .  Broadband: Greater than 44.736-Mbps (D3)
                                       or 34.368-Mbps (E3)
 Bit:                               A binary unit of information that can have
                                     either of two values, 0 or 1. Contraction
                                     of binary digit:
                                     . KILOBIT = 1,000 bits
                                     . MEGABIT = 1 million bits
                                     . GIGABIT = 1 billion bits
                                     . TERABIT = 1 trillion bits
 Broadband:                         A transmission channel usually carrying a
                                     tremendous amount of information at
                                     transmission speeds of 45 Mbps (45,000,000
                                     bits per second) or greater. Some
                                     facilities have transmission speeds in the
                                     billion of bits (gigabits per second or
                                     Gbps).
                                    1. A communications channel with bandwidth
                                      sufficiently large to carry voice, data
                                      and video on a single channel.
                                    2. Any voice communications channel having
                                      a bandwidth greater than a voice grade
                                      channel.
                                    . A bandwidth of 45 Mbps can carry 672
                                         voice connections.
                                    . In theory up to 64 telephone grade
                                       communication channels can be carried on
                                       one 6 MHz broadband channel.

 Capacity:                          The information-carrying ability of a
                                      telecommunications system, as defined by
                                      its design (number of fibers, system
                                      length, and opto/electronic equipment)
                                      and its deployed equipment (amount of
                                      opto/electronics in the station) and
                                      measured in bits per second. Capacity is
                                      sold in discrete units, usually system
                                      interface levels such as DS-3's and STM-
                                      1's, that in the aggregate are the
                                      equivalent of total system capacity.
 Carrier:                           1. A third party provider of communications
                                      services by wire, fiber or radio.
                                    . Common Carrier: A private company
                                       offering facilities or services to the
                                       general public on a non-discriminatory
                                       basis and regulated as to market entry,
                                       practices, and rates by various Federal
                                       and State authorities.
                                    . Private Carrier: Services provided for
                                       internal use and free of most common
                                       carrier regulations to allow
                                       discrimination in service provision or
                                       pricing.
                                    2. A signal that is modulated in order to
                                     transmit information.
 Common Carrier:                    A business authorized by the FCC to provide
                                     communications services by wire or radio
                                     from place to place without influence of
                                     content. Services are provided to the
                                     public on a non-discriminatory basis, and
                                     are regulated by Title II of the
                                     Communications Act of 1934. Regulatory
                                     agencies are the FCC and state public
                                     utility commissions.
                                    .  Non-dominant carrier is one which has
                                       insufficient market power to practice
                                       anti-competitive pricing.
                                    .  Private carriers are not regulated by
                                       government agencies and may charge
                                       whatever the market will bear.
 Compression:                       Algorithm that minimizes the redundancy in
                                     the signal to be transmitted.
 Digital:                           Describes a method of storing, processing
                                     and transmitting information through the
                                     use of distinct electronic or optic pulses
                                     representing the binary digits 0 and 1. In
                                     communications they will modify a carrier
                                     at a selected frequency. The precise
                                     signal transitions preclude any distortion
                                     such as graininess or snow in the case of
                                     video transmission, or static or other
                                     background distortion in the case of audio
                                     transmission.
 Digital Transmission:              Method of storing, processing and
                                     transmitting information through the use
                                     of distinct electronic or optical pulses
                                     that represent the binary digits 0 and 1.
                                     Digital transmission and switching
                                     technologies employ a sequence of these
                                     pulses to represent information as opposed
                                     to a continuously variable analog signal.
                                     The precise digital numbers preclude any
                                     distortion such as graininess or snow in
                                     the case of video transmission, or static
                                     or other background distortion in the case
                                     of audio transmission.

 Doped Fibers:                       Various impurities may be added to silica-
                                      based fiber-optic strands as they are
                                      constructed to achieve specifically
                                      desired transmission or physical
                                      properties.
                                     .  Erbium-Doped Optical Fiber Amplifier
                                        (EDFA) optical amplifiers use a section
                                        of optical fiber doped with the rare
                                        earth erbium and optically pumped with
                                        a laser diode. It can amplify a range
                                        of wavelengths at the same time
                                        surrounding a base wavelength of 1550
                                        nm.
                                     .  Praseodymium-doped fibers produce a
                                        signal gain of 30 dB in 1310 nm fibers.
 DS1:                                A digital transmission hierarchy
                                      supporting 1.544 million bits per second
                                      that may be used for "near full-motion"
                                      or compressed video, data or voice
                                      circuits (24, 48 or 96).
 DWDM (Dense Wavelength Division
  Multiplexing):                     A technique which employs more than one
                                      light source and detector operating at
                                      different wavelengths and simultaneously
                                      transmits optical signals through the
                                      same fiber while message integrity of
                                      each signal is preserved.
 EDFA (Erbium Doped Fiber            A purely optical (as opposed to
  Amplifier):                         electronic) device used to boost an
                                      optical signal. It contains several
                                      meters of glass fiber doped with erbium
                                      ions. When the erbium ions are excited to
                                      a higher energy state, the doped fiber
                                      changes from a passive medium to an
                                      active amplifying medium.
 Fiber Kilometers:                   The number of route kilometers installed
                                      multiplied by the number of fiber strands
                                      along the path.
 Gbps (Gigabit per second):          A data rate of 1 Gbps corresponds to 1,000
                                      million bits per second.
 Internet:                           A fabric of interconnected computer
                                      networks, originally known as the DARPA
                                      network (Defense Advanced Research
                                      Projects Agency) connecting government
                                      and academic sites. It currently links
                                      about 50 million people world-wide who
                                      use it for everything from scientific
                                      research to simple E-Mail.
 Indefeasible Right of Use (IRU):    A measure of currency in the undersea
                                       cable business. The owner of an IRU has
                                       the right to use the capacity for the
                                       time and bandwidth to which the IRU
                                       applies.
 ISP:                                Independent service provider.
 ITU (International
  Telecommunications
  Union):                            The ITU is an intergovernmental agency of
                                      the United Nations within which the
                                      public and private sectors cooperate for
                                      the development of telecommunications.
                                      The ITU adopts international regulations
                                      governing the use of the radio spectrum
                                      and develops standards to facilitate the
                                      interconnection of telecommunications
                                      systems on a worldwide basis. It is
                                      headquartered in Geneva, Switzerland. In
                                      1996, the ITU comprised 185 Member States
                                      and 363 members (scientific and
                                      industrial companies, public and private
                                      operators, broadcasters, regional and
                                      international organizations active in
                                      three sectors: Radio communications,
                                      Standardization and Development).

 Mbps (Megabit per second):          One Mbps corresponds to a data rate of
                                      1,000,000 bite per second.
 Multimedia:                         The electronic conversation between two or
                                      more people or groups of people in
                                      different places using two or more types
                                      of digitally integrated communication for
                                      voice, sound, text, data, graphics,
                                      video, image or presence at the same
                                      time. Applications include conferencing,
                                      presentations, training, referencing,
                                      games, etc.
 Multiplexing:                       An electronic or optical process that
                                      combines two or more lower bandwidth
                                      transmissions into one higher bandwidth
                                      signal by splitting the total available
                                      bandwidth into narrower bands (frequency
                                      division) or by allotting a common
                                      channel to several transmitting sources
                                      one at a time in sequence (time
                                      division).
 Multipoint:                         Pertaining or referring to a
                                      communications line to which three or
                                      more stations are connected. It implies
                                      that the line physically extends from one
                                      station to another until all are
                                      connected.
 Optical Fibers:                     Thin filaments of glass through which
                                      light beams are transmitted. Enormous
                                      capacity, low-cost, low-power
                                      consumption, small space, lite-weight,
                                      insensitivity to electromagnetic
                                      interference characterize this transport
                                      media.
 PTTs (Post, Telephone and
  Telegraph
  companies):                        International telecommunications carriers
                                      which are generally under the control of
                                      the government in a country that has not
                                      yet privatized its telecommunications
                                      markets.
 Repeater:                           1. Equipment that receives a low-power
                                       signal, possibly converting it from
                                       light to electrical form, amplifying it
                                       or retiming and reconstructing it for
                                       transmission. It may need to be
                                       reconverted to light for retransmission.
                                     2. An optoelectrical device used at each
                                       end and occasionally at intermediate
                                       points of exceptionally long fiber-optic
                                       span. Optical input is converted to
                                       electrical form to restore a clean
                                       signal, which drives lasers that fully
                                       restores the optical signal at the
                                       original signal strength.
 Route Kilometers:                   The number of route kilometers installed.
 RFS (Ready for Service):            The data of provisional acceptance or
                                      commercial service of a cable system.
 STM (Synchronous Transfer Mode):    New term for traditional TDM switching to
                                      distinguish it from ATM.
 STM-1:                              The largest standard circuit unit of
                                      capacity, which consists of 155,500 Kbps
                                      (equal to 155 Mbps). Thus, each Gbps
                                      contains enough capacity for 6.4 STM-1
                                      circuits. While capacity is sold to the
                                      largest telecommunications companies in
                                      minimum investment units equal to one
                                      STM-1 unit, most telecommunications
                                      companies buy smaller units at a price
                                      higher than the equivalent STM-1 price.

 Wavelength:                        The distance between two crests of a signal
                                     or a carrier and is measured in terms of
                                     meters, millimeters, nanometers, etc. In
                                     lightwave applications, because of the
                                     extremely high frequencies, wavelength is
                                     measured in nanometers.
 xDSL:                              A term referring to a variety of new
                                     Digital Subscriber Line technologies. Some
                                     of these varieties are asymmetric with
                                     different data rates in the downstream and
                                     upstream directions. Others are symmetric.
                                     Downstream speeds range from 384 Kbps (or
                                     "SDSL") to 1.5-8 Mbps (or "ADSL").

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Service of Process and Enforcement of Liabilities.........................    ii
Information Regarding Forward-Looking Statements..........................    ii
Summary...................................................................     1
Risk Factors..............................................................    15
Use of Proceeds...........................................................    25
Dividend Policy...........................................................    25
Dilution..................................................................    25
Capitalization............................................................    27
Selected Consolidated Financial Data......................................    28
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    31
Business..................................................................    42
Management................................................................    55
Principal and Selling Shareholders........................................    62
Certain Transactions......................................................    65
Description of Capital Stock..............................................    71
Shares Eligible for Future Sale...........................................    75
Description of Certain Indebtedness.......................................    76
Tax Considerations........................................................    78
Underwriting..............................................................    84
Legal Matters.............................................................    87
Experts...................................................................    87
Available Information.....................................................    87
Index to Consolidated Financial Statements................................   F-1
Glossary of Certain Defined Terms.........................................  GL-1

  UNTIL SEPTEMBER 7, 1998 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               21,000,000 SHARES

                              GLOBAL CROSSING LTD.

                                  COMMON STOCK

                             LOGO GLOBAL CROSSING

                                    -------

                                   PROSPECTUS

                             DATED AUGUST 13, 1998

                                    -------

                              SALOMON SMITH BARNEY

                              MERRILL LYNCH & CO.

                                CIBC OPPENHEIMER

                            DEUTSCHE BANK SECURITIES

                              GOLDMAN, SACHS & CO.

                           MORGAN STANLEY DEAN WITTER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     APPENDIX DESCRIBING GRAPHIC MATERIAL
                    PURSUANT TO RULE 304 OF REGULATION S-T

Inside Front cover

     Beginning clockwise from top left corner.

     Picture 1.

         Picture of assorted European currency on top of newspaper background. Caption below picture says "cost effective".

     Picture 2.

         Picture of face of a clock with hands featured prominently. Caption below picture says "reliable".

     Picture 3.

         Picture of fiber optic cables. Caption below picture says
"connectivity".

     Picture 4.

         Picture of hand holding cellular telephone.

     Picture 5.

         Picture of globe with focus on the North Atlantic Ocean. Caption in picture says "global".

Gatefold

         Map of world indicating the Company's network of undersea fiber optic cables linking the continents and indicating terrestrial capacity acquired from third parties.

         The descriptive caption in the top left corner of the map reads: "The Global Crossing Network will be initially comprised of: Atlantic Crossing, which commenced service on the United States to United Kingdom segment in May 1998; Mid-Atlantic Crossing, scheduled to commence service in November 1999; Pan-American Crossing, scheduled to commence service in February 2000; and Pacific Crossing, scheduled to commence initial service in March 2000."

Inside Back Cover

         Beginning clockwise in top left corner.

         Picture 1.

             Fiber optic cable being loaded into water from cable laying ship.

         Picture 2.

             Woman verifying computer equipment in landing station.

         Picture 3.

             Cable-laying vessel on high seas.

         Picture 4.

             Manufacturing process of optical repeater being worked on by five technicians.

         Picture 5.

             Two men laying fiber optic cable.